Filed Pursuant to Rule 424(b)(4)

Registration No. 333-283178

PROSPECTUS

2,840,344 Shares of Common Stock

Algorhythm Holdings, Inc.

This prospectus relates to the resale of 2,840,344 shares of common stock, par value $0.01 per share, by the selling stockholders (the “Selling Stockholders”) of Algorhythm Holdings, Inc. We will not receive any proceeds from the sale or other disposition of shares by the Selling Stockholders.

Our common stock is listed on The Nasdaq Capital Market under the symbol “RIME.” The closing price of our common stock on December 3, 2024 was $0.19 per share.

Any shares sold by the Selling Stockholders will occur at prevailing market prices or in privately negotiated prices. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

On December 4, 2024, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to a public offering of common stock and warrants (the “Public Offering”), was declared effective by the Securities and Exchange Commission (the “SEC”). We will receive approximately $8.4 million in net proceeds from the Public Offering, after payment of placement agent fees and other expenses of the Public Offering.

Investing in our common stock involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 9 of this prospectus forms a part, to read about factors you should consider before buying our common stock.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2024

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We, have not authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “Algorhythm,” the “registrant,” “we,” “our” or “us” in this prospectus mean Algorhythm Holdings, Inc. and its wholly owned subsidiaries;

●	“year” or “fiscal year” means the year ending December 31; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of certain events such as the impact of the war in Ukraine and Israel, any possible recession may have on the sales of our products and any future outbreaks of coronavirus (COVID-19). Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. Any website references (URLs) in this prospectus are inactive textual references only and are not active hyperlinks. Therefore, such website references and information accessible from the websites do not constitute a part of, and is not incorporated by reference into, the registration statement of which this prospectus forms a part. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus.

Our operations include our wholly owned subsidiaries, SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), The Singing Machine Company, Inc., a Delaware corporation (“Singing Machine”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”), MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”) and SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab”).

Overview

Algorhythm Holdings, Inc. is an AI technology and consumer electronics holding company with two primary business units – SemiCab and Singing Machine. SemiCab is an AI enabled global software logistics business operated through our subsidiary SemiCab Holdings. Singing Machine is a worldwide leader in the home karaoke consumer products market that designs and distributes karaoke products globally to retailers and ecommerce partners.

Consumer Electronics

We engage in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. We believe we are a leading global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. Our products are among the most widely available karaoke products in the world. Our mission is to “create joy through music.” To deliver on this mission, we are focused on the following multi-prong approach:

●	In the short-term, improve profitability by optimizing operations and continue to expand gross margins; and
●	In the mid-to-long-term, continue to expand into new verticals including automotive and connected-TV devices and grow our global distribution for our consumer karaoke products.

AI Logistics

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML techniques and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address their transportation needs globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

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Change in Fiscal Year

During 2023, our Board of Directors approved a change in our fiscal year end from March 31 to December 31.

Name and Symbol Change

Effective September 5, 2024, our Certificate of Incorporation was amended to effect a change in the name of the Company from “The Singing Machine Company, Inc.” to “Algorhythm Holdings, Inc.” In addition, effective September 8, 2024, the Company’s ticker symbol was changed from “MICS” to “RIME.”

Recent Events and Developments

Oxford Credit Facility

On March 28, 2024, the Company and Oxford Commercial Finance, a Michigan banking corporation, (referred to as “Oxford”) entered into a Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Note”) for a $2 million revolving line of credit (the “Oxford Line of Credit”). On October 17, 2024, the Company terminated the Loan Agreement and the Note. As of the date of termination, the Company had no outstanding amounts owed to Oxford and paid a termination fee of $40,000.

ATM Offering June 2024

On June 26, 2024, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital markets, LLC, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,100,000 in shares of the Company’s common stock. On July 8, 2024, the Company entered into the First Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $2,020,000. On August 9, 2024, the Company entered into the Second Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $3,100,000. Pursuant to the agreement, the Agent was paid $30,000 in fees to cover legal and administrative expenses and will receive an amount equal to 3% of the gross proceeds from each sale of the Company’s share of common stock.

Through the date of this prospectus, the Company has sold 3,835,500 shares of common stock under the Sales Agreement and received net proceeds of approximately $2,975,615 after payment of brokerage commissions and administrative fees to the agent of approximately $123,045.

Asset Purchase

On June 11, 2024, the Company and its wholly owned subsidiary SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab LLC” and collectively with the Company, the “Buyer”), SemiCab, Inc., a Delaware corporation (“SemiCab” or the “Seller”), Ajesh Kapoor and Vivek Sehgal entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Seller agreed to sell and assign to the Company, and the Company agreed to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities relating to the business of the Seller. Subject to certain exceptions set forth in the Asset Purchase Agreement, the parties agreed that the Buyer will not assume the liabilities of the Seller.

On July 3, 2024, the parties closed on the transactions contemplated by the Asset Purchase Agreement and the Company issued to the Seller (i) 641,806 shares of the Company’s common stock (ii) a twenty percent (20%) membership interest in SemiCab LLC.

Pursuant to the asset acquisition agreement, the Company and Seller entered into an option agreement (the “Option Agreement”), granting the Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited, a wholly owned subsidiary of the Seller, in consideration for 320,903 shares of common stock of the Company. The Company has not yet exercised the option.

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Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”). It was the Company’s intention to use the Premises as a new karaoke venue, offering immersive karaoke technology and audio-visual capabilities, with restaurant and bar offerings however due to lack of funding, the Company initiated termination of the lease in March.

On July 26, 2024, OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), filed a civil action in the Supreme Court of the State of New York against MICS Nomad LLC, a subsidiary of the Company (“MICS NY”), and the Company (“the Defendants”) for alleged breach of lease, seeking monetary damages including unpaid rent, future unpaid rent, and other expenses related to the lease. The complaint alleges the Defendants breached the lease in various material respects.

On September 25, 2024, the Company entered into a Settlement Agreement for a full release and dismissal of the complaint within 5 business days of the Company’s payment of $250,000. The Company made full payment on October 25, 2024 and the Landlord filed a discontinuance with prejudice on October 29, 2024.

Private Placement

On October 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with the Selling Stockholders pursuant to which we sold, in a private placement (the “Private Placement”), secured notes with an aggregate principal amount of $2,352,941 (the “Notes”), and received proceeds before expenses of $2,000,000. As consideration for entering into the SPA, we issued a total of 2,299,998 shares of common stock of the Company to the Selling Stockholders on October 24, 2024. The Selling Stockholders’ resale of these shares is being registered on the registration statement of which this prospectus forms a part.

Amended Bylaws

On October 18, 2024, the Company amended its Amended By-laws (the “By-law Amendment”), for the purpose of reducing the quorum required to hold meetings of the stockholders of the Company (the “Quorum Requirement”). The By-law Amendment reduced the Quorum Requirement from a majority to thirty-three and one-third percent (33 1/3%) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting. The By-law Amendment was approved by the Board of Directors of the Company on October 18, 2024.

Share Repurchase

On November 1, 2024, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Regalia Ventures LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company agreed to repurchase from the Seller an aggregate of 1,098,901 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”).

The shares of common stock to be repurchased were originally issued to the Seller on November 21, 2023, pursuant to a certain stock purchase agreement, dated November 20, 2023.

Pursuant to the terms of the Repurchase Agreement, the Company has agreed to repurchase from the Seller, and the Seller has agreed to sell, assign and transfer to the Company, all of the Seller’s right, title and interest in and to the Shares, at a price per Share equal to the higher of: (1) the closing price of the common stock on the last trading day immediately preceding the date of the Repurchase Agreement; or (2) the highest volume weighted average price (VWAP) of the common stock during a pricing period of ten (10) consecutive trading days prior to the date of the Repurchase Agreement per share (the “Purchase Price”), and the Company shall issue to the Seller a promissory note in the principal amount equal to the Purchase Price, substantially in the form attached to the Repurchase Agreement as Exhibit A (the “Note”), and subject to terms and conditions therein.

The obligations of each of the Company and the Seller to consummate the closing are conditioned upon the (i) issuance by the Company to the Seller the Note evidencing the Purchase Price and (ii) the Seller’s delivery to the Company of executed stock power with a medallion signature guarantee. As of the date of this prospectus, the transaction contemplated by the Repurchase Agreement has not yet closed.

Our Resale Offering

The Selling Stockholders will be selling through this Resale Prospectus a total of 2,840,344 shares of common stock. We will not receive any proceeds from the sales by the Selling Stockholders of the securities set forth in the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers and back covers;

●	they contain different “Offering” sections in the “Prospectus Summary” section;

●	they contain different “Use of Proceeds” sections;

●	the “Capitalization” and “Dilution” sections from the Public Offering Prospectus are deleted from the Resale Prospectus;

●	a “Selling Stockholders” section is included in the Resale Prospectus;

●	the “Plan of Distribution” section from the Public Offering Prospectus is deleted from the Resale Prospectus and a “Selling Stockholder Plan of Distribution” is inserted in its place in the Resale Prospectus; and

●	the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the placement agent.

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Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are summarized and discussed more fully in the “Risk Factors” section of this prospectus. This offering and the ownership of our common stock is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include, among others, that:

Risks Related to the Public Offering and the Ownership of Our Securities

●	Purchasers in the Public offering will suffer immediate dilution.

●	You may experience future dilution as a result of future equity offerings or acquisitions.

●	Our management will have broad discretion over the use of the net proceeds from the Public Offering.

●	Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities.

●	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

●	An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

●	We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

●	We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

●	If we are not able to comply with the applicable continued listing requirements or standards of The NASDAQ Capital Market, The NASDAQ Capital Market could delist and adversely affect the market price and liquidity of our common stock.

●	New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

●	As a “smaller reporting company” under applicable law, we are subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

●	We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

●	You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

●	We may be subject to securities litigation, which is expensive and could divert our management’s attention.

●	We may be unable to repay our indebtedness under the secured notes, and any default could harm our financial condition and could lead to us losing our collateralized assets.

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Risks Related to the Warrants and Pre-Funded Warrants Offered in Public Offering

●	There is no public market for the Warrants and the Pre-Funded Warrants.

●	Lack of voting rights.

●	Exercise and conversion dilution.

●	If the Warrants are deemed to be non-compliant with Nasdaq rules, we may be required to amend the terms of the Warrants, and could be subject to delisting.

●	Adjustments to the terms of Pre-Funded Warrants.

●	The Warrants are not exercisable until shareholder approval is obtained, and, in certain cases, may be redeemed by us prior to their expiration.

●	If the Series B Warrants are exercised by way of an alternative cashless exercise, investors may suffer substantial dilution.

●	The Warrants and the Pre-Funded Warrants have beneficial ownership limitations.

●	We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

●	We may not receive any additional funds upon the exercise of the Series B Warrants.

Risks Related to Our Company and Financial Condition

●	We may encounter difficulties accessing capital.

●	We have incurred significant losses, have limited cash on hand and there is substantial doubt as to our ability to continue as a going concern.

●	We may need to raise additional capital to fund our operations in furtherance of our business plan.

●	We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

Risks Related to the Development, Manufacturing, and Shipping of Our Products

●	If we are unable to develop new karaoke products, our revenues may not continue to grow.

●	Our products are shipped from China and any disruptions of shipping could prevent of delay our customer’ receipt of inventory.

●	Our manufacturing operations are located in the People’s Republic of China, subjecting us to risks common in international operations. if there is any problem with the manufacturing process, our revenues and net profitability may be reduced.

●	We depend on third party suppliers for parts for our karaoke machines and related products, and if we cannot obtain supplies as needed, our operations will be severely damaged.

●	We depend on the ability of our suppliers to manufacture our products without infringing, misappropriating of otherwise violating the intellectual property of proprietary rights of others in manufacturing our products.

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Risks Related to our Karaoke Business and Industry

●	Changes in government regulations relating to international tariffs could significantly reduce our revenues, product cost and profitability.

●	A small number of our customers account for a substantial portion of our revenues, and the loss of one or more of these key customers could significantly reduce our revenues and cash flow.

●	We are subject to the risk that some of our large customers may return karaoke products that they have purchased from us and if this happens, it would reduce our revenues and profitability.

●	We are subject to pressure from our customers relating to price reduction and financial incentives and if we are pressured to make these concessions to our customers, it will reduce our revenues and profitability.

●	We experience difficulty forecasting the demand for our karaoke products and if we do not accurately forecast demand, our revenues, net income and cash flow may be affected.

●	We are subject to the costs and risks of carrying inventory for our customers and if we have too much inventory, it will affect our cash flow for operations.

●	We are subject to insurance risk of loss for goods damaged while in transit from the manufacturer to the customer and our warehouse.

●	Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season.

●	Consumer discretionary spending may affect karaoke purchases and is affected by various economic conditions and changes.

●	We do not have our own warehouse or distribution facilities but rely on a third-party logistics provider responsible for warehousing and fulfilling our orders. If our third-party provider experiences disruptions to the operation of its distribution centers, it could have a material adverse effect on our business, financial condition and results of operations.

●	Our production costs may increase if we are required to make purchases using the Chinese Yuan instead of the U.S. dollar.

●	Our profit margin may be decreased due to increased prices of raw materials, shipping costs and costs associated with production.

●	If we are unable to compete in the karaoke products category, our revenues and net profitability will be reduced.

●	Many of our competitors are larger and have greater financial and other resources than we do.

●	If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Risks Related to our Logistics Business

●	The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recessions, downturns in business cycles of SemiCab’s customers, interest rate fluctuations, currency fluctuations, and other economic factors beyond SemiCab’s control.

●	SemiCab faces substantial industry competition.

●	SemiCab relies on technology to operate its business.

●	SemiCab’s international operations subject it to operational, financial, and data privacy risks.

●	SemiCab’s ability to appropriately staff and retain employees is important to its business model.

●	SemiCab uses, and may continue to expand its use of, machine learning and artificial intelligence (“AI”) technologies to deliver its services and operate its business.

●	SemiCab’s business is dependent on a small number of customers.

●	SemiCab is subject to claims arising from its transportation operations.

●	SemiCab’s business depends upon compliance with numerous government regulations.

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Risks Related To Our Intellectual Property

●	We primarily rely on trade secret protection and non-disclosure agreements to protect our proprietary information, which may not be effective.

●	We may be forced to litigate to enforce or defend our intellectual property rights, or the intellectual property rights of our licensors.

●	We may not be able to protect our intellectual property rights throughout the world.

General Risk Factors

●	Our information technology systems or data, or those of our service providers or customers or users could be subject to cyber-attacks or other security incidents, which could result in data breaches, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.

●	Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

●	High inflation and unfavorable economic conditions could negatively affect our operations and results.

●	We are exposed to the credit risk of our customers, who are experiencing financial difficulties, and if these customers are unable to pay us, our revenues and profitability will be reduced.

●	We may have trouble hiring additional qualified personnel.

●	The failure of our information technology systems could significantly disrupt the operation of our business.

●	We are subject to various claims and legal actions arising in the ordinary course of our business.

●	Our charter provides limitations of director liability and indemnification of directors and officers and employees.

●	If our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes, our business could be seriously harmed.

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in 1994. Our principal business address is 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309, and our telephone number is (954) 596-1000. We maintain our corporate website at https://ir.algoholdings.com/ (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus). Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. We make available free of charge on https://ir.algoholdings.com/investor-filings#/ our annual, quarterly, and current reports, and amendments to those reports if any, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the Investor Relations section of our website.

Our common stock is quoted on the Nasdaq under the symbol “RIME”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the Exchange Act). These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

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THE RESALE OFFERING

Common stock offered:	2,840,344 shares

Shares of common stock outstanding before this offering:	14,215,176 shares

Shares of common stock outstanding after the resale offering:	14,215,176 shares

Shares of common stock outstanding after the resale offering and the primary offering:	70,097,528 shares(1)

Use of proceeds:	We will not receive any proceeds from the sale of common stock held by the Selling Stockholder being registered in this prospectus.

Listing:	Our common stock listed on The Nasdaq Capital Market under the symbol “RIME.”

Risk factors:	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus, and other information included in this prospectus and the registration statement of which this prospectus forms a part, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1) Based on shares outstanding as of November 22, 2024. Assumes exercise of the Pre-Funded Warrants, and no exercise of the Warrants sold in the Public Offering, and excludes:

●	107,261 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $8.07 per share;
●	63,453 shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan; and
●	902,113 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $3.20 per share.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may make in our common stock.

Risks Related to the Public Offering and the Ownership of Our Securities

Purchasers in the Public offering will suffer immediate dilution.

If you purchase securities in the Public Offering, the value of such shares based on our pro forma net tangible book value will immediately be less than the offering price in the Public Offering. This reduction is known as dilution. At the public offering price of $0.17 per share and assuming the exercise of the Pre-Funded Warrants and no exercise of the Warrants issued in the Public Offering, purchasers of shares in the Public Offering will experience immediate dilution of approximately $0.07 per share, representing the difference between the public offering price per share in the Public Offering and our pro forma as adjusted net tangible book value per share as of September 30, 2024, after giving effect to the pro forma adjustments and after deducting estimated offering expenses, including placement agent fees, payable by us. See “Dilution” in the Public Offering Prospectus.

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in the Public Offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in the Public Offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in the Public Offering.

Our management will have broad discretion over the use of the net proceeds from the Public Offering.

The Public Offering grants our management broad discretion in the application of the net proceeds. There are no contractual restrictions on how the management can allocate the net proceeds from the Public Offering, which may be used at their discretion for general corporate purposes, including but not limited to, working capital, operational expenses, expansion of our business, and repayment of debt. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities.

Although our common stock is traded on The Nasdaq Capital Market, the volume of trading has historically been limited. Our average daily trading volume of our shares from January 1, 2024 to September 30, 2024 was approximately 240,109 shares. Thinly traded stock can be more volatile than stock trading in a more active public market. We cannot predict whether and to what the extent to which an active public market for our common stock will develop or be sustained. Therefore, a holder of our common stock who wishes to sell his or her shares may not be able to do so immediately or at an acceptable price.

In addition, our common stock has experienced, and is likely to experience, significant price and volume fluctuations in the future, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

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FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior suitability rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this prospectus, are subject to numerous uncertainties, contingencies and risks. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing securities.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

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We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected.

As we disclosed in our Transition Report on Form 10-KT for the nine-month period ended December 31, 2023, we disclose that our management has assessed and identified several material weaknesses in our internal controls over financial reporting (“ICFR”) and concluded that our IFCR was not effective as of December 31, 2023. The material weaknesses included our lack of sufficient resources in our accounting department restricting our ability to (i) review and approve certain material journal entries which increases the likelihood that a material misstatement of interim or annual financial statements might not be prevented, (ii) review certain material reconciliations related to financial reporting in a timely manner and (iii) establish a three-way match of documents or other controls precise enough to detect a material misstatement in revenue.

Although we have taken several steps to remediate the material weaknesses in our IFCR and continue to do so, there can be no assurances given that our actions will be effective. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company in the United States, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley-Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes- Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs, and evaluate the costs of our current service providers. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time- consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

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If we are not able to comply with the applicable continued listing requirements or standards of The NASDAQ Capital Market, The NASDAQ Capital Market could delist and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “RIME”. If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock will be delisted from The NASDAQ Capital Market.

These continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price and a requirement that we maintain stockholder’s equity of at least $2,500,000. On August 26, 2024, we received a letter from The NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Listing Rule 5550(a)(2). To demonstrate compliance with this requirement, the closing bid price of our common stock needs to be at least $1.00 per share for a minimum of 10 consecutive business days before February 24, 2025. In order to satisfy this requirement, the Company intends to continue actively monitoring the bid price for its common stock between now and February 24, 2025 and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

In addition on August 26, 2024, we received a letter from The NASDAQ Stock Market indicating that the Company’s stockholders’ equity as reported in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Listing Rule”), which requires that a listed company’s stockholders’ equity be at least $2,500,000 (the “Stockholders’ Equity Requirement”). As reported in its Form 10-Q, the Company’s stockholders’ equity as of June 30, 2024 was ($872,000). Pursuant to the Nasdaq Listing Rule and instructions from Nasdaq, the Company submitted a plan to regain compliance with the Listing Rule and was given an extension until November 14, 2024 to evidence compliance through a public filing.

On November 13, 2024, the Company filed a Form 8-K stating that it believed it regained compliance with the Equity Rule. As reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, the Company reported stockholders’ equity of approximately $2.7 million. On November 22, 2024, the Company received a letter from The NASDAQ Stock Market indicating that based on the Form 8-K filed on November 13, 2024, the Staff has determined that the Company is in compliance with the Listing Rule. NASDAQ has advised the Company that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

As a “smaller reporting company” under applicable law, we are subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are permitted to comply with reduced disclosure obligations in our SEC filings compared to larger public companies. This includes, but is not limited to, simplified executive compensation disclosures, reduced financial statement requirements, and less stringent narrative disclosure obligations. While these scaled disclosure requirements may reduce the burden on us and provide some cost savings, investors should be aware that they may also receive less information about the Company than they would from a larger public reporting company. The designation as a smaller reporting company and the accompanying reduced disclosure requirements could make it more difficult for investors to fully assess the value and risks of an investment in our securities. Consequently, the designation as a smaller reporting company under the SEC rules increases the risk to investors, as it may limit the amount of publicly available information to assess the Company’s performance, prospects, and financial health. Potential investors should consider the implications of these reduced disclosure requirements when making an investment decision.

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We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate declaring or paying any cash dividends in the foreseeable future. Instead, we plan to retain all available funds and any future earnings to support operations and finance the growth and development of our business. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

We may be unable to repay our indebtedness under the secured notes, and any default could harm our financial condition and could lead to us losing our collateralized assets.

In October 2024, pursuant to a Securities Purchase Agreement, we issued Senior Secured Notes (the “Notes”) to the Selling Stockholders. The Notes have an aggregate principal amount of $2,352,941 with an original issue discount of 15%, and rank senior to any other Company indebtedness and our capital stock in the event of a liquidation, including the securities being offered hereby. Concurrently with issuing the Notes, the Company and our wholly-owned subsidiaries entered into a Guarantee Agreement under which our wholly-owned subsidiaries guaranteed all of the obligations under the Notes. The Notes will mature on February 24, 2025. We further granted the Selling Stockholders a first lien and continuing first priority security interest in all of our and our subsidiaries’ assets as collateral for the Notes. While the Notes are outstanding, the Company agreed to certain restrictive covenants, including covenants providing that the Company and its subsidiaries are not permitted to incur any indebtedness, create any other liens or security interests on property or assets, make payments on any other indebtedness, change its business, or license our intellectual property, unless the Selling Stockholders give their prior written consent, which restrictions could materially adversely impact our operations and prevent or delay the execution of our business plan, strategic transactions or capital raising efforts.

We may be unable to repay our indebtedness under the Notes. If we default on the Notes, we will be subject to a 14% interest rate, and the Selling Stockholders may seek to exercise their security interest in our pledged collateral. If the Selling Stockholders seek to foreclose on their security interest in our pledged collateral, we may lose some or all of our assets, which could cause severe interruptions in our business practices or temporarily or permanently suspend our business operations. Our failure to repay the Notes and the consequences therefrom may negatively impact our financial condition and business operations and, in turn, your investment in us.

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Risks Related to the Warrants and Pre-Funded Warrants Offered in Public Offering

There is no public market for the Warrants and the Pre-Funded Warrants.

The Warrants and the Pre-Funded Warrants offered in the Public Offering are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Warrants and the Pre-Funded Warrants listed on any securities exchange. Consequently, there is no public trading market for the warrants, and we do not expect a market to develop. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our common stock to which these warrants are exercisable. Investors should be prepared to bear the risk of investment in the Warrants and the Pre-Funded Warrants indefinitely.

Lack of voting rights.

Holders of the Warrants and the Pre-Funded Warrants will not have the same voting rights as those associated with our common stock and may have no voting rights with respect to the shares underlying the warrants until such shares are acquired upon exercise of the warrants. As a result, if such holders do not exercise their warrants, they will not have any influence over matters requiring stockholder approval during the period they hold the Warrants and Pre-Funded Warrants, as applicable.

Exercise and conversion dilution.

The exercise of the Warrants and the Pre-Funded Warrants will increase the number of shares of common stock issued and outstanding, which will dilute the ownership interests of existing stockholders. The amount of dilution, or the reduction in value to existing shares of common stock, is determined by the amount of shares ultimately obtained upon the exercise of the warrants relative to the number of shares of common stock outstanding at the time of exercise.

If the Warrants are deemed to be non-compliant with Nasdaq rules, we may be required to amend the terms of the Warrants, and could be subject to delisting.

While the Company believes the Warrants are compliant with the rules and regulations of Nasdaq, the Company cannot provide any guarantee that the Warrants or, based on the Warrants, the Public Offering are compliant with such rules and regulations, and Nasdaq may require amendment to the terms of the Warrants in order to comply with its rules and regulations including terms that are less favorable to the investors in the Public Offering. Additionally, if we are unable to adequately address Nasdaq rules, our common stock could be subject to delisting from Nasdaq, which would materially adversely affect our liquidity and investors’ investment in our securities. See the risk factor titled “We may not be able to continue to satisfy listing requirements of Nasdaq to maintain a listing of our common stock.” on page 9.

Adjustments to the terms of Pre-Funded Warrants.

The terms of the Pre-Funded Warrants, including the exercise price and the number of shares of common stock issuable upon exercise, may be adjusted in certain circumstances, including in the event of stock dividends, stock splits, and similar transactions. While adjustments are generally intended to prevent dilution for holders of Pre-Funded Warrants, there is no assurance that such adjustments will fully protect the value of the Pre-Funded Warrants.

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The Warrants are not exercisable until shareholder approval is obtained and, in certain cases, may be redeemed by us prior to their expiration.

The Series A Warrants and the Series B Warrants are not exercisable unless and until the Warrant Shareholder Approval is obtained from our stockholders.

Any adjustments to the exercise price of the Warrants will be subject to a floor price equal to $0.08555 prior to the Effective Shareholder Approval Date, and $0.03422 beginning on the Effective Shareholder Approval Date.

Additionally, we may redeem such Warrants for a nominal price upon 30 days’ prior notice to holders of the Warrants in certain circumstances. In the event that the trading price of the common stock is then lower than the applicable exercise price, or if the trading price of the common stock decreases to below the applicable exercise price due to large amounts of investors exercising their Warrants at such time, or the market’s expectation that such exercises will occur, then the Warrants may be “out-of-the-money” and you may choose not to exercise them prior to redemption by us.

If the Series B Warrants are exercised by way of an alternative cashless exercise, investors may suffer substantial dilution.

If the Series B Warrants are exercised by way of an alternative cashless exercise, assuming receipt of Shareholder Approval, such exercising holder will receive one share of common stock for each Series B Warrant they exercise, without any cash payment to us. Such issuance will result in substantial dilution to stockholders.

The Warrants and the Pre-Funded Warrants have beneficial ownership limitations.

An investment in our Warrants and Pre-Funded Warrants involves a significant risk due to the 4.99% (or 9.99% if the investor so elects) beneficial ownership limitation. The terms of the Warrants and the Pre-Funded Warrants prohibit any single holder from exercising the warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99% if the investor so elects) of our outstanding common stock immediately after the exercise, as elected by the holder at the time of issuance of the warrants. This limitation may also hinder the holder’s ability to sell or exercise the Warrants or the Pre-Funded Warrants when it may be most advantageous to do so, which could affect the value of their investment.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable and will have no expiration date and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrant.

We may not receive any additional funds upon the exercise of the Series B Warrants.

If we receive Shareholder Approval, the Series B Warrants may be exercised by way of an alternative cashless exercise, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cashless exercise of the Series B Warrants and (y) 1.0. Accordingly, we will likely not receive any additional funds upon the exercise of the Series B Warrants.

Risks Related to Our Company and Financial Condition

We may encounter difficulties accessing capital.

We have historically been reliant on third party working capital debt providers, and on periodic equity capital transactions to supplement our access to capital. Under certain circumstances, including the maintenance of our Nasdaq listing status, governmental regulatory compliance and other conditions, we may or may not continue to have access to either debt or equity capital. In the event of a loss of access to capital, there are no assurances that the Company will be able to continue to operate without material changes to its cost structure or revenue composition. There are also no assurances that even with such changes, that the Company could otherwise self-fund its ongoing operations.

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We have incurred significant losses, have limited cash on hand and there is substantial doubt as to our ability to continue as a going concern.

The Company incurred net losses of approximately $7,292,000 and $5,348,000 for the nine months ended September 30, 2024 and 2023, respectively. In addition, the Company had accumulated deficits of approximately $33,206,000 and $25,915,000 as of September 30, 2024 and December 31, 2023, respectively, and net cash used in operating activities was $7,069,000 and net cash provided by $760,000 for the nine month periods ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company’s unrestricted cash balance was $621,000. Based on cash flow projections from operating and financing activities and the existing balance of cash, management is of the opinion that the Company has insufficient funds to sustain operations for at least one year after the date of this report, and it may not be able to meet its payment obligations from operations and related commitments, if the Company is not able to obtain outside financing to allow the Company to continue as a going concern. Based on these factors, the Company has substantial doubt that it will continue as a going concern for the twelve months following the issuance date of the financial statements included elsewhere in this prospectus.

The Company’s plan to alleviate the going concern issue is to increase revenue while controlling operating costs and expenses and obtaining funds from outside sources of financing to generate positive financing cash flows. While management is optimistic about its ability to raise funds to fund operations for at least one year after the date of this prospectus, there can be no assurance that any such measures will be successful. The Company’s ability to raise additional funds will depend, in part, on the success of our product development activities, and other events or conditions that may affect the share value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurances that sufficient funds will be available to us when required or on acceptable terms, if at all. Accordingly, management has concluded that these plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We may need to raise additional capital to fund our operations in furtherance of our business plan.

We incurred a net loss of approximately $7,292,000 during the nine months ended September 30, 2024, and had a net loss of approximately $6,398,000 during the nine-month transition period ended December 31, 2023. If we are unable to achieve profitable operations, we may need to raise additional capital to fund our operations in the furtherance of our business plan. Any proposed financing may include shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, debt securities, units consisting of the foregoing securities, equity investments from strategic development partners or some combination of each. Any additional equity financing may be financially dilutive to, and will be dilutive from an ownership perspective to, our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose the services of Gary Atkinson, our Chief Executive Officer, or Bernardo Melo, our Chief Revenue Officer, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Messrs. Atkinson and Melo have worked at our company for 15 and 20 years, respectively, and are primarily responsible for all our day-to-day operations. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of these individuals. Although we have entered into employment agreements with Messrs. Atkinson and Melo, we cannot guarantee that we will be successful in retaining the services of these individuals. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

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Risks Related to the Development, Manufacturing, and Shipping of Our Products

If we are unable to develop new karaoke products, our revenues may not continue to grow.

The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner. To introduce products on a timely basis, we must:

●	accurately define and design new products to meet market demand;
●	design features that continue to differentiate our products from those of our competitors;
●	transition our products to new manufacturing process technologies;
●	identify emerging technological trends in our target markets;
●	anticipate changes in end-user preferences with respect to our customers’ products;
●	bring products to market on a timely basis at competitive prices; and
●	respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products. At the same time, we need to identify and develop other products which may be different from karaoke machines.

Our products are shipped from China and any disruptions of shipping could prevent of delay our customer’ receipt of inventory.

We rely principally on a limited number of contract ocean carriers to ship substantially all of our karaoke products that we import to our outsourced warehouse facility in Chino, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents may prevent or delay our customers’ receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced, and our results of operations would be adversely affected.

Our manufacturing operations are located in the People’s Republic of China, subjecting us to risks common in international operations. if there is any problem with the manufacturing process, our revenues and net profitability may be reduced.

We currently use several contract manufacturers in China to manufacture all our karaoke products. Our arrangements with these contract manufacturers are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our margins. Furthermore, we have limited control over the manufacturing processes. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow. Also, since we do not have written agreements with any of these contract manufacturers, we are subject to additional uncertainty if the contract manufacturers do not deliver products to us on a timely basis.

We depend on third party suppliers for parts for our karaoke machines and related products, and if we cannot obtain supplies as needed, our operations will be severely damaged.

Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials that are used to manufacture and produce these products. If our suppliers are unable to provide our factories with the parts and supplies, they we will be unable to produce our products. There has been recent worldwide volatility in the supply of electronic chips due to the increased demand for semiconductors and we are currently competing with large companies to obtain these parts and could see production and shipment delays. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems and delivery delays, which would impact our sales.

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We depend on the ability of our suppliers to manufacture our products without infringing, misappropriating of otherwise violating the intellectual property of proprietary rights of others in manufacturing our products.

We source our products from a variety of contract manufacturers. We buy finished goods from our suppliers and generally do not source raw materials and parts for manufacturing and assembly into the final product. We rely on our contract manufacturers’ ability to secure injected plastic, wood cabinets, integrated circuits, display panels, speaker drivers, and other components that are necessary for assembly into our final products. While we are not responsible for sourcing raw materials, we rely on these suppliers to have all required licenses or proprietary rights to the materials that are incorporated into the final product. In addition, we rely on the representations of our contract manufacturers that they are using materials and components that meet all necessary legal, safety, and compliance requirements. If our suppliers do not have the proper licenses or rights or are not in compliance with all regulatory requirements, we may be named a party or be subject to claims, including claims of infringement or violating the intellectual property or proprietary rights of third parties with respect to our products.

Risks Related To Our Karaoke Business And Industry

Changes in government regulations relating to international tariffs could significantly reduce our revenues, product cost and profitability.

U.S. government administration and members of the U.S. Congress have made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade, including imposing tariffs on certain goods imported into the United States. Any changes in U.S. trade policy could trigger retaliatory actions by affected countries, resulting in “trade wars,” and increased costs for goods imported into the United States. All of our products are manufactured and imported from China. However, only our microphone products are currently subject to 7.5% tariffs currently in place. Should the government decide to expand its list of products to include our karaoke products that would subject our products to tariffs in the future, there could be a significant increase in the landed cost of our products. If we are unable to mitigate these increased costs through price increases, we could experience reductions in revenues, gross profit margin and results from operations.

A small number of our customers account for a substantial portion of our revenues, and the loss of one or more of these key customers could significantly reduce our revenues and cash flow.

We rely on a few large customers to provide a substantial portion of our revenues. Sales to our top three customers together comprised approximately 81%, 69% and 72% of our net sales for our nine-month transition period ended December 31, 2023, and the fiscal year ended March 31, 2023, and 2022, respectively. In our transition period ended December 31, 2023, revenues from three of these customers represented 48%, 21% and 12% of total net sales. In our fiscal year ended March 31, 2023, revenues from two of these customers represented greater than 10% of net sales, at 48% and 21% of total net sales. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues and cash flow.

We are subject to the risk that some of our large customers may return karaoke products that they have purchased from us and if this happens, it would reduce our revenues and profitability. The Company receives significant returns from many of our customers and may be subject to future returns.

The return of products is due to a variety of reasons including defective units, customers’ overstock and buyer’s remorse. Our factories charge customary repair and freight costs, which increase our expenses and reduce profitability. If any of our customers were to increase the volume of their returned karaoke products to us, it would reduce our revenues and profitability.

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We are subject to pressure from our customers relating to price reduction and financial incentives and if we are pressured to make these concessions to our customers, it will reduce our revenues and profitability.

Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices to remain competitive with other sellers in the karaoke product market. If we do not meet our customers’ demands to lower our regular prices, we will not sell as many karaoke products. We are also subject to pressure from our customers regarding certain financial incentives, such as return credits or large cooperative (“co-op”) promotion incentives, which effectively reduce our net sales and profit. We gave co-op promotion incentives of approximately $2,600,000 and $2,300,000 for the nine-month transition period ended December 31, 2023, and during our fiscal year ended March 31, 2023, respectively. We have historically offered co-op promotion incentives to our customers because it is standard practice in the retail industry.

We experience difficulty forecasting the demand for our karaoke products and if we do not accurately forecast demand, our revenues, net income and cash flow may be affected.

Because of our reliance on manufacturers in China for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers’ orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management’s general expectations about customer demand, the general strength of the retail market and management’s historical experiences. In past years we have overestimated demand for our products, which led to excess inventory in some of our products and caused liquidity problems that adversely affected our revenues, net income and cash flow.

We are subject to the costs and risks of carrying inventory for our customers and if we have too much inventory, it will affect our cash flow for operations.

Many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement of the order and the delivery date, which reduces our cash flow. As of December 31, 2023, and March 31, 2023, we had approximately $6,872,000 in inventory as compared to approximately $9,085,000 in inventory as of March 31, 2023. If we are unable to sell excess inventory in the future at historical or greater margins, our cash flow for operations will be negatively impacted.

We are subject to insurance risk of loss for goods damaged while in transit from the manufacturer to the customer and our warehouse.

All of our goods are manufactured in China and are transported to customers and our warehouse in California via ocean vessel. As such, we are subject to damage that may occur to these goods when they are in transit to customers or our warehouse. Should substantial damage incur while goods are in transit, we could experience a significant loss of revenue, inventory and incur significant out of pocket expenses associated with destruction of the damaged goods, which could cause a significant loss from operations and reduction in cash flow. While we have taken significant measures to prevent damage incidents there can be no guarantee of damage incidents occurring in the future. We have obtained insurance coverage for goods that are shipped direct import to our customers whose shipping terms are FOB shipping point and for goods in transit to our California warehouse however, certain exclusions have been added that may prevent insurance coverage of certain damaged incidents in the future.

Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season.

Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial majority of our sales occur during our fiscal quarter ending September 30 and our fiscal quarter ending December 31. Sales in these two quarters, combined, accounted for approximately 91% and 62% of net sales in the nine-month transition period ended December 31, 2023, and our fiscal year ended March 31, 2023, respectively.

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Consumer discretionary spending may affect karaoke purchases and is affected by various economic conditions and changes.

Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

We do not have our own warehouse or distribution facilities but rely on a third-party logistics provider responsible for warehousing and fulfilling our orders. If our third-party provider experiences disruptions to the operation of its distribution centers, it could have a material adverse effect on our business, financial condition and results of operations.

The lease to our warehouse located in Ontario, California expired on August 31, 2023. We did not renew the lease and instead signed a service agreement with a third-party logistics company to provide domestic and Canadian warehousing services effective September 1, 2023. We rely on a logistics company for warehousing and fulfillment of our orders. All of our merchandise is shipped from our suppliers to one of our provider’s distribution facilities and then packaged and shipped from our distribution facilities to our customers. The success of our business depends on our timely receipt of merchandise so we can continuously bring new, on-trend products online for sale. The success of our business also depends on customer orders being timely processed and delivered to meet promised delivery dates and satisfy our customers. The efficient flow of our merchandise requires that we have adequate capacity and uninterrupted service in our distribution facilities to support both our current level of operations. Upgrading our existing arrangement or transferring our operations to another third-party provider, if necessary, will require us to incur additional costs, which could be significant, and may require us to obtain additional financing. Our failure to provide adequate order fulfillment, secure additional distribution capacity when necessary or retain a suitable third-party logistics provider could increase our costs, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, if our current provider encounters difficulties associated with its distribution facilities or if they were to shut down or be unable to operate for any reason, including because of fire, natural disaster, power outage or other event, we could face inventory shortages, resulting in “out-of-stock” conditions on our website, and delays in shipments, resulting in significantly higher costs and longer lead times distributing our merchandise.

Our production costs may increase if we are required to make purchases using the Chinese Yuan instead of the U.S. dollar.

All our consumer electronic products are currently manufactured in China. During the nine-month transition period ended December 31, 2023, the Chinese local currency had no material effect on us as all of our purchases are denominated in U.S. currency. However, in the event our purchases are required to be made in Chinese local currency, the Yuan, we will be subject to the risks involved in foreign exchange rates. In the future the value of the Yuan may depend largely on the Chinese government’s policies and China’s domestic and international economic and political developments. As a result, our production costs may increase if we are required to make purchases using the Yuan instead of the U.S. dollar and the value of the Yuan increases over time. Any significant increase in the cost of manufacturing our products would have a material adverse effect on our business and results of operations. We sell our product to Canadian customers some of whom require us to invoice them in Canadian Dollars. We are subject to risks involved in the exchange rate between the Canadian and US dollar. However, the exchange rate has been stable during our nine-month transition period ended December 31, 2023, and the associated exchange rates did not have a material impact on our financial results. Should the exchange rate between the Canadian and US Dollar become more volatile and sales to Canadian customers increase, there could be a material adverse effect on our business.

Our profit margin may be decreased due to increased prices of raw materials, shipping costs and costs associated with production.

Fluctuation in the price of oil, electronic chip components and shipping costs have and will continue to affect us in connection with the sourcing and delivery of raw materials and services. These issues are common to all companies in the same type of business and if we are not able to negotiate lower costs, reduce other expenses, or pass on some or all of these price increases to our customers, our profit margin may be decreased.

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If we are unable to compete in the karaoke products category, our revenues and net profitability will be reduced.

Our major competitors for karaoke machines and related products are Singsation®, Singtrix®, eKids®, Bonaok, Karaoke USA™, Ion® Audio, licensed property karaoke products and other consumer electronics companies. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor’s price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines, we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. Because of intense competition in the karaoke industry in the United States during our fiscal year ended March 31, 2023, and the nine-month transition period ended December 31, 2023, we expect that the intense pricing pressure in the low end of the market will continue in the karaoke market in the United States in our fiscal year ending December 31, 2024. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television, prerecorded tapes, CD’s, and DVD’s and streaming video.

Many of our competitors are larger and have greater financial and other resources than we do.

Our products compete and will compete with similar if not identical products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distribution personnel, and other resources than we do. Using said resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors. They can introduce new products to new markets more rapidly. In certain instances, competitors with greater financial resources may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that consumers may find attractive.

If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Our products are complex, and despite extensive testing, may contain defects or undetected errors or failures that may become apparent only after our products have been shipped to our customers or after product features or new versions are released. Any such defect, error or failure could result in failure of market acceptance of our products or damage to our reputation or relations with our customers, resulting in substantial costs for us and our customers as well as the cancellation of orders, warranty costs and product returns. In addition, any defects, errors, misuse of our products or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate.

Risks Related to our Logistics Business

The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recessions, downturns in business cycles of SemiCab’s customers, interest rate fluctuations, currency fluctuations, and other economic factors beyond SemiCab’s control.

● Decrease in freight volumes: A reduction in overall freight volumes in the marketplace may reduce opportunities for growth. The market may be impacted by supply chain disruptions or overall economic conditions. In addition, if a downturn in SemiCab’s customers’ business cycles causes a reduction in the volumes of freight shipped by those customers, SemiCab’s operating results could be adversely affected. During 2022 and 2023, SemiCab experienced a decline in volumes as shippers struggled with elevated inventory levels and consumer demand was negatively impacted by inflation and macroeconomic uncertainty. These volume declines have also driven declining freight rates.

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● Credit risk and working capital: Some of SemiCab’s customers may face economic difficulties and may not be able to pay for services rendered by SemiCab, and some may go out of business. In addition, some customers may take longer to pay or become unable to pay, which may cause working capital needs to increase.

● Transportation provider failures: A significant number of SemiCab’s contracted transportation providers may go out of business, which would result in SemiCab being unable to secure sufficient equipment or other transportation services to meet its commitments to its customers.

● Expense management: SemiCab may not be able to appropriately adjust its expenses to changing market demands. In periods of rapid change, it may be difficult to match its staffing levels to its business needs. Higher carrier prices may result in decreased adjusted gross profit margin and increases in working capital. Carriers can be expected to charge higher prices if market conditions warrant or to cover higher operating expenses. SemiCab’s adjusted gross profits and income from operations may decrease if SemiCab is unable to increase its pricing to its customers. Increased demand for over the road transportation services and changes in regulations may reduce available capacity and increase motor carrier pricing. In the event market conditions change and its contracted rates are below market rates, SemiCab may be required to provide transportation services at a loss. As its volumes increase or SemiCab increases freight rates charged to its customers, the resulting increase in revenues may increase its working capital needs due to its business model, which generally has a higher length of days sales outstanding than days payables outstanding. Changing fuel costs and interruptions of fuel supplies may have an impact on its adjusted gross profit margin. In its truckload transportation business, fluctuating fuel prices may result in a decreased adjusted gross profit margin. While its different pricing arrangements with customers and contracted motor carriers make it very difficult to measure the precise impact, SemiCab believes fuel costs essentially act as a pass-through cost to its truckload business.

SemiCab’s dependence on third parties to provide equipment and services may impact the delivery and quality of its transportation and logistics services. SemiCab depends on independent third parties to provide trucking services and to report certain events to them, including but not limited to, shipment status information and freight claims. These independent third parties may not fulfill their obligations to SemiCab, or SemiCab’s relationship with these parties may change, which may prevent SemiCab from meeting its commitments to its customers. SemiCab’s reliance on these third parties also could cause delays in reporting certain events, including recognizing claims. In addition, if SemiCab is unable to secure sufficient equipment or other transportation services from third parties to meet its commitments to its customers, its operating results could be materially and adversely affected, and its customers could switch to its competitors temporarily or permanently.

Many of these risks are beyond SemiCab’s control, including:

●	equipment and driver shortages in the transportation industry, particularly among contracted motor carriers;
●	changes in regulations impacting transportation;
●	disruption in the supply or cost of fuel;
●	the introduction of alternative means of transporting freight; and
●	unanticipated changes in freight markets.

SemiCab faces substantial industry competition.

Competition in the digital freight industry is intense and broad-based. SemiCab competes with traditional and non-traditional logistics companies, including transportation providers that own equipment, third-party freight brokers, technology matching services, internet freight brokers, carriers offering logistics services, and on-demand transportation service providers. In addition, customers can bring in-house some of the services SemiCab provides to them. Increased competition could reduce its market opportunity and create downward pressure on freight rates. Continued rate pressure may adversely affect SemiCab’s adjusted gross profits and income from operations. In the event market conditions change and SemiCab’s contracted rates are below market rates, it may be required to provide transportation services at a loss.

SemiCab earnings may be affected by seasonal changes or significant disruptions in the transportation industry. Results of operations for the industry generally show a seasonal pattern as customers reduce shipments during and after the winter holiday season. SemiCab believes this historical pattern has been the result of, or influenced by, numerous factors, including national holidays, weather patterns, consumer demand, economic conditions, and other similar and subtle forces. Although seasonal changes in the transportation industry have not had a significant impact on its cash flow or results of operations, SemiCab expects this trend to continue, and it cannot guarantee it will not adversely impact SemiCab in the future. The transportation industry may also be significantly impacted by disruptions such as the availability of transportation equipment, as well as factors such as labor shortages, fuel prices, shifts in consumer demand toward more locally sourced products, and regulatory changes. These disruptions may impact the growth rates within the global logistics industry and SemiCab’s ability to provide transportation services for its customers, each of which may adversely impact its results of operations and operating cash flows.

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SemiCab relies on technology to operate its business.

SemiCab has internally developed the majority of its operating systems and also relies on technology provided by third parties. Its continued success is dependent on its systems continuing to operate and to meet the changing needs of its customers and users. The continued automation of existing processes and usage of third-party technology and cloud network capacity will require adaptation and adjustments that may increase its exposure to cybersecurity risks and system availability reliance. SemiCab relies on its technology staff and third-party vendors to successfully implement changes to, and to maintain, its operating systems in an efficient manner. If SemiCab fails to maintain, protect, and enhance its operating systems, it may be at a competitive disadvantage and lose customers.

As demonstrated by recent material and high-profile data security breaches, computer malware, viruses, computer hacking, and phishing attacks have become more prevalent, and may occur on SemiCab’s and operating systems. SemiCab cannot guarantee future attacks will have little to no impact on its business. Furthermore, given the interconnected nature of the supply chain and its significant presence in the industry, it may be an attractive target for such attacks. The insurance coverage held by SemiCab’s currently have in place may not apply to a particular loss or it may not be sufficient to cover all liabilities to which we may be subject. A loss for which SemiCab is not adequately insured could materially affect its financial results.

Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, a significant impact on the performance, reliability, security, and availability of SemiCab’s operating systems and technical infrastructure to the satisfaction of its users may harm its reputation, impair its ability to retain existing customers or attract new customers, and expose it to legal claims and government action, each of which could have a material adverse impact on its financial condition, results of operations, and growth prospects.

SemiCab’s international operations subject it to operational, financial, and data privacy risks.

SemiCab provides services within foreign countries on an increasing basis. Its business outside of the U.S. is subject to various risks, including:

●	difficulties in managing or overseeing foreign operations and agents;
●	limitations on the repatriation of funds because of foreign exchange controls;
●	foreign currency fluctuations;
●	different liability standards;
●	intellectual property laws of countries that do not protect its intellectual property rights, including but not limited to, its proprietary information systems, to the same extent as the laws of the U.S.;
●	issues related to non-compliance with laws, rules, and regulations in the countries in which it operates including the U.S. Foreign Corrupt Practices Act and similar regulations. Failure to comply could result in reputational harm, substantial penalties, and operational restrictions; and
●	global laws and regulations regarding the collection, use, processing, and transfer of personal information may impact its services by imposing restrictions on processing, increase legal claim liability, and increase regulatory scrutiny and fines. These requirements continue to evolve and vary by region and regime, which increases the risk of noncompliance and impacts operations, including additional expenses and resources necessary to manage compliant operations.

The occurrence or consequences of any of these factors may restrict its ability to operate in the affected region and/or decrease the profitability of its operations in that region.

Foreign currency fluctuations could result in currency exchange gains or losses or could affect the book value of its assets and liabilities. Furthermore, SemiCab may experience unanticipated changes to its income tax liabilities resulting from changes in geographical income mix and changing international tax legislation. If SemiCab does not correctly anticipate changes in international economic and political conditions, it may not be able to alter its business practices in time to avoid adverse effects.

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SemiCab’s ability to appropriately staff and retain employees is important to its business model.

SemiCab’s continued success depends upon its ability to attract and retain motivated logistics and technology professionals. In periods of rapid change, it may be more difficult to match its staffing level to its business needs. SemiCab cannot guarantee it will be able to continue to hire and retain a sufficient number of qualified personnel. In addition, macroeconomic factors impacting the labor market may result in higher costs to hire and retain qualified personnel. Because of its highly experienced employee base, its employees are attractive targets for new and existing competitors. Continued success depends in large part on its ability to develop successful employees into managers and architects.

SemiCab uses, and may continue to expand its use of, machine learning and artificial intelligence (“AI”) technologies to deliver its services and operate its business.

If SemiCab fails to successfully integrate AI into its platform and business processes, or if it fails to keep pace with rapidly evolving AI technological developments, including attracting and retaining talented AI developers and programmers and cybersecurity personnel, it may face a competitive disadvantage. At the same time, the use or offering of AI technologies may result in new or expanded risks and liabilities, including enhanced government or regulatory scrutiny, litigation, privacy and compliance issues, ethical concerns, confidentiality, reputational harm, and security risks. It is not possible to predict all of the risks related to the use of AI and changes in laws, rules, directives, and regulations governing the use of AI may adversely affect the ability to develop and use AI or subject SemiCab to legal liability. The cost of complying with laws and regulations governing AI could be significant and would increase operating expenses, which could adversely affect its business, financial condition, and results of operations. Further, market demand and acceptance of AI technologies are uncertain, there may be challenges to further incorporate AI into SemiCab’s processes.

SemiCab’s business is dependent on a small number of customers.

SemiCab derives a significant portion of its total revenues from a small number of customers. During 2023, SemiCab’s top 5 customers based on total revenue comprised approximately 99 percent of its consolidated total revenues. Its largest customer comprised approximately 37 percent of its consolidated total revenues. The sudden loss of major customers could materially and adversely affect its operating results.

SemiCab is subject to claims arising from its transportation operations.

SemiCab uses the services of thousands of third-party transportation companies in connection with its transportation operations. From time to time, the drivers employed and engaged by the motor carriers with which SemiCab contracts with are involved in accidents, which may result in serious personal injuries. The resulting types and/or amounts of damages may be excluded by or exceed the amount of insurance coverage maintained by the contracted motor carrier. SemiCab contractually requires all motor carriers it works with to carry at least $1,000,000 in automobile liability insurance. SemiCab also requires all contracted motor carriers to maintain workers compensation and other insurance coverage as required by law. Most contracted motor carriers have insurance exceeding these minimum requirements, as well as cargo insurance in varying policy amounts. Although these drivers are not employees of SemiCab and all of these drivers are employees, owner-operators, or independent contractors working for the contracted motor carriers, from time to time, claims may be asserted against SemiCab for its actions or for SemiCab’s actions in retaining them. Claims against SemiCab may exceed the amount of its insurance coverage or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims, workers’ compensation claims, or unfavorable resolutions of claims could materially and adversely affect its operating results. In addition, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce its profitability. SemiCab’s involvement in the transportation of certain goods, including but not limited to, hazardous materials, could also increase its exposure in the event one of its contracted motor carriers is involved in an accident resulting in injuries or contamination.

In its customer contracts, SemiCab may agree to assume cargo liability up to a stated maximum. Although SemiCab is not legally liable for loss or damage to its customers’ cargo, from time to time, claims may be asserted against SemiCab for cargo losses. SemiCab maintains a broad contingent cargo liability insurance policy to help protect it against catastrophic losses that may not be recovered from the responsible contracted carrier. SemiCab also carries various liability insurance policies, including automobile and general liability.

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SemiCab’s business depends upon compliance with numerous government regulations.

SemiCab’s operations may be regulated and licensed by various federal, state, and local transportation agencies in the U.S. and similar governmental agencies in foreign countries in which its operates.

SemiCab is subject to licensing and regulation as a property freight broker and is licensed by the DOT to arrange for the transportation of property by motor vehicle. The DOT prescribes qualifications for acting in this capacity, including certain surety bonding requirements. SemiCab also has and maintains other licenses as required by law. SemiCab’s failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of its operating permits and licenses

Legislative or regulatory changes can affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. SemiCab may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been or will be adopted in response to terrorist activities and potential terrorist activities. No assurances can be given that SemiCab will be able to pass these increased costs on to its customers in the form of rate increases or surcharges, and its operations and profitability may be materially and adversely affected as a result.

Risks Related To Our Intellectual Property

We primarily rely on trade secret protection and non-disclosure agreements to protect our proprietary information, which may not be effective.

We currently rely on trade secret protection and non-disclosure agreements with our employees, consultants and third parties to protect our confidential and proprietary information. If we do not protect our intellectual property and other confidential information adequately, competitors may be able to use our proprietary technologies and information and thereby erode any competitive advantages they provide us with.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent these rights are effectively maintained as confidential. We expect to rely primarily on trade secret and contractual protections for our confidential and proprietary information and we have taken security measures we believe are appropriate to protect this information. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. We seek to protect our proprietary information by, among other things, entering into confidentiality agreements with employees, consultants and other third parties. These confidentiality agreements may not sufficiently safeguard our trade secrets and other confidential information and may not provide adequate remedies in the event of unauthorized use or disclosure of this information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or other proprietary information could be difficult, expensive, and time-consuming and the outcome could be unpredictable. In addition, trade secrets or other confidential information could otherwise become known or be independently developed by others in a manner that could prevent legal recourse by us. If any of our trade secrets or other confidential or proprietary information were disclosed or misappropriated or if any such information was independently developed by a competitor, our competitive position could be harmed, and our business could suffer.

We may be forced to litigate to enforce or defend our intellectual property rights, or the intellectual property rights of our licensors.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement and unauthorized use by competitors. In so doing, we may place our intellectual property at risk of being invalidated, held unenforceable, or narrowed in scope. Further, an adverse result in any litigation or defense proceedings may place pending applications at risk of non-issuance. In addition, if any licensor fails to enforce or defend its intellectual property rights, this may adversely affect our ability to develop and commercialize our products that including licensing deals, as well as our ability to prevent competitors from making, using, and selling competing products. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence or outcome of any such litigation could harm our business, results of operations and financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending intellectual property rights on our products throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained intellectual property rights to develop their own products and, further, may export otherwise infringing products to territories where we have intellectual property rights, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

General Risk Factors

Our information technology systems or data, or those of our service providers or customers or users could be subject to cyber-attacks or other security incidents, which could result in data breaches, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.

The ever-evolving threat landscape makes data security and privacy a critical priority. Our technology team and third-party vendors have experience and expertise supporting mitigation of the potential cyber-attacks facing our organization and vulnerabilities facing our technology infrastructure and potential cyber-attacks. All employees have access to cybersecurity training.

We maintain processes for key risk identification, mitigation efforts, and day-to-day management of risks, including cybersecurity risks.

Although it is difficult to determine the potential impacts from a cyber-attack or other security incident, we may experience negative impacts such as reputational harm, inability to retain existing customers or attract new customers, exposure to legal claims and government action, among others. We cannot guarantee future attacks will have little to no impact on our business. In particular, given the interconnected nature of the supply chain and our significant presence in the industry, the Company’s subsidiary, SemiCab, believes it may be an attractive target for such attacks. The impact of a cyber-attack or other security incident may have a material adverse impact on our financial condition, results of operations, availability of our systems, and growth prospects, which makes cybersecurity risk management of critical importance.

We primarily rely on technology provided by third parties, with the exception of SemiCab that has internally developed the majority of its line of business applications. We have processes in place to oversee and identify risks from cyber-attack threats associated with the use of third-party technology including third-party risk management, and process and partner intake risk assessments. These processes help mitigate the risks associated with utilizing external technology platforms and help prevent disruptions.

While we have processes and programs in place to meet our global compliance obligations and work with our employees and teams across the globe to ensure security and data protection principles are integrated into the way we conduct our business, there can be no assurance that our operations may not be subject to successful breaches, employee malfeasance, or human or technological error which could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service.

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Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in credit and capital markets.

Russia’s military interventions in Ukraine have led to sanctions and other penalties being levied by the U.S., European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets. In addition, the invasion of Ukraine and the resulting sanctions imposed on Russia have resulted in increased volatility in the financial markets and the markets for certain commodities including oil, which may significantly impact the manufacturers that we rely on but is not expected to have any direct impact on us.

Additionally, the conflict in the Middle East between Israel and the government of Hamas in Gaza has caused disruptions in shipping lanes in the Red Sea where some major cargo lines have opted to route their vessels away from the region which has increased the time required to reach their destinations as well as increased time for vessels to return to their port of origin with empty containers. Continued shipping line disruptions and delays may impact the availability and cost of shipping containers during peak shipping season.

While we have not experienced any direct impact from the conflicts in the Ukraine and the Middle East, the extent and duration of the military action, sanctions and resulting market and shipping lane disruptions are impossible to predict but could be substantial and could adversely affect our operating results as they impact the global economy in the future.

High inflation and unfavorable economic conditions could negatively affect our operations and results.

Unfavorable global or regional economic conditions may be triggered by numerous developments beyond our control, including inflation, geopolitical events, health crises such as the COVID-19 pandemic, and other events that trigger economic volatility on a global or regional basis. Those types of unfavorable economic conditions could adversely affect our business and financial results. In particular, a significant deterioration in economic conditions, including economic slowdowns or recessions, increased unemployment levels, inflationary pressures or disruptions to credit and capital markets, could lead to decreased consumer confidence and consumer spending more generally, thus reducing consumer demand for our products. For example, in 2022 and 2023, the United States experienced a rapid increase in inflation levels of approximately 6.5% year-over year in 2022 and approximately 4.0% year-over-year in 2023. Such heightened inflationary levels may negatively impact consumer disposable income and discretionary spending and, in turn, reduce consumer demand for our products and increase our costs.

We are exposed to the credit risk of our customers, who are experiencing financial difficulties, and if these customers are unable to pay us, our revenues and profitability will be reduced.

We sell products to retailers, including national chains, warehouse clubs, department stores, lifestyle merchants, specialty stores, and direct mail catalogs and showrooms. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability.

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We may have trouble hiring additional qualified personnel.

As we expand our product development and marketing activities, we will need to hire additional personnel and could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel could be intense due to the limited number of individuals who possess the skills and experience required by such an industry. We may not be able to afford, attract and retain quality personnel on favorable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their product or service ideas. Any of these difficulties could have a material adverse effect on our business, results of operations and financial condition.

The failure of our information technology systems could significantly disrupt the operation of our business.

Like any other business, we rely on e-mail and other digital communications methods as part of our normal operations. As such, our internal computer systems and servers could fail or suffer security breaches, possibly resulting in a material disruption to our operations. The secure operation of our IT networks and systems as well as the secure processing and maintenance of information is critical to our operations and business strategy. Our ability to execute our business plan and to comply with regulatory requirements with respect to data control and data integrity depends, in part, on the continued and uninterrupted performance of our information technology systems, or IT systems. These systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, there are no assurances that electronic break-ins, computer viruses and similar disruptive problems, and/or sustained or repeated system failures or problems arising during the upgrade of any of our IT systems that interrupt our ability to generate and maintain data will not occur. The occurrence of any of the foregoing with respect to our IT systems could have a material adverse effect on our business, results of operations or financial condition.

We are subject to various claims and legal actions arising in the ordinary course of our business.

We are subject to various claims and legal actions arising in the ordinary course of our business. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence of any such litigation could harm our business, results of operations and financial condition. Results of actual and potential litigation are inherently uncertain. An unfavorable result in a legal proceeding could adversely affect our reputation, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our anticipated operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to certain anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other anti-corruption laws that apply in countries where we do business. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We and our commercial partners operate in several jurisdictions that pose a high risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope, or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered in the U.S. and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we are completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by the United States, the European Union or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

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Our charter provides limitations of director liability and indemnification of directors and officers and employees.

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;
●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

If our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes, our business could be seriously harmed.

We evaluate our disclosure controls and procedures as of the end of each fiscal quarter, and annually review and evaluate our internal control over financial reporting in order to comply with the Commission’s rules relating to internal control over financial reporting adopted pursuant to the Sarbanes-Oxley Act of 2002. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain effective internal control over financial reporting or our management does not timely assess the adequacy of such internal control, we may be subject to regulatory sanctions, and our reputation may decline.

We have performed an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the most recent period covered by this report. Based on our evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level due to the material weaknesses described below.

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A material weakness is a deficiency, or a combination of deficiencies, within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 5, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which has caused management to conclude that as of December 31, 2023, our internal control over financial reporting was not effective at a reasonable assurance level.

We do not have sufficient resources in our accounting function, which restricts our ability review material account reconciliations and certain material journal entries related to financial reporting, including fair value estimates, in a timely manner. In addition, there is no three-way match or other established control over occurrence of revenue that is precise enough to detect a material misstatement in revenue. Due to our size and nature, segregation of all conflicting duties including review of certain journal entries, reconciliations and three-way match of documents may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, review and reconciliation of transactions and calculations should be performed by separate individuals and a more precise process regarding the three way match of documents needs to be established.

We are currently working to improve and simplify our internal processes and implement enhanced controls to address the material weaknesses in our internal control over financial reporting, document matching and to remedy the ineffectiveness of our disclosure controls and procedures. These material weaknesses will not be totally remediated until the applicable remediated controls are operating for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are a public company and subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. For example, Section 404 of the Sarbanes-Oxley Act requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, or if our internal control over financial reporting continues to not be effective as defined under Section 404, we could be subject to sanctions or investigations by the Nasdaq Stock Market, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our common stock. Any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to raise sufficient capital from the Public Offering;
●	our ability to attract and retain management;
●	our growth strategies;
●	anticipated trends in our business;
●	our future results of operations;
●	our ability to incorporate new and changing technologies
●	our willingness to develop technological innovation;
●	our liquidity and ability to finance our development activities;
●	the impact from ownership if we are a controlled company;
●	the impact of inflation and other pricing pressures;
●	the impact of government regulation;
●	planned capital expenditures (including the amount and nature thereof);
●	our financial position, business strategy and other plans and objectives for future operations;
●	competition;
●	the ability of our management team to execute its plans and meet our goals;
●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and
●	other economic, competitive, governmental (including new tariffs), legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations and pricing.
●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and the securities being offered hereby.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock held by the Selling Stockholders.

SELLING STOCKHOLDERS

On October 22, 2024, the Company entered into a securities purchase agreement with certain of the Selling Stockholders pursuant to which we sold, in a private placement, secured notes with an aggregate principal amount of $2,352,941, and received proceeds before expenses of $2,000,000. As consideration for entering into the SPA, we issued a total of 2,299,998 shares of common stock of the Company to the Selling Stockholders on October 24, 2024, which shares are included in this prospectus. On August 9, 2024, the Company issued to each of Catalyst Corporate Solutions and Three Rivers Business Consulting, an aggregate of 540,346 shares of its common stock in consideration for consulting services to the Company. The shares issued to each of the consultants are included in this prospectus.

This prospectus relates to the sale or other disposition of up to 2,840,344 shares of our common stock by the Selling Stockholders and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

The table below sets forth information as of the date of this prospectus, to our knowledge, the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the Selling Stockholders pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days.

The percentage of beneficial ownership for the Selling Stockholders is based on shares of common stock outstanding as of the date of this prospectus.

To our knowledge, none of the Selling Stockholders have had any material relationship with us within the past three years. Our knowledge is based on information provided by the Selling Stockholders in registration statement questionnaires.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the Selling Stockholders. After the date of effectiveness of the registration statement of which this prospectus forms a part, the Selling Stockholders may have sold or transferred, in transactions covered by this prospectus, some or all of their common stock.

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Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned as of the date of this Prospectus		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
S.H.N Financial Investments Ltd (2)	383,333	2.7%	383,333	-	-%
Bigger Capital Fund, LP.(3)	383,333	2.7%	383,333	-	-%
L1 Capital Global Opportunities Master Fund(4)	383,333	2.7%	383,333	-	-%
Anson Investments Master Fund LP(5)	383,333	2.7%	383,333	-	-%
Altium Growth Fund, LP(6)	383,333	2.7%	383,333	-	-%
Generating Alpha Ltd. (7)	383,333	2.7%	383,333	-	-%
Catalyst Corporate Solutions, LLC(8)	350,000	2.5%	350,000	-	-%
Three Rivers Business Consulting LLC(9)	190,346	1.3%	190,346	-	-%

Total	2,840,344	20%	2,840,344	-	-%

(1)	Assumes the sale of all shares offered pursuant to the primary offering prospectus.

(2)	Nir Shamir and Hadar Shamir have shared power to vote and dispose of the securities help by S.H.N Financial Investments Ltd and may be deemed to be the beneficial owners of such shares of common stock. The address of S.H.N Financial Investments Ltd is Arik Einstein 3, Herzliya, Israel.

(3)	Michael Bigger, Managing Member of Bigger Capital Fund, LP may be deemed to have sole voting and dispositive power with respect to the shares held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659. Las Vegas, NV 89135.

(4)	David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such they may be deemed to be beneficial owners of such shares of common stock. The business address of L1 Capital Global Opportunities Master Fund., Ltd. is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson Investments”), hold voting and dispositive power over the common stock held by Anson Investments. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Jacob Gottlieb may be deemed to have sole voting and dispositive power with respect to the shares held by Altium Growth Fund, LP. The address of Altium Growth Fund, LP is 152 West 57th Street, FL 20 New York, NY 10019.

(7)	Maria Cano may be deemed to have sole voting and dispositive power with respect to the shares held by Generating Alpha Ltd. The address of Generating Alpha Ltd. is Hunkins Waterfront Plaza, Suite 556, Main Street, Charlestown, KN0802, Saint Kitts and Nevis.

(8)	Scott Mahoney is the Owner of Catalyst Corporate Solutions, LLC and as such may be deemed to be beneficial owner of such shares of common stock. The address of Catalyst Corporate Solutions, LLC is 10119 W Lariant Lane, Peoria, AZ 85383.

(9)	Brian Jacobelli is the Sole Member of Three Rivers Business Consulting LLC and as such may be deemed to be beneficial owner of such shares of common stock. The address of Three Rivers Business Consulting LLC is 23 Overlook Court, Pittsburgh, PA 15222.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on The Nasdaq Capital Market under the symbol “RIME.”

As of November 20, 2024, 14,215,176 shares of our common stock were issued and outstanding and were held by 34 stockholders of record.

We also have outstanding:

●	70,252 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $8.07 per share;
●	63,453 shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan; and
●	902,113 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $3.20 per share.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Quarterly Report on Form 10-Q contains forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, uncertain events or assumptions, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on management’s expectations as of the date of this filing and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include those described throughout this report and our Transition Report on Form 10-KT for the nine months period ended December 31, 2023, particularly the “Risk Factors” sections of such reports. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this Form 10-Q and in other documents we file from time to time with the Securities and Exchange Commission (the “SEC”) that disclose risks and uncertainties that may affect our business. The forward-looking statements in this Form 10-Q are made as of the date of this filing, and we do not undertake, and expressly disclaim any duty to update such statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law.

You should read the following management’s discussion and analysis of financial condition and results of operations in conjunction with our unaudited condensed consolidated financial statements and notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q and with our audited financial statements and related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Transition Report on Form 10-KT, filed with the SEC on April 15, 2024.

In this Quarterly Report, unless the context requires otherwise, references to the “Company,” “Algorhythm,” “we,” “our company” and “us” refer to Algorhythm Holdings, Inc., a Delaware corporation, as well as our wholly owned subsidiaries; SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), The Singing Machine Company, Inc., a Delaware corporation (“Singing Machine”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”), MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”) and SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab”).

The objective of this Management’s Discussion and Analysis of Financial Condition and Results of Operation is to allow investors to view our company from management’s perspective, considering items that would have a material impact on future operations.

Overview

Algorhythm Holdings, Inc. (f/k/a The Singing machine Company, Inc.) (the “Company”) is a holding company for an AI enabled software logistics business operated through our SemiCab Holding subsidiary and a home karaoke consumer products company that designs and distributes karaoke products globally to retailers and ecommerce partners through our Singing Machine subsidiary.

Our operations include our wholly owned subsidiaries, SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”), MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”) and SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab”).

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Singing Machine is primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. We are a global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children.

SemiCab is a cloud-based collaborative transportation platform built to achieve the scalability required to predict and optimize full-truckload transportation at enterprise-scale. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML techniques and advanced predictive optimization models.

Recent Developments

Name and Symbol Change

Effective September 5, 2024, our Certificate of Incorporation was amended to effect a change in the name of the Company from “The Singing Machine Company, Inc.” to “Algorhythm Holdings, Inc.” In addition, effective September 8, 2024, the Company’s ticker symbol was changed from “MICS” to “RIME.”

Change in Fiscal Year

During 2023, our Board of Directors approved a change in our fiscal year end from March 31 to December 31. Our results of operations, cash flows, and all transactions impacting shareholders’ equity presented in this Quarterly Report on Form 10-Q as of September 30, 2024 are for the three and nine month periods ended September 30, 2024 and 2023.

ATM Offering

On June 26, 2024, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital markets, LLC, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,100,000 in shares of the Company’s common stock. On July 8, 2024, the Company entered into the First Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $2,020,000. On August 9, 2024, the Company entered into the Second Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $3,100,000. Pursuant to the agreement, the Agent was paid $30,000 in fees to cover legal and administrative expenses and will receive an amount equal to 3% of the gross proceeds from each sale of the Company’s share of common stock. For the three and nine months ended September 30, 2024, the Company sold 1,673,077 shares of common stock under the ATM offering and received net proceeds of approximately $1,489,000 after payment of legal and accounting fees, brokerage commissions, and administrative fees to the agent of approximately $189,000.

Subsequent to September 30, 2024 and through November 22, 2024 (the last trading day prior to filing), the Company sold 2,162,423 shares of common stock under the ATM offering, and received net proceeds of approximately $1,372,000 after payment of brokerage commissions and administrative fees to the agent of approximately $42,000.

Asset Purchase

On June 11, 2024, the Company and its wholly owned subsidiary SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab LLC” and collectively with the Company, the “Buyer”), SemiCab, Inc., a Delaware corporation (“SemiCab” or the “Seller”), Ajesh Kapoor and Vivek Sehgal entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Seller agreed to sell and assign to the Company, and the Company agreed to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities relating to the business of the Seller. Subject to certain exceptions set forth in the Asset Purchase Agreement, the parties agreed that the Buyer will not assume the liabilities of the Seller. SemiCab is an artificial intelligence, cloud-based collaborative transportation platform built to achieve the scalability required to predict and optimize semi-tractor trailer load efficiency.

On July 3, 2024, the parties closed on the asset purchase whereby the Company issued to the Seller (i) 641,806 shares of the Company’s common stock (ii) a twenty percent (20%) membership interest in SemiCab LLC.

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Pursuant to the asset acquisition agreement, the Company and Seller entered into an option agreement (the “Option Agreement”), granting the Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited (“SMCB”), a wholly owned subsidiary of the Seller, in consideration for 320,903 shares of common stock of the Company. The Option Agreement has not been exercised through the date of this filing.

Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”).

During the three months ended June 30, 2024, the Company abandoned its plans to continue use of the leased space and exercised its early termination provision of the Lease Agreement which was not accepted by the Landlord. Due to the abandonment of the lease, all assets related to the lease were impaired. Assets including security deposits, rent deposits and right of use assets of approximately $3,878,000 were written off during the three months ended June 30, 2024.

On July 26, 2024, OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), filed a civil action in the Supreme Court of the State of New York against MICS Nomad LLC, a subsidiary of the Company (“MICS NY”), and the Company (“the Defendants”) for alleged breach of lease, seeking monetary damages including unpaid rent, future unpaid rent, and other expenses related to the lease. The complaint alleges the Defendants breached the lease in various material respects.

On September 25, 2024, the Company entered into a Settlement Agreement for a full release and dismissal of the complaint within 5 business days of the Company’s payment of $250,000. Pursuant to the Settlement Agreement, the Company made the first payment of $150,000 was made on September 25, 2024 and a final payment of $100,000 was due and paid on October 25, 2024. On October 29, 2024 the Landlord filed a discontinuance with prejudice.

As a result of the settlement, during the three months ended September 30, 2024, the Company wrote off the remaining operating lease liability on the Lease Agreement and recognized a gain on early termination of the operating lease of approximately $3,874,000. For the nine months ended September 30, 2024 the Company recognized a loss on early termination of the operating lease of $4,000 which includes the $250,000 termination settlement expense. The net loss on early termination of the Lease Agreement was recorded as a component of operating expenses in the accompanying condensed consolidated statements of operations.

Private Placement

On October 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with investors pursuant to which we sold, in a private placement (the “Private Placement”), secured notes with an aggregate principal amount of $2,352,941 (the “Notes”), for cash proceeds of $2,000,000, net of original issue discount of $352,941. As consideration for entering into the SPA, we issued a total of 2,299,998 shares of common stock of the Company to the investors on October 24, 2024 (See Note 17).

Oxford Credit Facility

On March 28, 2024, the Company and Oxford Commercial Finance, a Michigan banking corporation, (referred to as “Oxford”) entered into a Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Note”) for a $2,000,000 revolving line of credit (the “Oxford Line of Credit”). On October 17, 2024, the Company terminated the Loan Agreement and the Note. As of the date of termination, the Company had no outstanding amounts owed to Oxford and paid a termination fee of $40,000.

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Amended Bylaws

On October 18, 2024, the Company amended its Amended By-laws (the “By-law Amendment”), for the purpose of reducing the quorum required to hold meetings of the stockholders of the Company (the “Quorum Requirement”). The By-law Amendment reduced the Quorum Requirement from a majority to thirty-three and one-third percent (33 1/3%) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting. The By-law Amendment was approved by the Board of Directors of the Company on October 18, 2024.

Share Repurchase

On November 1, 2024, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Regalia Ventures LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company agreed to repurchase from the Seller an aggregate of 1,098,901 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). Pursuant to the terms of the Repurchase Agreement, the Company has agreed to repurchase from the Seller, and the Seller has agreed to sell, assign and transfer to the Company, all of the Seller’s right, title and interest in and to the Shares, at a price per Share equal to the higher of: (1) the closing price of the common stock on the last trading day immediately preceding the date of the Repurchase Agreement; or (2) the highest volume weighted average price (VWAP) of the common stock during a pricing period of ten (10) consecutive trading days prior to the date of the Repurchase Agreement per share (the “Purchase Price”), and the Company shall issue to the Seller a promissory note in the principal amount equal to the Purchase Price, substantially in the form attached to the Repurchase Agreement as Exhibit A (the “Note”), and subject to terms and conditions therein.

The shares of common stock to be repurchased were originally issued to the Seller on November 21, 2023, pursuant to a certain stock purchase agreement, dated November 20, 2023.

As of the date of this filing, the repurchase of the shares has not yet closed.

Results of Operations

The following table sets forth, for the periods indicated, certain items related to our consolidated statements of operations as a percentage of net sales as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net Sales	100.0%	100.0%	100.0%	100.0%
Cost of Goods Sold	77.6%	76.6%	79.3%	75.6%
Operating Expenses	10.5%	22.8%	67.1%	44.8%
Income (Loss) from Operations	11.8%	0.6%	-46.4%	-20.4%
Other (Expenses) Income, Net	-2.7%	-0.1%	-2.1%	2.9%
Income (Loss) Before Income Tax Provision	9.1%	0.5%	-48.5%	-17.5%
Income Tax Provision	0.0%	0.0%	0.0%	-6.8%
Net Income (Loss)	9.1%	0.5%	-48.5%	-24.3%

Three Months Ended September 30, 2024 Compared to the Three Months Ended September 30, 2023

Net Sales

Net sales for the three months ended September 30, 2024, decreased to approximately $10,622,000 from approximately $15,931,000 representing a decrease of approximately $5,309,000 as compared to the three months ended September 30, 2023. The decrease was primarily due to lower overall sell-through results during the prior year holiday season, mostly with our largest customer, Walmart, which in turn reduced their forecast for the upcoming holiday season resulting in decreased stock purchases.

Gross Profit

Gross profit for the three months ended September 30, 2024 decreased to approximately $2,375,000 from approximately $3,734,000 representing a decrease of approximately $1,359,000 as compared to the three months ended September 30, 2023. The decrease in gross profit was primarily due to the decrease in net sales as described above.

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Operating Expenses

During the three months ended September 30, 2024, total operating expenses decreased to approximately $1,118,000, compared to approximately $3,628,000 during the three months ended September 30, 2023. This represents a decrease in total operating expenses of approximately $2,510,000 from the three months ended September 30, 2023. The Company wrote off the remaining operating lease liability on the hospitality Lease Agreement due to a termination Settlement Agreement and recognized a gain on early termination of the operating lease of approximately $3,874,000 as the related right of use asset had already been written off as impaired in the previous quarter. Selling expenses decreased by approximately $516,000 of variable and discretionary selling expenses commensurate with the decrease in net sales as described above. These decreases in operating expenses were offset by increases in stock-based consulting expenses of approximately $426,000 and increased third-party logistics costs of approximately $213,000 associated with the closing of the Company’s logistics warehouse in the prior year. In addition, there was an increase in operating expenses of approximately $816,000 related to the asset acquisition agreement of SemiCab.

Other Expenses (Income)

Other expenses consisted of interest expense of approximately $283,000 for the three months ended September 30, 2024, as compared to interest expense of approximately $53,000 for the three months ended September 30, 2023. The increase in interest expense of approximately $230,000 was primarily due to interest incurred on debt from the recently acquired asset purchase of SemiCab. There was a gain on the disposal of warehouse equipment of approximately $44,000 associated with the closing of the logistics facility in California during the three months ended September 30, 2023.

Income Taxes

For the three months ended September 30, 2024 and 2023 the Company did not recognize any income tax provision. The Company is not recognizing any tax provision for the three months ended September 30, 2024 as the Company is not forecasting any taxable income for the current year and had a loss before income tax benefit in the previous year. The Company’s income tax expense differs for the expected tax benefit based on statutory rates primarily due history of losses and forecasts that suggest the Company will not be able to utilize any deferred tax assets in the future.

Nine Months Ended September 30, 2024 Compared to the Nine Months Ended September 30, 2023

Net Sales

Net sales for the nine months ended September 30, 2024, decreased to approximately $15,488,000 from approximately $21,939,000 representing a decrease of approximately $6,451,000 as compared to the nine months ended September 30, 2023. The decrease was primarily due to lower overall sell-through results during the prior year holiday season, mostly with our largest customer, Walmart, which in turn reduced their forecast for the upcoming holiday season resulting in decreased stock purchases.

Gross Profit

Gross profit for the nine months ended September 30, 2024 decreased to approximately $3,201,000 from approximately $5,357,000 representing a decrease of approximately $2,156,000 as compared to the nine months ended September 30, 2023. The decrease in gross profit was primarily due to the decrease in net sales as described above. Gross margins for the nine months ended September 30, 2024 were 20.7%, as compared to 24.4% for the nine months ended September 30, 2023. The primary reason for the decrease in gross profit margin was due to a product mix of excess inventory that was sold at margins significantly lower than current active products.

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Operating Expenses

During the nine months ended September 30, 2024, total operating expenses increased to approximately $10,386,000 compared to approximately $9,829,000 during the nine months ended September 30, 2023. This represents an increase in total operating expenses of approximately $557,000 for the nine months ended September 30, 2023. The increase in total operating expenses was primarily due to an increase in stock-based consulting expenses of approximately $426,000 and an increase in operating expenses of approximately $816,000 related to the asset acquisition agreement of SemiCab. These increases were offset by a decrease in variable and discretionary selling expenses of approximately $596,000 commensurate with the decrease in net sales as described above.

Other (Expenses) Income, net

Other expenses, net increased to approximately $328,000 for the nine months ended September 30, 2024 as compared to other income, net of approximately $626,000.

There was interest expense of approximately $328,000 for the nine months ended September 30, 2024 as compared to interest expense of approximately $122,000. The increase in interest expense of approximately $206,000 was primarily due to interest incurred on debt from the recently acquired asset purchase of SemiCab. During the nine months ended September 30, 2023, there was a refund of approximately $704,000 from the Employee Retention Credit program and a gain on the disposal of warehouse equipment of approximately $44,000 associated with the closing of the logistics facility in California.

Income Taxes

For the nine months ended September 30, 2024, the Company did not recognize any income tax provision as the Company is not forecasting any taxable income for the current year. The Company’s income tax provision for the nine months ended September 30, 2023, was approximately $1,502,000 as the Company recognized a full valuation allowance on all of its deferred tax assets based on the recent history of losses and forecasts that suggested the Company would not be able to utilize the deferred tax assets in the future. The Company’s income tax expense differs for the expected tax benefit/expense based on statutory rates primarily due to full valuation allowance for all of its subsidiaries for the nine months ended September 30, 2023.

Liquidity and Capital Resources

The Company incurred a net loss of approximately $7,247,000 for the nine-month period ended September 30, 2024, and has a history of recurring losses.

On September 30, 2024, we had cash on hand of approximately $621,000 as compared to approximately $6,703,000 on December 31, 2023. The decrease in cash on hand of approximately $6,082,000 from December 31, 2023, was primarily due to approximately $7,069,000 used in operations. We advanced approximately $776,000 to SMCB for prepaid services under a service agreement (See Note 5). There was a decrease in refunds due to customers of approximately $1,968,000 which included payment of approximately $768,000 to one major customer for refunds due for overstock returned by the customer in the prior year. There was a seasonal increase in reserves for sales returns of approximately $1,180,000. These uses of cash were offset by proceeds of approximately $1,489,000 for the sale of its common stock and a decrease in trade and related party accounts receivable of approximately $3,158,000. As of September 30, 2024, we had deficit working capital of approximately $2,082,000.

On September 30, 2023, we had cash on hand of approximately $3,213,000 as compared to $2,795,000 as of December 31, 2022. The increase in cash on hand of approximately $418,000 was primarily due to approximately $760,000 provided by operating activities primarily due to peak seasonal increases of accounts payable of approximately $10,442,000 primarily due to factory vendors offset by seasonal increases in accounts receivable of approximately $3,982,000, inventories or approximately $3,424,000 accrued expenses related to seasonal accruals for estimated returned goods and co-op incentive program expenses, approximately $1,132,000. Net cash used investing activities for the purchase of molds and tooling was approximately $163,000. Net cash used in financing activities was approximately $234,000. While the Company received proceeds from the exercise of common stock warrants and issuance of common stock (net of offering costs) of approximately $1,640,000, this increase in financing activities was offset by repayment of revolving credit lines of credit and other debt of approximately $1,874,000 during the nine months ended September 30, 2023.

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As previously reported on Form 8-K filed on August 30, 2024, on August 26, 2024, the Company received a notice from The Nasdaq Stock Market LLC (“NASDAQ”) indicating that its stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 did not meet the minimum of $2,500,000 in stockholders’ equity required by NASDAQ Listing Rule 5550(b)(1) (the “Equity Rule”) for continued listing, or the alternatives of market value of listed securities or net income from continuing operations. Pursuant to the Equity Rule, the Company submitted a plan to regain compliance with the Equity Rule.

On November 13, 2024, the Company filed a Form 8-K stating that it believed it regained compliance with the Equity Rule. As disclosed herein, the Company reported stockholders’ equity of approximately $2.7 million.

NASDAQ has advised the Company that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Based on cash flow projections from operating and financing activities and the existing balance of cash, management is of the opinion that the Company has insufficient funds to sustain operations for at least one year after the date of this report, and it may not be able to meet its payment obligations from operations and related commitments, if the Company is not able to obtain outside financing to allow the Company to continue as a going concern. Based on these factors, the Company has substantial doubt that it will continue as a going concern for the twelve months following the issuance date of the financial statements included elsewhere in this report.

The Company’s plan to alleviate the going concern issue is to increase revenue while controlling operating costs and expenses and obtaining funds from outside sources of financing to generate positive financing cash flows. While management is optimistic about its ability to raise funds to fund operations for at least one year after the date of this report, there can be no assurance that any such measures will be successful.

The Company’s ability to raise additional funds will depend, in part, on the success of our product development activities, and other events or conditions that may affect the share value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurances that sufficient funds will be available to us when required or on acceptable terms, if at all. Accordingly, management has concluded that these plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

Critical Accounting Estimates

Our interim financial statements were prepared in accordance with United States generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgement increases such judgements become even more subjective. While management believes that its assumptions are reasonable and appropriate, actual results may be materially different than estimated. The critical accounting estimates and assumptions have not materially changed from those identified in our Transition Report for the period ended December 31, 2023.

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BUSINESS

Our operations include our wholly owned subsidiaries, SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), The Singing Machine Company, Inc., a Delaware corporation (“Singing Machine”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”), MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”) and SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab”).

Overview

Algorhythm Holdings, Inc. is an AI technology and consumer electronics holding company with two primary business units – SemiCab and Singing Machine. SemiCab is an AI enabled global software logistics business operated through our subsidiary SemiCab Holdings. Singing Machine is a worldwide leader in the home karaoke consumer products market that designs and distributes karaoke products globally to retailers and ecommerce partners.

Consumer Electronics

We engage in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. We believe we are a leading global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. Our products are among the most widely available karaoke products in the world. Our mission is to “create joy through music.” To deliver on this mission, we are focused on the following multi-prong approach:

●	In the short-term, improve profitability by optimizing operations and continue to expand gross margins; and
●	In the mid-to-long-term, continue to expand into new verticals including automotive and connected-TV devices and grow our global distribution for our consumer karaoke products.

AI Logistics

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML techniques and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address their transportation needs globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

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Change in Fiscal Year

During 2023, our Board of Directors approved a change in our fiscal year end from March 31 to December 31.

Name and Symbol Change

Effective September 5, 2024, our Certificate of Incorporation was amended to effect a change in the name of the Company from “The Singing Machine Company, Inc.” to “Algorhythm Holdings, Inc.” In addition, effective September 8, 2024, the Company’s ticker symbol was changed from “MICS” to “RIME.”

Recent Events and Developments

Oxford Credit Facility

On March 28, 2024, the Company and Oxford Commercial Finance, a Michigan banking corporation, (referred to as “Oxford”) entered into a Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Note”) for a $2 million revolving line of credit (the “Oxford Line of Credit”). On October 17, 2024, the Company terminated the Loan Agreement and the Note. As of the date of termination, the Company had no outstanding amounts owed to Oxford and paid a termination fee of $40,000.

ATM Offering June 2024

On June 26, 2024, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital markets, LLC, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,100,000 in shares of the Company’s common stock. On July 8, 2024, the Company entered into the First Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $2,020,000. On August 9, 2024, the Company entered into the Second Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $3,100,000. Pursuant to the agreement, the Agent was paid $30,000 in fees to cover legal and administrative expenses and will receive an amount equal to 3% of the gross proceeds from each sale of the Company’s share of common stock.

Through the date of this prospectus, the Company has sold 3,835,500 shares of common stock under the Sales Agreement and received net proceeds of approximately $2,975,615 after payment of brokerage commissions and administrative fees to the agent of approximately $123,045.

Asset Purchase

On June 11, 2024, the Company and its wholly owned subsidiary SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab LLC” and collectively with the Company, the “Buyer”), SemiCab, Inc., a Delaware corporation (“SemiCab” or the “Seller”), Ajesh Kapoor and Vivek Sehgal entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Seller agreed to sell and assign to the Company, and the Company agreed to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities relating to the business of the Seller. Subject to certain exceptions set forth in the Asset Purchase Agreement, the parties agreed that the Buyer will not assume the liabilities of the Seller.

On July 3, 2024, the parties closed on the transactions contemplated by the Asset Purchase Agreement and the Company issued to the Seller (i) 641,806 shares of the Company’s common stock (ii) a twenty percent (20%) membership interest in SemiCab LLC.

Pursuant to the asset acquisition agreement, the Company and Seller entered into an option agreement (the “Option Agreement”), granting the Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited, a wholly owned subsidiary of the Seller, in consideration for 320,903 shares of common stock of the Company. The Company has not yet exercised the option.

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Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”). It was the Company’s intention to use the Premises as a new karaoke venue, offering immersive karaoke technology and audio-visual capabilities, with restaurant and bar offerings however due to lack of funding, the Company initiated termination of the lease in March.

On July 26, 2024, OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), filed a civil action in the Supreme Court of the State of New York against MICS Nomad LLC, a subsidiary of the Company (“MICS NY”), and the Company (“the Defendants”) for alleged breach of lease, seeking monetary damages including unpaid rent, future unpaid rent, and other expenses related to the lease. The complaint alleges the Defendants breached the lease in various material respects.

On September 25, 2024, the Company entered into a Settlement Agreement for a full release and dismissal of the complaint within 5 business days of the Company’s payment of $250,000. The Company made full payment on October 25, 2024 and the Landlord filed a discontinuance with prejudice on October 29, 2024.

Private Placement

On October 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with the Selling Stockholders pursuant to which we sold, in a private placement (the “Private Placement”), secured notes with an aggregate principal amount of $2,352,941 (the “Notes”), and received proceeds before expenses of $2,000,000. As consideration for entering into the SPA, we issued a total of 2,299,998 shares of common stock of the Company to the Selling Stockholders on October 24, 2024. The Selling Stockholders’ resale of these shares is being registered on the registration statement of which this prospectus forms a part.

Amended Bylaws

On October 18, 2024, the Company amended its Amended By-laws (the “By-law Amendment”), for the purpose of reducing the quorum required to hold meetings of the stockholders of the Company (the “Quorum Requirement”). The By-law Amendment reduced the Quorum Requirement from a majority to thirty-three and one-third percent (33 1/3%) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting. The By-law Amendment was approved by the Board of Directors of the Company on October 18, 2024.

Share Repurchase

On November 1, 2024, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Regalia Ventures LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company agreed to repurchase from the Seller an aggregate of 1,098,901 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”).

The shares of common stock to be repurchased were originally issued to the Seller on November 21, 2023, pursuant to a certain stock purchase agreement, dated November 20, 2023.

Pursuant to the terms of the Repurchase Agreement, the Company has agreed to repurchase from the Seller, and the Seller has agreed to sell, assign and transfer to the Company, all of the Seller’s right, title and interest in and to the Shares, at a price per Share equal to the higher of: (1) the closing price of the common stock on the last trading day immediately preceding the date of the Repurchase Agreement; or (2) the highest volume weighted average price (VWAP) of the common stock during a pricing period of ten (10) consecutive trading days prior to the date of the Repurchase Agreement per share (the “Purchase Price”), and the Company shall issue to the Seller a promissory note in the principal amount equal to the Purchase Price, substantially in the form attached to the Repurchase Agreement as Exhibit A (the “Note”), and subject to terms and conditions therein.

The obligations of each of the Company and the Seller to consummate the closing are conditioned upon the (i) issuance by the Company to the Seller the Note evidencing the Purchase Price and (ii) the Seller’s delivery to the Company of executed stock power with a medallion signature guarantee. As of the date of this prospectus, the transaction contemplated by the Repurchase Agreement has not yet closed.

Our Product Portfolio

Our karaoke products are sold directly to distributors and retail customers and our transportation services are sold to shippers and brokers. Our portfolio of owned and licensed brands and products are organized into the following categories:

Karaoke- including our flagship brand Singing Machine, our karaoke line is driven by products at affordable price points that we believe deliver great value to our customers. All of our karaoke products are Bluetooth® enabled to allow access to digital music content via our mobile apps available on iOS and Android platforms. Our core karaoke line offers advanced features, including but not limited to, enabling customers to output video to a TV screen, correcting singer’s pitch in real-time with our proprietary PitchLab™ technology, streaming karaoke content directly to the machine via WiFi, casting karaoke songs from a mobile device to our karaoke machines through our SingCast™ casting technology, singing duets, and displaying scrolling lyrics in-time with the song. Our products are sold directly to consumers via our retail channels, ecommerce, our own website, and distributors worldwide. This product category accounted for approximately 83% of our net sales in our nine months ended December 31, 2023.

Licensed Products- including brands such as Carpool Karaoke. In 2019, we entered into a 3-year license agreement with CBS® for its Carpool Karaoke brand, made popular by James Corden on The Late Show with James Corden. We launched an innovative Carpool Karaoke Microphone that works specifically in the car. This license agreement with CBS expired on September 30, 2022. On February 28, 2023, we renewed this license agreement for an additional three years. On March 16, 2023, we entered into a three-year license agreement with Sesame Street Workshop for its Sesame Street brand for karaoke and singalong toy products, effective January 1, 2023. Through this license agreement, we will be able to develop and offer for sale all the iconic and beloved Sesame Street characters like Elmo, Big Bird, Cookie Monster, Abby Cadabby, and many more. This product category accounted for less than 2% of our net sales in the nine months ended December 31, 2023.

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Microphones and Accessories- we currently offer a line of traditional microphone accessories that are compatible with our karaoke machines. These microphones feature an assortment of colors, come wired or wireless, and may include new features like party lighting and voice changing effects. We are also seeing growth in portable Bluetooth microphones which are marketed under our Party Machine brand. This product category accounted for approximately 11% of our net sales in the nine months ended December 31, 2023.

Singing Machine Kids Youth Electronics- including the brand Singing Machine Kids. Our kids’ line of products offers fun music entertainment features designed specifically for children. Our kids’ products introduce singing and music entertainment for young singers and offer advanced features, such as voice changing effects, recording, Bluetooth compatibility, and portability. This product category accounted for approximately 2% of our net sales in the nine months ended December 31, 2023.

Automotive- In January 2023, we announced at the Consumer Electronics Show that we will be entering the connected vehicle karaoke device market in partnership with Stingray Group, Inc. (“Stingray”). We have developed microphone hardware utilizing our PitchLab™ technology to offer integrated wireless microphones for connection with major automotive brand’s vehicles. We are currently in discussion with many automotive brands to offer our products. This product category is new and did not contribute to our net sales in the nine months ended December 31, 2023.

Music Subscriptions- in conjunction with our premium partner, Stingray, we offer karaoke music subscription services for the iOS and Android platforms as well as a web-based download store and integrated streaming services for our hardware. We currently offer almost 20,000 licensed karaoke songs in the catalog. This product category accounted for approximately 2% of our net sales in the nine months ended December 31, 2023.

Transportation services: SemiCab sells transportation services to shippers such as retailers, manufacturers and brands. SemiCab primarily focuses on full truck load, over the road transportation services. SemiCab’s services are sold directly to shippers via bids for transportation services. These awards may be signed for selected number of routes for a pre-determined period of time, normally up to a year.

Platform subscriptions for transportation execution for brokers: SemiCab offers a SaaS based platform subscription to logistics brokers for managing their operations for transportation execution. The subscription primarily covers Shipper management, Carrier management, Document management, Load operations management, Invoicing, Integration services and Reporting and Analytics.

Platform subscriptions for transportation optimization for shippers: SemiCab offers a SaaS based platform subscription to shippers to better manage their freight network by creating optimal lane bundles for bidding and optimized execution of loads with better control over their data and analytics.

Product Development and Design

Product development is a key element of our strategic growth plan. We strive to deliver many new, exciting consumer products to market every single year to retain our presence as the market-leader in consumer karaoke products. Strategic product development is done in-house from our corporate headquarters in Fort Lauderdale, FL where we identify new potential categories, features, and price points. Products are created in conjunction with contract product designers and inventors in collaboration with our contract manufacturers in China to deliver products that represent tremendous value to our customers. In addition to new products, we always look for ways to improve existing products to hit more affordable price points or improve features based upon market feedback.

SemiCab continuously expands and enhances its platform to provide better transportation services to its customers as well as to automate operational processes. The objective of these additions and enhancements is to build additional functionality and improve or automate existing functions. This allows SemiCab to be more efficient, lower the costs of operation, provide consistent and reliable services, and reduce potential human error in its processes targeting the transportation execution and billing.

SemiCab maintains a small, dedicated software development team in India to build, host, maintain and enhance its platform.

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Suppliers and Manufacturing

We source our products from a variety of contract manufacturers in southern China. We are not dependent on any one supplier as we use multiple manufacturers to make our products. We maintain a Hong Kong office that provides us with factory management, sourcing, quality control, engineering, and product development. We buy finished goods from our suppliers and generally do not source raw materials for manufacturing, however in limited circumstances where we develop proprietary hardware and software, we will secure the proprietary circuits and provide them to our contract manufacturers for assembly into the final product. While we are not responsible for sourcing raw materials, we rely on our contract manufacturers’ ability to secure injected plastic, wood cabinets, integrated circuits, display panels, speaker drivers, and other components that are necessary for assembly into our final products.

Our goods are produced by our contract manufacturers and are either shipped via ocean vessels to our distribution center in Ontario, California or we utilize a direct import program where our retail customers coordinate to pick up the goods FOB China. The direct import program allows our customers to take advantage of better ocean container rates through bigger volume and allows us to bypass our California warehouse. We maintain a third-party logistics warehouse in Canada where we sell directly to retail customers and independent channels in Canada. Historically, most of our customers pick up goods from our warehouse (freight collect).

On August 31, 2023, the lease at our Ontario, California warehouse facility expired and was not renewed. Instead, we outsourced this business function by entering into a service agreement with a third-party logistics company to provide domestic and Canadian warehousing services, effective September 1, 2023.

Sales and Marketing

Our products are marketed and sold through our direct sales team, working in conjunction with independent sales representatives that provide sales and customer support for our retail customers in North America. Sales are recognized upon transfer of title to our customers and are made utilizing standard credit terms of approximately 60-90 days. Our sales terms indicate that we only accept returns for defective merchandise, however we have accepted overstock returns from our retail partners in the past.

We seek to expand our direct-to-consumer sales, which we believe will increase overall gross margins and increase brand awareness.

Marketing, promotion, and consumer engagement are key elements in the youth electronics, toy, and music categories. Historically, a significant percentage of our promotional spending has been structured as co-op promotion incentives with our large retail partners. We continue to focus our marketing efforts on growing brand awareness among our target consumer demographic, optimizing marketing investments, and executing an integrated marketing strategy. We believe an important component of our future growth is based on speaking to the right customer, with the right content, in the right channel, at the right time. We have implemented online marketing, social media, and digital analytics tools, which allow us to better measure the performance of our marketing activities, learn from our consumers, and receive valuable insights into industry and competitor activities.

Customer service is a critical component of our marketing strategy in the consumer electronics space. We maintain a U.S.-based internal customer service department within our corporate headquarters that responds to customer inquiries, investigates, and resolves issues, and is available to assist customers and consumers during business hours.

SemiCab’s services are sold through its direct sales team primarily working with shippers, participating in transportation bids and onboarding shippers and customers to start operations. While the transportation services contracts are signed for longer durations, generally up to a year, the actual sales are recognized only after the loads from shippers are executed and delivered by us.

Our platform subscriptions may be sold through resellers, where sales are recognized on a rolling monthly basis aligned with the SaaS revenue models.

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SemiCab uses limited marketing and promotions at this time, primarily focused on creating name recognition and visibility through appropriate social media channels, blogs, and press releases to share industry awards, customer acquisition news and so on.

Competition

The youth electronics, toy, and music industries have many participants, none of which have a dominant market share, though certain companies may have disproportionate strength in specific product categories. We compete with a number of different companies in a variety of categories, although there is no single company that competes with us across all of our product categories. Our largest direct competitors are Singsation®, Singtrix®, eKids®, Bonaok, Karaoke USA™, and Ion® Audio.

The primary methods of competition in the industry consist of brand positioning, product innovation, quality, price, and timely distribution. Our competitive strengths include our ability to develop innovative new products and features, speed to market, our relationships with major retailers, and the quality and pricing of our products.

SemiCab operates in a competitive environment. SemiCab competes with traditional and non-traditional logistics companies, including transportation providers that own equipment, third-party freight brokers, technology matching services, internet freight brokers, carriers offering logistics services, and on-demand transportation service providers.

SemiCab wins business based on providing reliable services at lower costs and creating an industry-wide network that can operate more efficiently with less empty miles than the industry norm, thus creating a more sustainable transportation network for the entire industry.

Intellectual Property

We rely on a combination of word and design mark trademarks and trade secrets to protect our intellectual property. In certain circumstances, we will partner with third parties to develop proprietary products, and, where appropriate, we have license agreements related to the use of third-party innovation in our products. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

Customers

We operate across geographically diverse marketplaces, selling our consumer electronics products globally to large, national retailers as well as independent retailers, on our retailer’s websites, and our own direct to consumer website. In North America, our customers include Amazon, Costco, Sam’s Club, Target and Wal-Mart. Our largest international territories are the U.K. and Australia, where we sell through international distributors. We also sell to select international retail customers in geographic locations where we do not have a direct sales presence.

SemiCab operates in the logistics industry providing contract-based, long-haul, FTL transportation services to any shipper that may require such services on an ongoing basis. We currently operate in the USA and India. In the USA, our customers include the likes of Staples and Pepsi and in India our customers include multi-national companies such as Procter & Gamble, Mondelez, Kellanova, Reckitt Benckiser and Kimberly-Clarke and Indian multi-nationals such as Asian Paints, Godrej and Apollo Tyres. Our platform subscriptions may be sold via resellers.

SemiCab maintains teams in the US, Philippines and India to provide the transportation services to its customers in the US and India.

Sales to our top five customers in the consumer electronics division together comprised approximately 97% and 91% of our net sales for the nine-month transition period ended December 31, 2023, and 2022, respectively. In the nine months ended December 31, 2023, revenues from three of these customers represented greater than 10% of net sales, at 48%, 12% and 21% of total net sales. In our fiscal year ended December 31, 2022, revenues from two of these customers represented greater than 10% of net sales, at 46% and 22% of total net sales.

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We have no long-term contracts with these customers, and as a result, our success depends heavily on our customers’ willingness to purchase and provide floor or shelf space for our products.

Seasonality

We do experience heightened seasonal demand for our consumer electronic products, typically beginning in late July, and extending into early November of each calendar year, which is accounted for in our quarters ended September 30 and December 31. In our nine-month transition period ended December 31, 2023, and fiscal year ended March 31, 2023, approximately 91% and 62%, respectively, of our net sales shipped in our quarters ended September 30 and December 31. However, we continually look for products and new categories to reduce our exposure to seasonality variances.

Transportation demand is seasonal by nature. In the US, freight demand typically increases before the holidays and reduces after the holiday season is over. The agricultural produce seasons may also affect the freight markets. In India, agricultural and festival seasons drive the market seasons for freight.

In addition to the seasonality, the transportation industry is cyclic and goes through regular boom and bust cycles as the capacity builds up when the demand and prices are high and smaller operators go out of business as the supplies build up and depress prices.

Regulatory Matters

Each of our products is designed to comply with all applicable mandatory and voluntary safety standards. In the United States, these safety standards are promulgated by federal, state and independent agencies such as the US Consumer Product Safety Commission, ASTM International, the Federal Communications Commission, and various states Attorney Generals and state regulatory agencies. All of our products are independently tested by third party laboratories accepted by the Consumer Product Safety Commission to verify compliance to applicable safety standards. A similar approach is used to design and test products sold internationally.

The transportation industry in the US is regulated by the government, one of the key federal agencies being the Department of Transportation (DOT). DOT mandates licensing, insurance and service requirements on the operators in this industry.

Human Capital Resources

As of October 28, 2024, we had 23 employees, with 17 located at our corporate office, and 6 in our office in Hong Kong. Of our employees, 1 was engaged in engineering and product development, 3 in sales and marketing, 8 in customer support or general operations and 11 in general administration and finance. All but 2 of these employees are employed on a full-time basis. As of October 28, 2024, approximately 61% of our current workforce is female, 39% male, and our average tenure is 5.24 years. None of our employees are represented by a collective bargaining unit or is a party to a collective bargaining agreement.

As of October 28, 2024, SemiCab had 25 employees, with 4 employees in the US and 21 in India.

Properties

We entered into an operating lease agreement, effective October 1, 2017, for our corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space. The lease was amended on February 22, 2024 to extend the lease term for an additional 14-months. The lease expires on May 31, 2025. The base rent payment is approximately $10,554 per month, subject to annual adjustments.

We entered into an operating lease agreement, effective October 15, 2022, for our administrative office located in Hong Kong where we lease approximately 1,890 square feet of office space. The lease expires on October 14, 2025. The base rent payment is approximately $4,900 per month for the entire term of the lease.

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We believe that our facilities are well maintained, in substantial compliance with environmental laws and regulations, and adequately covered by insurance. We also believe that these leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing leases.

Legal Proceedings

Derivative Litigation

On December 21, 2023, Ault Lending, LLC (“Ault Lending”), a wholly owned subsidiary of Ault Alliance, Inc. (“Ault”), one of the Company’s largest shareholders, filed a derivative shareholder action in Delaware Chancery Court (the “Complaint”) against (i) the Company, (ii) board members, Gary Atkinson, Jay B. Foreman, Harvey Judkowitz, Joseph Kling, Bernardo Melo, and Mathieu Peloquin, (iii) Stingray Group, Inc. (“Stingray”), which is an affiliate of Mr. Peloquin, and (iv) Regalia Ventures, LLC (“Regalia”), which is owned and controlled by Mr. Foreman (collectively the “Defendants”) for alleged breach of fiduciary duty in approving a recent above-market private placement equity transaction. The Complaint alleges the Company, and the director defendants followed an inadequate process in evaluating the private placement transaction which occurred back in November 2023 and entered into the transaction with an intent to dilute Ault’s ownership stake in the Company. Ault Lending is seeking the following relief from the Court: (i) declarations that the defendant directors breached their fiduciary duties, and that Stingray and Regalia aided and abetted those breaches, (ii) rescinding the Company’s sales of shares to Stingray and Regalia, and (iii) awarding damages and attorney’s fees to Ault Lending. The Defendants have retained Delaware counsel to represent them in this matter and the Company has filed a motion to dismiss the suit. The Company has Director & Officer liability insurance for up to $5,000,000 with a retention of $250,000 for derivative claims.

Civil Action

On July 26, 2024, OAC 111 Flatiron, LLC and OAC Adelphi, LLC, filed a civil action in the Supreme Court of the State of New York against MICS Nomad LLC, a subsidiary of the Company (“MICS NY”), and the Company (“the Defendants”) for alleged breach of lease, seeking monetary damages including unpaid rent, future unpaid rent, and other expenses related to the lease. The complaint alleges the Defendants breached the lease in various material respects.

On September 25, 2024, the Company entered into a Settlement Agreement for a full release and dismissal of the complaint within 5 business days of the Company’s payment of $250,000. The Company made full payment on or around October 25, 2024 and the Landlord filed a discontinuance with prejudice on October 29, 2024.

Other than what is disclosed above, we are not a party to, and our property is not the subject of, any pending material legal proceeding.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers, directors and significant employees as of the date of this filing.

Name	Age	Position

Gary Atkinson	43	Chief Executive Officer, Director
Bernardo Melo	47	Chief Revenue Officer, Director
Richard Perez	54	Chief Financial Officer
Harvey Judkowitz	79	Director
Joseph Kling	94	Director
Mathieu Peloquin	53	Director
Jay B. Foreman	62	Director

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The following information sets forth the backgrounds and business experience of our directors and executive officers:

Gary Atkinson joined the Company in January 2008 and served as General Counsel and Corporate Secretary. In November 2009, Mr. Atkinson was appointed as Interim Chief Executive Officer and was promoted as the Company’s permanent Chief Executive Officer in May, 2012. Mr. Atkinson was appointed as a Director of the Company on August 11, 2022. Mr. Atkinson is a licensed attorney in Florida and Georgia. He graduated from the University of Rochester with a bachelor’s degree in economics and has been awarded a dual-degree J.D./M.B.A. from Case Western Reserve University School of Law and Weatherhead School of Management.

Bernardo Melo has been with the Company since February 2003. Mr. Melo was appointed as Chief Revenue Officer on April 22, 2022, and has served as the Vice President of Global Sales and Marketing (“VP of Sales”) since 2008. Mr. Melo was appointed as a Director of the Company on July 27, 2022. During his tenure at the Company, Mr. Melo has overseen the sales and operations of the music division as well as managed the customer service department. Before taking over the responsibility of VP of Sales, Mr. Melo held dual roles with the Company managing the operations, licensing and sales of the music division while concentrating on hardware sales for the Latin America and Canada market as well as key U.S. accounts such as Walmart. Prior to joining the Company, Mr. Melo held a consulting role for Rewards Network formerly Idine. Mr. Melo’s assignment during his tenure was improving their operational procedures while increasing efficiencies and lowering operating cost. Mr. Melo also worked at Coverall North America as Director of Sales managing a startup initiative for the company covering 15 regional office and 40 sales reps across North America focusing on franchise sales. Overall Mr. Melo has over 16 years of sales, marketing, and management experience.

Richard Perez joined the Company in May of 2023 as Corporate Controller and was appointed as Chief Financial Officer on January 3, 2024. For the past 28 years Mr. Perez has worked in accounting and operations in various industries, all while achieving positions of increased responsibility. Culminating with Controller, Director of Accounting, Director of Finance and Chief Financial Officer positions. Mr. Perez previously served as director of accounting for Spring Footwear from September 2022 through March 2023 and prior to Spring Footwear, he served as the chief financial officer of True Grade, LLC from June 2020 through August 2022. Mr. Perez also has a vast amount of experience in the Food & Beverage industry, having worked in the Specialty Seafood & Meat Group for SYSCO corporation as both a Director of Finance as well as Director of Operations from May 2011 through May 2020. Mr. Perez graduated from Florida Atlantic University with a bachelor’s degree in business administration with a major in accounting.

Harvey Judkowitz has served as a Director of the Company since March 29, 2004, and is the chairman of the Audit Committee. He is licensed as a CPA in New York and Florida. From 1988 to the present date, Mr. Judkowitz has conducted his own CPA practices. He has served as the Chairman and CEO of UniPro Financial Services, a diversified financial services company up until the company was sold in September of 2005. He was formerly the President and Chief Operating Officer of Photovoltaic Solar Cells, Inc.

Joseph Kling was appointed as a Director of the Company on May 9, 2017. Mr. Kling has spent his entire career in the toy industry, most notably serving as CEO of View-Master, the iconic stereoscopic toy company, which later purchased Ideal Toy from CBS and later became View-Master Ideal, publicly traded on the Nasdaq. View-Master Ideal later acquired California Plush Toys and the entire group was later acquired by Tyco Toys in 1989. Mr. Kling later went into private M&A consulting and sat on the board of Russ Berrie & Co (currently known as Kids Brands, Inc.) for 21 years advising on the acquisition of several toy companies. Mr. Kling has also served on the Board of Crown Crafts, a large distributor of infant, toddler, and juvenile consumer products and on the board of Lancit Media Entertainment, a children’s, and family media production company (formerly listed on the Nasdaq). Notably, Mr. Kling has been involved in many major toy company acquisitions of brands such as Melissa & Doug and Brio.

Mathieu Peloquin was appointed as a Director of the Company on December 1, 2021. Mr. Peloquin was appointed Senior Vice-President, Marketing and Communications at Stingray in 2013 and oversees marketing, communication strategies, content and investor relations. Mr. Peloquin brings more than 20 years of experience as an expert marketer, strategist, and inspiring leader. Prior to joining Stingray, Mr. Peloquin was Vice President of Marketing at Transcontinental Media Inc. and Vice President of Transcontinental Media Inc.’s Digital Marketing Solutions Group from 2010 to 2013. He also held several executive positions at Reader’s Digest Magazines Canada Limited and co-founded Equinox Marketing Services. Mr. Peloquin is a CPA, CMA and holds a Bachelor of Commerce from the School of Management of the Université du Québec à Montréal.

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Jay B. Foreman was appointed as Director of the Company on May 23, 2022. Mr. Foreman has been a veteran of the toy industry for over 30 years. Mr. Foreman started his career at Fable Toys as a territory sales rep for the Jersey Shore and within ten years became SVP for Galoob Toys, where he was primarily responsible for developing the direct import business. He has founded multiple toy companies over his career, including co-founding Play-By-Play Toy’s and Novelties and more recently Play Along Toys, a leading toy company, which was subsequently sold to Jakks Pacific in 2004. Mr. Foreman later went on to found his third start up which became Basic Fun!, now the makers of Tonka™ trucks, Carebears™, K’NEX™, Lincoln Logs™, Playhut™. Mr. Foreman serves as CEO of Basic Fun!, which role he has had since he founded the company in 2009. He has also served on the boards of directors of the Toy Association and Licensing Merchandisers association. He currently chairs the Toy Industry trade show committee which is responsible for the world-famous NY Toy Fair.

Director Independence

Our Board is composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that Harvey Judkowitz, Joseph Kling, Mathieu Peloquin and Jay B. Foreman are independent directors of the Company.

Nomination Of Directors

Our Nominating Committee is responsible for identifying individuals qualified to become directors. The Nominating Committee seeks to identify director candidates based on input provided by several sources, including (1) the Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chairman, and (5) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating Committee considers the entirety of each candidate’s credentials.

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Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

●	high personal and professional ethics and integrity;

●	the ability to exercise sound judgment;

●	the ability to make independent analytical inquiries;

●	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

●	the appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Nominating Committee also takes into account when considering whether to nominate a potential director candidate the following factors:

●	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

●	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”) in Item 401 of Regulation S-K;

●	whether the person would qualify as an “independent director”, as such term is defined in the Nasdaq Stock Market Rules;

●	the importance of continuity of the existing composition of the Board of Directors to provide long term stability and experienced oversight; and

●	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

Committees of the Board of Directors

Audit Committee

The members of our Audit Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Judkowitz serving as the Chairperson. Each of Messrs. Judkowitz, Kling and Foreman is independent under the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market applicable to audit committee members. Our board of directors has determined that Mr. Judkowitz qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Stock Market.

Our Audit Committee has the responsibility for, among other things, (i) selecting, retaining and overseeing our independent registered public accounting firm, (ii) obtaining and reviewing a report by independent auditors that describe the accounting firm’s internal quality control, and any materials issues or relationships that may impact the auditors, (iii) reviewing and discussing with the independent auditors standards and responsibilities, strategy, scope and timing of audits, any significant risks, and results, (iv) ensuring the integrity of the Company’s financial statements, (v) reviewing and discussing with the Company’s independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 1301, (vi) reviewing, approving and overseeing any transaction between the Company and any related person and any other potential conflict of interest situations, (vii) overseeing the Company’s internal audit department, (v) reviewing, approving and overseeing related party transactions, and (viii) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee charter can be found online at https://ir.algoholdings.com/investor-governance.

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Compensation Committee

The members of our Compensation Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Kling serving as the Chairperson. Our Compensation Committee has the responsibility for, among other things, (i) reviewing and approving the chief executive officer’s compensation based on an evaluation in light of corporate goals and objectives, (ii) reviewing and recommending to the Board the compensation of all other executive officers, (iii) reviewing and recommending to the Board incentive compensation plans and equity plans, (iv) reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related information to be included in the Annual Report on Form 10-K and proxy statements, and (v) reviewing and recommending to the Board for approval procedures relating to Say on Pay Votes. The Compensation Committee charter can be found online at https://ir.algoholdings.com/investor-governance.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Foreman serving as the Chairperson. Our Nominating and Corporate Governance Committee has the responsibility relating to assisting the Board in, among other things, (i) identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, (ii) recommending to the Board the approval of nominees for director, (ii) developing and recommending to our board of directors a set of corporate governance guidelines, and (iv) overseeing the evaluation of our board of director. The Nominating and Corporate Governance Committee charter can be found online at https://ir.algoholdings.com/investor-governance.

Executive Committee

The members of our Executive Committee are Messrs. Foreman, Judkowitz, Peloquin and Atkinson with Mr. Atkinson serving as the Chairperson. Our Executive Committee has the responsibility for evaluating critical matters on behalf of the full Board of Directors. This includes but is not limited to: (i) reviewing monthly financial and operational performance of the Company, (ii) reviewing and recommending prospective capital markets activities, including equity offerings, debt issuances, and other financings, (iii) evaluating and recommending potential business development activities such as strategic partnerships, joint ventures, mergers, acquisitions, and divestitures, and (iv) other strategic initiatives.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

Except as set forth below, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics is available on our website at https://ir.algoholdings.com/investor-governance.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers with respect to the nine months ended December 31, 2023, and the twelve-month periods ended March 31, 2023 and 2022.

Name and Principal Position	Period	Salary	Bonus	Share Based Awards	Other Comp (4)	TOTAL COMP
Gary Atkinson (1)	Nine Months Ended December 31, 2023	$165,385	$-	$-	$4,142	$169,527
Chief Executive Officer	Fiscal Year 2023	$212,673	$30,000	$58,586	$6,192	$307,451
	Fiscal Year 2022	$156,075	$-	$-	$5,339	$161,414

Lionel Marquis (2)	Nine Months Ended December 31, 2023	$161,538	$100,000	$-	$6,462	$268,000
Former Chief Financial Officer	Fiscal Year 2023	$181,694	$240,000	$38,419	$8,111	$468,224
	Fiscal Year 2022	$154,154	$-	$-	$6,484	$160,638

Bernardo Melo (3)	Nine Months Ended December 31, 2023	$165,385	$47,988	$-	$8,535	$221,908
Chief Revenue Officer	Fiscal Year 2023	$213,019	$98,166	$38,419	$12,447	$362,051
	Fiscal Year 2022	$163,004	$146,725	$9,114	$12,389	$331,232

(1)	Mr. Atkinson earned an annual salary of approximately $213,000 for the twelve months ended March 31, 2023, and approximately $156,000 for the twelve months ended March 31, 2022.

(2)	Mr. Marquis earned an annual salary of approximately $182,000 for the twelve months ended March 31, 2023, and approximately $154,000 for the twelve months ended March 31, 2022. Mr. Marquis’ employment agreement expired on December 31, 2023, and is engaged as a consultant to the Company during the transition of the CFO position to Richard Perez. Mr. Marquis also agreed to postpone payment of the remaining amount of $40,000 due upon the change control triggered in 2022 until the Form 10KT has been filed.

(3)	Mr. Melo earned an annual salary of approximately $213,000 for the twelve months ended March 31, 2023, and approximately $163,000 for the twelve months ended March 31, 2022.

(4)	Other compensation consisted of our 401(k)-match benefit.

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Outstanding Option and Stock Awards on December 31, 2023

The following table sets forth information with respect to outstanding grants of options to purchase our common stock under stock option awards issued with Board of Directors approval to the named executive officers as of December 31, 2023:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary Atkinson, CEO - Other stock option awards	1,667	-	N/A	7.20	3/31/2026	N/A	N/A	N/A	N/A
- Other stock option awards	3,333	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A
- Other stock option awards	13,334	-	N/A	4.00	5/24/2032	N/A	N/A	N/A	N/A
- Other stock option awards	1,667	-	N/A	8.65	8/16/2032	N/A	N/A	N/A	N/A

Lionel Marquis, CFO - Other stock option awards	500	-	N/A	7.20	3/31/2026	N/A	N/A	N/A	N/A
- Other stock option awards	1,667	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A
- Other stock option awards	10,000	-	N/A	4.00	5/24/2032	N/A	N/A	N/A	N/A
- Other stock option awards	1,000	-	N/A	8.65	8/16/2032	N/A	N/A	N/A	N/A

Bernardo Melo, Chief Revenue Officer - Other stock option awards	833	-	N/A	5.10	6/30/2025	N/A	N/A	N/A	N/A
- Other stock option awards	3,333	-	N/A	9.60	8/10/2026	N/A	N/A	N/A	N/A
- Other stock option awards	6,667	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A
- Other stock option awards	1,667	-	N/A	6.60	12/25/2031	N/A	N/A	N/A	N/A
- Other stock option awards	10,000	-	N/A	4.00	5/24/2032	N/A	N/A	N/A	N/A
- Other stock option awards	1,000	-	N/A	8.65	8/16/2032	N/A	N/A	N/A	N/A

Employment Agreements

Effective April 22, 2022, we entered into employment agreements with each of our Chief Executive Officer and Chief Revenue Officer (the “Employment Agreements”). Effective December 28, 2022, we entered into an employment agreement with our former Chief Financial Officer that expired on December 31, 2023.

The employment agreements for Messrs. Atkinson and Melo are for a term of three years with automatic renewals for successive one-year terms, unless either party provides notice of its intention not to extend. Mr. Marquis’s employment agreement terminated on the close of business on December 31, 2023.

Pursuant to the Employment Agreements, as compensation for their service as executives of the Company, the executives will receive: (1) a base salary per annum (the “Base Salary”), set forth below and commensurate benefits, as described in the Employment Agreement; (2) eligibility, subject to their continued employment with the Company, to earn an annual bonus (the “Annual Bonus”); (3) eligibility, also subject to their continued employment with the Company, to participate in the Company’s 2023 Equity Incentive Plan, or any successor plan, subject to the terms of such plan; and (4) entitlement, also subject to the executives’ continued employment with the Company, to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by them in connection with the performance of their duties for the Company and the Company’s expense reimbursement policies and procedures.

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The executives’ base salaries are as follows:

●	Gary Atkinson: $215,000, with an automatic increase to $225,000 on the first anniversary of the Employment Agreement.

●	Lionel Marquis: $210,000, retired on December 31, 2023. On January 1, 2024, Richard Perez assumed the role of Chief Financial Officer, with an at will employment arrangement, and a base salary of $160,000.

●	Bernardo Melo: $215,000 with an automatic increase to $225,000 on the first anniversary of the Employment Agreement.

In addition to the payment of accrued amounts due to the executives, the Employment Agreements for Messrs. Atkinson and Melo each provide for the payment of severance to the Executives in a lump sum payment equal to two times the sum of the executive’s base salary and annual bonus for the year in which the termination occurs, in the event of the termination of the Agreement by the Company without Cause (as defined in the Employment Agreement), or upon the Company’s election not to renew the Employment Agreement or by the executive for Good Reason (as defined in the Employment Agreement). The Employment Agreements provide for payments to the executive of certain amounts in the event of the executive’s death or disability (as defined in the Employment Agreement).

In the event Messrs. Atkinson’s or Melo’s employment is terminated by the executive for Good Reason (as defined in the Employment Agreement) on account of its failure to renew the Employment Agreement or without Cause (as defined in the Employment Agreement”) within twelve months of a Change in Control (as defined in the Employment Agreement), the executive shall be entitled to receive a lump sum payment equal to two times the base salary and annual bonus for the year in which the termination takes place.

Payment of severance under the Employment Agreement is conditioned upon Messrs. Atkinson’s and Melo’s execution of a release in favor of the Company.

The Employment Agreements superseded the change of control agreements previously entered into by the Company in January 2014 with each of its three executive officers.

Pursuant to the change of control agreement (“CIC Agreement”) entered into by the Company in January 2014 and subsequent to the change in control of the Company that occurred in August 2022, Mr. Marquis’ employment agreement included acknowledgement by the Company that he was entitled to receive bonus cash compensation of $400,000. This bonus was paid in accordance with the section in his Employment Agreement pertaining to the Change in Control Compensation even if terminated by the Company for any reason. Payments were made as follows:

(a) $200,000 on December 31, 2022;

(b) $100,000 on April 30, 2023; and

(c) $100,000 on December 31, 2023.

Executive Bonus Plan

On April 22, 2022, our Board of Directors approved a Bonus Plan (the “Bonus Plan”) for our executive officers.

The Bonus Plan offers a cash bonus, stock options, and stock grants to the executives based on the Company’s EBITDA at its fiscal year end. The value of the cash bonus and number of stock options and grants increases based on the Company’s percentage of net sales. The Bonus Plan also provides for a one-time option grant to the executives upon the successful listing of the Company’s shares of common stock on the Nasdaq Stock Market, LLC.

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Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made during the nine months ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Harvey Judkowitz	$19,500	$-	$-	$-	$-	$-	$19,500

Joseph Kling	$19,500	$-	$-	$-	$-	$-	$19,500

Jay Foreman	$19,500	$-	$-	$-	$-	$-	$19,500

Mathieu Peloquin	$17,500	$-	$-	$-	$-	$-	$17,500

James Turner (3)	$17,000	$-	$-	$-	$-	$-	$17,000

Kenneth Cragun (3)	$19,000	$-	$-	$-	$-	$-	$19,000

Henry Nisser (3)	$16,000	$-	$-	$-	$-	$-	$16,000

Refer to Note 4 “Stock Based Compensation” in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for the relevant assumptions used to determine the valuation of our option awards.

(1) As of March 31, 2023, the aggregate number of stock awards held by Messrs. Judkowitz, Kling and Foreman is 12,295 and 1,140, respectively. The aggregate stock awards held by both Messrs. Foreman and Peloquin is 617.

(2) As of March 31, 2023, the aggregate number of Company stock options held by Messrs. Judkowitz, Kling and Foreman is 5,669, 4,335, and 1,667, respectively and Messrs. Peloquin, Turner and Cragun is 1,667, 667 and 667, respectively.

(3) On September 5, 2024, Messrs. Turner, Cragun and Nisser resigned from the board of directors.

During the nine months ended December 31, 2023, our compensation package for our non-employee directors consisted of cash payments and reimbursement of costs and expenses associated with attending our board meetings.

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We compensate our directors as follows:

●	An initial grant of 667 stock options with an exercise price determined as the closing price on the day of joining the board. The options vest in one year and expire in ten years while they are board members or the lesser of five years or remaining life of the stock option once they are no longer board members.

●	An annual cash payment of $15,000 for each completed full year of service or prorated for a partial year.

●	An annual stock grant of stock equivalent in value to $5,000 for each completed full year of service or prorated for a partial year. The stock price at grant will be determined at the closing price on the day of the annual stockholder meeting.

●	An annual grant of 1,000 stock options with an exercise price determined as the closing price on the day of the annual stockholder meeting. If the annual meeting is held less than 6 months after the board member first joined the board he or she will not receive another option grant.

●	A $1,000 fee for each board meeting and annual meeting attended. Committee meetings and telephone board meetings will be compensated for with a $500 fee.

●	All expenses are reimbursed for attending board, committee and annual meetings or when their presence at a location away from home is requested.

Board members Gary Atkinson and Bernardo Mello have agreed not to receive any compensation for their services as a board member.

Equity Incentive Plan

On April 12, 2022, the Company’s Board of Directors approved The Singing Machine Company, Inc. 2022 Equity Incentive Plan, (the”2022 Plan”). The 2022 Plan provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors, and independent contractors.

The maximum number of shares of common stock initially available for issuance under the 2022 Plan was 233,333 shares of common stock and thereafter an annual increase shall be added as of the first day of the Company’s fiscal year beginning in 2023, equal to the least of (i) 5% of the outstanding common stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) 33,334 shares, and (iii) a lesser amount as determined by the Company’s Board of Directors.

The shares of common stock subject to stock awards granted under the 2022 Plan that lapse, terminate, expire prior to exercise, are canceled or are forfeited, shall again become available for issuance under the 2022 Plan.

The 2022 Plan authorized an aggregate of 300,001 shares of the Company’s common stock available to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors. As of September 30, 2024, the Company had granted 166,296 shares of common stock and 70,252 common stock options under the 2022 Plan of which 70,252 stock options were vested leaving 63,453 shares available for issue.

401(k) Plan

Effective January 1, 2001, we adopted a voluntary 401(k) plan. All employees with at least one year of service are eligible to participate in our 401(k) plan. We make a matching contribution of 100% of salary deferral contributions up to 3% of pay, plus 50% of salary deferral contributions from 3% to 5% of pay for each payroll period. The amounts charged to earnings for contributions to this plan and administrative costs during the nine month transition period ended December 31, 2023, and year ended 2022 totaled approximately $46,000 and $58,000, respectively. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2023 and 2022 totaled approximately $74,000 and $70,000, respectively.

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Securities Authorized For Issuance Under Equity Compensation Plans

On April 12, 2022, our Board of Directors approved the 2022 Plan. The 2022 Plan provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors.

The maximum number of shares of common stock initially available for issuance under the 2022 Plan is 233,333 shares of common stock and thereafter an annual increase shall be added as of the first day of the Company’s fiscal year beginning in 2023, equal to the least of (i) 5% of the outstanding common stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) 333,334 shares, and (iii) a lesser amount as determined by the Board of Directors. The shares of common stock subject to stock awards granted under the 2022 Plan that lapse, terminate, expire prior to exercise, are canceled or are forfeited, shall again become available for issuance under the 2022 Plan. Effective April 1, 2023, there were 33,334 additional shares that were allotted to the 2022 Plan based on the annual plan increase. As of the date of filing of our Transition Report, the total shares available for issuance under the 2022 Plan are 165,469.

The following table summarizes our equity compensation plan information as of December 31, 2023:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted –average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation Plans
Equity compensation plans approved by security holders	76,752	$6.31	165,469
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	76,752	$6.31	165,469

PRINCIPAL STOCKHOLDERS

The following table provides information with respect to the beneficial ownership of our common stock as of November 20, 2024 by:

●	each of our executive officers and directors;

●	all of our current directors and executive officers as a group; and

●	each person or entity, or group of persons or entities, known by us to own beneficially more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of November 20, 2024. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

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Percentage ownership is based on 14,215,176 shares of common stock outstanding as of November 20, 2024. Percentage ownership after the Public Offering assumes exercise of the Pre-Funded Warrants, and no exercise of the Warrants.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Beneficial Ownership Prior to Public Offering	Percentage of Beneficial Ownership After Public Offering
Directors and Officers:
Gary Atkinson, Chief Executive Officer and Director (1)	31,985	*	* %
Bernardo Melo, Chief Revenue Officer and Director (1)	43,609	*	*
Richard Perez, Chief Financial Officer	-	*	*
Harvey Judkowitz, Director (1)	20,548	*	*
Joseph Kling, Director (1)	6,052	*	*
Mathieu Peloquin, Director (1)	2,284	*	*
Jay Foreman, Director (1) (3)	1,149,636	8.0%	1.7%

All Executive Officers and Directors as a Group (7 persons)	1,254,114	8.8%	1.8%

Beneficial owners of more than 5%:
Stingray Group Inc. (2)	1,643,347	11.5%	2.3%
Regalia Ventures (3)	1,098,901	7.7%	1.6%

* Represents less than 1%

(1)	Includes as to the person indicated, the following outstanding stock options to purchase shares of the Company’s Common Stock issued under 2022 Plan and other stock option awards, which will be vested and exercisable within 60 days of the record date: 20,001 options held by Gary Atkinson, 23,500 options held by Bernardo Melo, 5,669 options held by Harvey Judkowitz, 4,335 options held by Joseph Kling, and 1,667 options held by both Mathieu Peloquin and Jay Foreman.
(2)	Eric Boyko indirectly controls approximately 57.5% of the combined voting power of Stingray’s outstanding shares. As a result, Eric Boyko may be deemed to share beneficial ownership of the shares of common stock and the Stingray Warrants held by Stingray. The address of Stingray Group Inc. is 730 Wellington Street, Montréal, Québec H3C 1T4. The security holder may not exercise the warrants to the extent such exercise would cause the security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.

(3)	Based upon the Form 4 filed with the Securities and Exchange Commission on August 12, 2024 by Mr. Foreman, which reflects that the shares are owned by Regalia Ventures, LLC (“Regalia”). Mr. Foreman, the Managing Member of Regalia, is deemed to have voting and dispositive power with respect to the securities held by Regalia. The address of Regalia is 301 Yamato Road, Suite 4200, Boca Raton, FL 33431.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth below and compensation arrangements, including employment, and indemnification arrangements, discussed, there have been no transactions since the beginning of our last fiscal year, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

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Financing

On November 20, 2023, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with Stingray Group, Inc. and Regalia Ventures, LLC pursuant to which the Company sold an aggregate of 2,197,802 shares of its common stock at a price of $0.91 per share, representing a 3% premium to the closing price of the Company’s common stock on November 17, 2023, for gross proceeds of $2,000,000. One of the Purchasers, Regalia Ventures LLC, is an entity wholly owned by Jay Foreman, one of the Company’s directors. Mathieu Peloquin, one of the Company’s directors is an officer of the other Purchaser, Stingray Group, Inc. Stingray is a shareholder of the Company and an entity with which the Company has a music subscription sharing agreement with.

Due To/From Related Parties

The Company has a music subscription sharing agreement with Stingray. For the transition year ended December 31, 2023, and 2022, the Company received music subscription revenue of approximately $600,000 and $500,000, respectively. For the three months ended September 30, 2024, and 2023, the amounts earned from the subscription agreement were approximately $218,000 and $156,000, respectively. For the nine months ended September 30, 2024, and 2023, the amounts earned from the subscription agreement were approximately $567,000 and $550,000, respectively. These amounts were included as a component of net sales in the accompanying condensed consolidated statements of operations. On September 30, 2024, the Company had approximately $269,000 due to Stingray.

Review, Approval or Ratification of Transactions with Related Persons

We believe that the terms of all of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party. Our audit committee is charged with the responsibility to review, approve and oversee any transaction between the Company and any related party and to develop policies and procedures for the Committee’s approval of related party transactions. While we do not maintain a written policy with respect to related party transactions, our audit committee and board of directors routinely reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction. Each transaction is reviewed to determine that a related party transaction is entered into by us with the related party pursuant to normal competitive negotiation and on terms no more favorable than with an unrelated third party. We also generally require, unless permitted by law, that all related parties recuse themselves from negotiating and voting on behalf of the Company in connection with related party transactions.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share.

As of November 20, 2024, there were 14,215,176 shares of our common stock issued and outstanding held by approximately 37 holders of record, and no shares of our preferred stock issued and outstanding.

Common Stock

Our certificate of incorporation, as amended (“Certificate of Incorporation”) authorize us to issue up to 100,000,000 shares of common stock, $0.01 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

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Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Certificate of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

Securities Other than Common Stock Offered in the Public Offering

Warrants

The Warrants will be issued in the respective forms filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is subject to and qualified in its entirety by the filed exhibits. You should review a copy of each form of Series A Warrant and Series B Warrant for a complete description of the terms and conditions applicable to the Warrants.

The following is a brief summary of the Warrants and is still subject in all respect to the provisions contained in the form of each applicable Warrant.

Duration and Exercise Price

The Series A Warrants offered in the Public Offering will have an initial exercise price per share equal to $0.17, and the Series B Warrants will have an initial exercise price of $0.34. The exercise price of the Warrants were determined based on negotiations with the placement agent and the investors in the Public Offering. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

The Warrants will be issued separately from the common stock and Pre-Funded Warrants included in the Public Offering. Each share of our common stock or Pre-Funded Warrant purchased in the Public Offering will include a Series A Warrant and Series B Warrant, each to purchase one share of our common stock. The Series A Warrants and Series B Warrants will be issued in certificated form only.

Exercisability

The Series A Warrants and the Series B Warrants are not exercisable until the Initial Exercise Date. The Series A Warrants will expire on the five-year anniversary of the Initial Exercise Date and the Series B Warrants will expire on the two and one-half year anniversary of the Initial Exercise Date.

Each Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder will not have the right to exercise any portion of the Series A Warrants or Series B Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants and Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

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Cashless Exercise and Alternative Cashless Exercise

If at the time a holder exercises its Warrant, a registration statement registering the issuance of common stock underlying the Warrant under the Securities Act is not then effective or available, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Warrants.

In the case of the Series B Warrants, a holder may also effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternate cashless exercise option, the holder of the Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cashless exercise of the Series B Warrant and (y) 1.0.

Company Redemption Option

The Series A Warrants and Series B Warrants are redeemable by the Company in certain circumstances. Subject to certain exceptions, if, (i) the daily volume weighted average trading price of the common stock of the Company exceeds $0.34 for 10 consecutive trading days and (ii) the average daily trading volume of the shares of the common stock of the Company for such 10-trading day period exceeds $150,000 of shares, then we may upon 30 days’ notice (a “Redemption Notice”), call for redemption or cancellation of all or any portion of the warrants for which a notice of exercise has not yet been delivered for consideration equal to $0.01 per warrant share. Any portion of a warrant subject to such Redemption Notice for which a notice of exercise shall not have been received by the Redemption Date (as hereinafter defined) will be cancelled at 6:30 p.m. (New York City time) on the thirtieth calendar day after the date the Redemption Notice is sent by the Company (such date and time, the “Redemption Date”). Our right to call the warrants shall be exercised ratably among the holders based on each holders initial purchase of warrants.

Exercise Price Adjustments

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest VWAP during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $0.08555 prior to the Effective Shareholder Approval Date and a floor price of $0.03422 beginning on the Effective Shareholder Approval Date), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

On the fourth trading day after Shareholder Approval (the “Reset Date”), the exercise price of the Series A and Series B Warrants will be adjusted to equal the lower of (i) the exercise price then in effect and (ii) the greater of (a) the lowest daily volume weighted average price of the shares of Common Stock during the period commencing on the first trading day after the Effective Shareholder Approval Date and ending following the close of trading on the fourth trading day thereafter (the “Reset Period”), and (b) if prior to Shareholder Approval, a price equal to $0.08555, or following the Effective Shareholder Approval Date, a price equal to $0.03422 and the number of shares issuable upon exercise will be will be increased such that the aggregate exercise price of the Warrants on the issuance date for the shares of common stock underlying the Warrants then outstanding shall remain unchanged.

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The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock.

Any reduction to the exercise prices of the Series A Warrants and the Series B Warrants and resulting increase in the number of shares of common stock underlying the Warrants will be subject to a floor price equal to $0.08555 prior to the Effective Shareholder Approval Date, and $0.03422 beginning on the Effective Shareholder Approval Date. Following the Effective Shareholder Approval Date, the exercise price reduction and adjustment provisions with respect to the underlying shares of common stock in the Warrants described above will be effected using the reduced floor price.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants. Additionally, as more fully described in the Warrants, in the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such Warrants on the date of consummation of such transaction.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the Warrants. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the Warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered in the Public Offering is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

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Duration and Exercise Price

Each Pre-Funded Warrant offered in the Public Offering will have an initial exercise price per share of common stock equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our shares of common stock.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect an active trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

No Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such holder exercise their Pre-Funded Warrants. The Pre-Funded Warrants provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Warrant Certificate

The Pre-Funded Warrants will be issued in certificated form.

64

Other Securities of the Company Not Being Offered in the Public Offering

The following is a description of securities of the Company other than the common stock and Warrants being offered in the Public Offering.

Preferred Stock

Our Certificate of Incorporation authorize us to issue up to 1,000,000 shares of preferred stock, $1.00 par value. Our Board of Directors is authorized, without further action by the stockholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our Company.

Outstanding Warrants

As of November 20, 2024, we had 902,113 outstanding warrants with a weighted average exercise price of $3.20 per share, with a weighted average remaining life of 2 years.

Outstanding Options

As of November 20, 2024, we have 107,261 outstanding options with a weighted average exercise price of $8.07 per share, with a weighted average remaining contractual life of 5.96 years.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

65

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “RIME.”

SELLING STOCKHOLDER PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock held by the Selling Stockholders or its transferees, pledgees or other successors in interest may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock held by the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of common stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of his, her, or its common stock, if required, we will file a supplement to this prospectus. If the Selling Stockholders use this prospectus for any sale of their shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock held by the Selling Stockholders or its transferees, pledgees or other successors in interest may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements becomes available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

66

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and for the nine-month transition period from April 1, 2023 through December 31, 2023, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated balance sheet of the Company as of March 31, 2023, the related consolidated statements of operations, cash flows and shareholders’ equity for each of the two years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of SemiCab, Inc. as of December 31, 2023 and the related consolidated statements of operations for the year ended December 31, 2023, have been audited by Bush & Associates CPA LLC, the independent registered public accounting firm of SemiCab, Inc., as stated in their report which is included herein.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.ir.algoholdings.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not incorporated herein by references or otherwise a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

67

ALGORHYTHM HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

SEMICAB INC.

F-1

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)

Assets
Current Assets
Cash	$621,000	$6,703,000
Accounts receivable, net of allowances of $266,000 and $174,000, respectively	4,330,000	7,308,000
Due from Banks	22,000	-
Accounts receivable, related party	157,000	269,000
Inventory	7,328,000	6,871,000
Returns asset	1,081,000	1,919,000
Prepaid expenses and other current assets	867,000	136,000
Total Current Assets	14,406,000	23,206,000

Property and equipment, net	318,000	404,000
Operating leases - right of use assets	137,000	3,926,000
Other non-current assets	41,000	179,000
Intangible assets, net	1,356,000	-
Goodwill	3,354,000	-
Total Assets	19,612,000	$27,715,000

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$8,743,000	$7,616,000
Accrued expenses	4,303,000	2,614,000
Refund due to customer	462,000	1,743,000
Customer prepayments	-	687,000
Reserve for sales returns	2,212,000	3,390,000
Merchant cash advances payable	303,000	-
Notes payable	50,000	-
Current portion of notes payable to related parties	265,000	-
Current portion of operating lease liabilities	135,000	84,000
Other current liabilities	15,000	75,000
Total Current Liabilities	16,488,000	16,209,000

Other liabilities	-	3,000
Notes payable to related parties, net of current portion	385,000	-
Operating lease liabilities, net of current portion	-	3,925,000
Total Liabilities	16,873,000	20,137,000

Commitments and Contingencies

Shareholders’ (Deficit) Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 100,000,000 shares authorized; 11,079,678 issued and 9,752,755 shares outstanding at September 30, 2024 and 6,418,061 issued and outstanding at December 31, 2023.	98,000	64,000
Additional paid-in capital	35,995,000	33,429,000
Accumulated deficit	(33,206,000)	(25,915,000)
Non-controlling interest	(148,000)	-
Total Algorhythm Holdings Shareholders’ Equity	2,739,000	7,578,000

Total Liabilities and Shareholders’ Equity	$19,612,000	$27,715,000

See notes to the condensed consolidated financial statements

F-2

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net Sales	$10,622,000	$15,931,000	$15,488,000	$21,939,000

Cost of Goods Sold	8,247,000	12,197,000	12,287,000	16,582,000

Gross Profit	2,375,000	3,734,000	3,201,000	5,357,000

Operating Expenses
Selling expenses	653,000	1,169,000	1,830,000	2,426,000
General and administrative expenses	4,339,000	2,459,000	8,552,000	7,403,000
Net (gain) loss on early termination of operating lease	(3,874,000)	-	4,000	-
Total Operating Expenses	1,118,000	3,628,000	10,386,000	9,829,000

Income (Loss) from Operations	1,257,000	106,000	(7,185,000)	(4,472,000)

Other (Expenses) Income
Gain on disposal of fixed assets	-	44,000	-	44,000
Gain from Employee Retention Credit Program refund	-	-	-	704,000
Interest expense	(283,000)	(53,000)	(328,000)	(122,000)
Total Other (Expenses) Income, net	(283,000)	(9,000)	(328,000)	626,000

Income (Loss) Before Income Tax Benefit	974,000	97,000	(7,513,000)	(3,846,000)

Income Tax Benefit (Provision)	-	-	-	(1,502,000)

Consolidated Net Income (Loss)	974,000	97,000	(7,513,000)	(5,348,000)

Net (income) loss attributable to non-controlling interest	221,000	-	221,000	-

Net Income (Loss) Available to Common Stockholders	$1,195,000	$97,000	$(7,292,000)	$(5,348,000)

Income (Loss) per common share
Basic and diluted	$0.13	$0.03	$(0.99)	$(1.44)

Weighted Average Common and Common
Equivalent Shares:
Basic and diluted	9,095,504	4,220,259	7,341,204	3,726,259

See notes to the condensed consolidated financial statements

F-3

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

For the Three Months Ended September 30, 2024 and 2023

(Unaudited)

	Common Stock		Additional Paid in	Non-Controlling	Accumulated
	Shares	Amount	Capital	Interest	Deficit	Total
Balance at June 30, 2024	6,418,061	$64,000	$33,465,000	$-	$(34,401,000)	$(872,000)

Net (loss) income	-	-	-	(221,000)	1,195,000	974,000
Sale of common stock, net of offering costs	1,673,077	18,000	1,471,000	-	-	1,489,000
Stock based compensation	1,019,811	10,000	569,000	-	-	579,000
Common stock issued for purchase of SemiCab Inc	641,806	6,000	488,000	-	-	494,000
Issuance of subsidiary stock to non-controlling interest	-	-	-	74,000	-	74,000
Other	-	-	2,000	(1,000)	-	1,000

Balance at September 30, 2024	9,752,755	$98,000	$35,995,000	$(148,000)	$(33,206,000)	$2,739,000

	Common Stock		Additional Paid in	Non-Controlling	Accumulated
	Shares	Amount	Capital	Interest	Deficit	Total
Balance at June 30, 2023	4,220,259	$42,000	$31,479,000	$-	$(21,977,000)	$9,544,000

Net income	-	-	-	-	97,000	97,000
Stock based compensation	-	-	37,000	-	-	37,000
Other	-	-	(1,000)	-	1,000	-

Balance at September 30, 2023	4,220,259	$42,000	$31,515,000	$-	$(21,879,000)	$9,678,000

For the Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	Common Stock		Additional Paid in	Non-Controlling	Accumulated
	Shares	Amount	Capital	Interest	Deficit	Total

Balance at December 31, 2023	6,418,061	$64,000	$33,429,000	$-	$(25,915,000)	$7,578,000

Net loss	-	-	-	(221,000)	(7,292,000)	(7,513,000)
Sale of common stock, net of offering costs	1,673,077	18,000	1,471,000	-	-	1,489,000
Stock based compensation	1,019,811	10,000	606,000	-	-	616,000
Common stock issued for purchase of SemiCab Inc	641,806	6,000	488,000	-	-	494,000
Issuance of subsidiary stock to non-controlling interest	-	-	-	74,000	-	74,000
Other	-	-	1,000	(1,000)	1,000	1,000

Balance at September 30, 2024	9,752,755	$98,000	$35,995,000	$(148,000)	$(33,206,000)	$2,739,000

Balance at December 31, 2022	3,148,219	$31,000	$29,698,000	$-	$(16,531,000)	$13,198,000

Net loss	-	-	-	-	(5,348,000)	(5,348,000)
Sale of common stock, net of offering costs	1,057,810	11,000	1,629,000	-	-	1,640,000
Sale of common stock warrants	14,230	-	14,000	-	-	14,000
Stock based compensation	-	-	174,000	-	-	174,000

Balance at September 30, 2023	4,220,259	$42,000	$31,515,000	$-	$(21,879,000)	$9,678,000

See notes to the condensed consolidated financial statements.

F-4

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023

Cash flows from operating activities
Net loss	$(7,513,000)	$(5,348,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	159,000	289,000
Amortization of intangible assets	44,000	-
Provision for estimated cost of returns	839,000	1,095,000
Provision for inventory obsolescence	-	271,000
Credit losses	92,000	104,000
Gain on termination of operating lease	(246,000)	-
Net gain from disposal of property and equipment	-	(42,000)
Stock based compensation	616,000	174,000
Amortization of right of use assets	194,000	520,000
Change in net deferred tax assets	-	1,399,000
Changes in operating assets and liabilities:
Accounts receivable	3,079,000	(3,982,000)
Due from banks	(22,000)	(152,000)
Accounts receivable - related parties	(303,000)	117,000
Inventories	(456,000)	(3,424,000)
Prepaid expenses and other current assets	(718,000)	87,000
Other non-current assets	151,000	(248,000)
Accounts payable	394,000	10,442,000
Accrued expenses	(198,000)	(486,000)
Refunds due to customers	(1,967,000)	1,212,000
Reserve for sales returns	(1,180,000)	(646,000)
Operating lease liabilities	116,000	(622,000)
Payment of early termination fee on operating lease termination settlement	(150,000)	-
Net cash (used in) provided by operating activities	(7,069,000)	760,000
Cash flows from investing activities
Purchase of property and equipment	(70,000)	(163,000)
Cash received from purchase of SemiCab Inc	17,000	-
Disposal of property and equipment	-	55,000
Net cash used in investing activities	(53,000)	(108,000)

Cash flows from financing activities
Proceeds from sale of stock, net of offering costs	1,489,000	1,640,000
Payments on merchant cash advances payable	(327,000)	-
Net payment from revolving lines of credit	-	(1,761,000)
Other	(122,000)	(113,000)
Net cash provided by (used in) financing activities	1,040,000	(234,000)
Net change in cash	(6,082,000)	418,000

Cash at beginning of year	6,703,000	2,795,000
Cash at end of period	$621,000	$3,213,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$320,000	80,000
Non-Cash investing and financing cash flow information:
Common stock issued for purchase of SemiCab Inc	$569,000	$-
Equipment purchased under capital lease	$-	$55,000
Right of use assets exchanged for lease liabilities	$136,000	$3,874,000

See notes to the condensed consolidated financial statements

F-5

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

NOTE 1 – NATURE OF BUSINESS

Algorhythm Holdings, Inc. (f/k/a The Singing machine Company, Inc.) (the “Company”) is a holding company for an AI enabled software logistics business operated through our SemiCab Holding subsidiary and a home karaoke consumer products company that designs and distributes karaoke products globally to retailers and ecommerce partners through our Singing Machine subsidiary.

Our operations include our wholly owned subsidiaries, SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”), MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”) and SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab”).

Singing Machine is primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. We are a global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children.

SemiCab is a cloud-based collaborative transportation platform built to achieve the scalability required to predict and optimize full-truckload transportation at enterprise-scale. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML techniques and advanced predictive optimization models.

NOTE 2 - RECENT DEVELOPMENTS

Name and Symbol Change

Effective September 5, 2024, our Certificate of Incorporation was amended to effect a change in the name of the Company from “The Singing Machine Company, Inc.” to “Algorhythm Holdings, Inc.” In addition, effective September 8, 2024, the Company’s ticker symbol was changed from “MICS” to “RIME.”

Change in Fiscal Year

During 2023, our Board of Directors approved a change in our fiscal year end from March 31 to December 31. Our results of operations, cash flows, and all transactions impacting shareholders’ equity presented in this Quarterly Report on Form 10-Q as of September 30, 2024 are for the three and nine month periods ended September 30, 2024 and 2023.

ATM Offering

On June 26, 2024, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital markets, LLC, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,100,000 in shares of the Company’s common stock. On July 8, 2024, the Company entered into the First Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $2,020,000. On August 9, 2024, the Company entered into the Second Amendment to the Sales Agreement (the “Amendment”) to increase the number of shares to be sold in the ATM Offering to $3,100,000. Pursuant to the agreement, the Agent was paid $30,000 in fees to cover legal and administrative expenses and will receive an amount equal to 3% of the gross proceeds from each sale of the Company’s share of common stock. For the three and nine months ended September 30, 2024, the Company sold 1,673,077 shares of common stock under the ATM offering and received net proceeds of approximately $1,489,000 after payment of legal and accounting fees, brokerage commissions, and administrative fees to the agent of approximately $189,000.

F-6

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Subsequent to September 30, 2024 and through November 18, 2024 (the last trading day prior to filing), the Company sold 2,162,423 shares of common stock under the ATM offering, and received net proceeds of approximately $1,372,000 after payment of brokerage commissions and administrative fees to the agent of approximately $42,000.

Asset Purchase

On June 11, 2024, the Company and its wholly owned subsidiary SemiCab Holdings, LLC, a Nevada limited liability company (“SemiCab LLC” and collectively with the Company, the “Buyer”), SemiCab, Inc., a Delaware corporation (“SemiCab” or the “Seller”), Ajesh Kapoor and Vivek Sehgal entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Seller agreed to sell and assign to the Company, and the Company agreed to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities relating to the business of the Seller. Subject to certain exceptions set forth in the Asset Purchase Agreement, the parties agreed that the Buyer will not assume the liabilities of the Seller. SemiCab is an artificial intelligence, cloud-based collaborative transportation platform built to achieve the scalability required to predict and optimize semi-tractor trailer load efficiency.

On July 3, 2024, the parties closed on the asset purchase whereby the Company issued to the Seller (i) 641,806 shares of the Company’s common stock (ii) a twenty percent (20%) membership interest in SemiCab LLC.

Pursuant to the asset acquisition agreement, the Company and Seller entered into an option agreement (the “Option Agreement”), granting the Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited (“SMCB”), a wholly owned subsidiary of the Seller, in consideration for 320,903 shares of common stock of the Company. The Option Agreement expired unexercised.

Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”).

During the six months ended June 30, 2024, the Company abandoned its plans to continue use of the leased space and exercised its early termination provision of the Lease Agreement which was not accepted by the Landlord. Due to the abandonment of the lease, all assets related to the lease were impaired. Assets including security deposits, rent deposits and right of use assets of approximately $3,878,000 were written off during the three months ended June 30, 2024.

On July 26, 2024, OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), filed a civil action in the Supreme Court of the State of New York against MICS Nomad LLC, a subsidiary of the Company (“MICS NY”), and the Company (“the Defendants”) for alleged breach of lease, seeking monetary damages including unpaid rent, future unpaid rent, and other expenses related to the lease. The complaint alleged the Defendants breached the lease in various material respects.

On September 25, 2024, the Company entered into a Settlement Agreement for a full release and dismissal of the complaint within 5 business days of the Company’s payment of $250,000. Pursuant to the Settlement Agreement, the Company made the first payment of $150,000 was made on September 25, 2024 and a final payment of $100,000 was due and paid on October 25, 2024. On October 29, 2024, the Landlord filed a discontinuance with prejudice.

As a result of the settlement, during the three months ended September 30, 2024, the Company wrote off the remaining operating lease liability on the Lease Agreement and recognized a gain on early termination of the operating lease of approximately $3,874,000. For the nine months ended September 30, 2024, the Company recognized a loss on early termination of the operating lease of $4,000 which includes the $250,000 termination settlement expense. The net loss on early termination of the Lease Agreement was recorded as a component of operating expenses in the accompanying condensed consolidated statements of operations.

F-7

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Private Placement

On October 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with investors pursuant to which we sold, in a private placement (the “Private Placement”), secured notes with an aggregate principal amount of $2,352,941 (the “Notes”), for cash proceeds of $2,000,000, net of original issue discount of $352,941. As consideration for entering into the SPA, we issued a total of 2,299,998 shares of common stock of the Company to the investors on October 24, 2024 (See Note 17).

Oxford Credit Facility

On March 28, 2024, the Company and Oxford Commercial Finance, a Michigan banking corporation, (referred to as “Oxford”) entered into a Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Note”) for a $2,000,000 revolving line of credit (the “Oxford Line of Credit”). On October 17, 2024, the Company terminated the Loan Agreement and the Note. As of the date of termination, the Company had no outstanding amounts owed to Oxford and paid a termination fee of $40,000.

Share Repurchase

On November 1, 2024, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Regalia Ventures LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company agreed to repurchase from the Seller an aggregate of 1,098,901 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). Pursuant to the terms of the Repurchase Agreement, the Company has agreed to repurchase from the Seller, and the Seller has agreed to sell, assign and transfer to the Company, all of the Seller’s right, title and interest in and to the Shares, at a price per Share equal to the higher of: (1) the closing price of the common stock on the last trading day immediately preceding the date of the Repurchase Agreement; or (2) the highest volume weighted average price (VWAP) of the common stock during a pricing period of ten (10) consecutive trading days prior to the date of the Repurchase Agreement per share (the “Purchase Price”), and the Company shall issue to the Seller a promissory note in the principal amount equal to the Purchase Price, substantially in the form attached to the Repurchase Agreement as Exhibit A (the “Note”), and subject to terms and conditions therein.

The shares of common stock to be repurchased were originally issued to the Seller on November 21, 2023, pursuant to a certain stock purchase agreement, dated November 20, 2023.

As of the date of this filing, the repurchase of the shares has not yet closed.

NOTE 3 – LIQUIDITY, GOING CONCERN AND MANAGEMENT PLANS

As previously reported on Form 8-K filed on August 30, 2024, on August 26, 2024, the Company received a notice from The Nasdaq Stock Market LLC (“NASDAQ”) indicating that its stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 did not meet the minimum of $2,500,000 in stockholders’ equity required by NASDAQ Listing Rule 5550(b)(1) (the “Equity Rule”) for continued listing, or the alternatives of market value of listed securities or net income from continuing operations. Pursuant to the Equity Rule, the Company submitted a plan to regain compliance with the Equity Rule.

On November 13, 2024, the Company filed a Form 8-K stating that it believed it regained compliance with the Equity Rule. As disclosed herein, the Company reported stockholders’ equity of approximately $2.7 million.

NASDAQ has advised the Company that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

As of September 30, 2024, the Company had cash on hand of approximately $621,000 and deficit working capital of approximately $2,082,000 which is not sufficient to fund the Company’s planned operations through one year after the date the consolidated financial statements are issued. The Company has a recent history of recurring operating losses and decreases in working capital. These factors create substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that the Company’s audited consolidated financial statements are issued.

The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management intends to finance operations with future debt or equity financings, however, if and when such financings may occur are uncertain.

In making this assessment management performed a comprehensive analysis of the Company’s current circumstances including: its financial position, cash flow and cash usage forecasts, and obligations and debts. Although management has a recent history of successful capital raises, the analysis used to determine the Company’s ability as a going concern does not include cash sources outside the Company’s direct control that management expects to be available within the next 12 months.

F-8

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements for the three months ended September 30, 2024 and 2023 have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by US GAAP for complete consolidated financial statements.

In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the condensed consolidated financial position and the condensed consolidated results of operations. The condensed consolidated results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet as of September 30, 2024 and condensed financial statements information for the three and nine months ended September 30, 2024 and 2023 are unaudited whereas the condensed consolidated balance sheet as of December 31, 2023 is derived from the audited consolidated balance sheet as of that date. The condensed consolidated financial statements and notes hereto should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-KT for the transition period ended December 31, 2023. There have been no changes to our significant accounting policies as disclosed on the Company’s annual report on Form 10-KT for the transition period ended December 31, 2023.

Principles of Consolidation

The Company evaluates its business relationships with related parties to identify potential Variable Interest Entities (“VIEs”) under Accounting Standards Codification (“ASC”) 810, Consolidation. The Company will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company is considered to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

As prescribed by ASC 810, if the Company holds a variable interest in a VIE but is not the entity’s primary beneficiary, it shall disclose its methodology for determining if the Company is the primary beneficiary of the VIE, e.g., significant judgments and assumptions made. Additional information required includes information about the types of involvement considered significant, and those considered in the determination of whether the reporting entity is the primary beneficiary.

Furthermore, if the Company provides or intends to provide financial or other support (explicitly or implicitly) to the VIE, when not contractually required to, the Company shall disclose the type and amount of the support, along with the primary reasons for providing the support. Both qualitative and quantitative information about the Company’s involvement with the VIE, shall include the nature, purpose, size, and activities of the VIE, including how the VIE is financed.

Business Combinations

The Company allocates the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The purchase price allocation process requires management to make significant estimates and assumptions at the acquisition date with respect to intangible assets. The allocation of the consideration transferred in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date. Direct transaction costs associated with the business combination are expensed as incurred. The Company includes the results of operations of the business that it has acquired in its consolidated results prospectively from the date of acquisition.

Goodwill

The Company evaluates its goodwill for impairment in accordance with the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 350, Intangibles – Goodwill and Other. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value.

Intangible Assets

The Company acquired amortizable intangibles assets as part of asset purchase agreements consisting of customer relationships, trade names and proprietary technology. Such intangibles are amortized over their useful lives on a straight-line basis.

The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows.

F-9

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the exit price, or the amount that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs include those that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1: Quoted market prices in active markets for identical assets or liabilities.

●	Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or model-derived valuations. All significant inputs used in the Company’s valuations are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include quoted prices that were adjusted for security-specific restrictions which are compared to output from internally developed models such as a discounted cash flow model.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments carried at cost, including cash, accounts receivables and accounts and accounts receivable – related party, trade payables advances and notes payables and notes payable – related party approximate their fair value due to the short-term maturities of such instruments.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, that requires disclosure of significant segment expenses that are regularly reviewed by the chief operating decision maker and included within each reported measure of segment profit or loss. The standard also requires disclosure of the composition of other segment items included in the measure of segment profit or loss that are not separately disclosed. All disclosure requirements under ASU 2023-07 are also required for public entities with a single reportable segment. The ASU is effective for the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on our consolidated financial statements and related disclosures.

F-10

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to enhance the usefulness of income tax disclosures by requiring entities to disclose specific rate reconciliations, amount of income taxes separate by federal and individual tax jurisdictions, and the amount of income or loss from continuing operations before income tax expense or benefit disaggregated between federal, state and foreign. ASU 2023-09 is effective for the Company for its fiscal year beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on our consolidated financial statements and related disclosures.

NOTE 5 – ASSET ACQUISITION

On June 11, 2024, the Company and its wholly owned subsidiary SemiCab,LLC, SemiCab, Inc., Ajesh Kapoor and Vivek Sehgal entered into the Asset Purchase Agreement pursuant to which the Seller agreed to sell and assign to the Company, and the Company agreed to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities relating to the business of the Seller.

The Company decided to acquire SemiCab as part of a strategic plan to diversify its business and reduce its reliance solely on retail and consumer electronics and strategically focus on growth. The acquisition fit the Company’s strategic decision to pivot to a holding company structure.

On July 3, 2024, the parties completed the Asset Purchase Agreement whereby the Company issued to the Seller (i) 641,806 shares of the Company’s common stock with a value of approximately $494,000 (ii) a twenty percent (20%) membership interest in SemiCab LLC. (See Note 2).

Pursuant to the asset acquisition agreement, the Company and Seller entered into an option agreement (the “Option Agreement”), granting the Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited (“SMCB”), a wholly owned subsidiary of the Seller, in consideration for 320,903 shares of common stock of the Company. As of the date of this filing, the Option Agreement expired unexercised.

In connection with the asset acquisition agreement, effective July 3, 2024, SemiCab, LLC entered into employment agreements (the “Agreements”) with Ajesh Kapoor and Vivek Sehgal Kapoor’s agreement spans three years with an annual base salary of $140,000 for 2024, $240,000 for 2025, and $300,000 for subsequent years, and Sehgal’s agreement also spans three years with an annual base salary of $105,000 for 2024, $210,000 for 2025, $240,000 for 2026, $270,000 for 2027, and $300,000 for 2028. Both executives’ salaries are subject to annual review by the Board. They are eligible for annual performance-based bonuses contingent on specific goals set by the Board and will participate in the 2022 Equity Incentive Plan, receiving annual equity issuances and cash-based incentives tied to revenue milestones. Both are entitled to standard employee benefits, including health insurance and retirement plans.

F-11

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

On July 3, 2024, the (“Acquisition Date”), the Company acquired substantially all the assets and assumed certain liabilities of SemiCab, Inc. in exchange for the purchase price consideration of approximately $983,000. On July 3, 2024, the value of the total identifiable intangible assets, including goodwill was approximately $4,754,000, based on the restricted value of SMC common shares on the date of acquisition. The Company also recognized non-controlling interest at fair value as of the Acquisition Date in the amount of approximately $74,000 representing 20% ownership in SemiCab Holdings, LLC, which is 80% owned by the Company.

The trade names and developed technology intangible assets were valued using the relief-from-royalty method. The relief-from-royalty method is one of the methods under the income approach wherein estimates of a company’s earnings attributable to the intangible asset are based on the royalty rate the company would have paid for the use of the asset if it did not own it. Royalty payments are estimated by applying royalty rates of 0.5% to the prospective revenue attributable to the intangible asset. The resulting net annual royalty payments are then discounted to present value using a discount factor of 33%, and the remaining economic life of nine years.

The Company determined an estimated fair value of customer relationships using multi-period excess earnings approach utilizing a discounted cash flow methodology. The analysis included assumptions regarding the growth rate for the development of new businesses, concluding between 8% and 20% organic growth rates for revenue attributable to existing customers. A discount rate of 33% was used for the weighted average cost of capital analysis, along with the evaluation of the capital expenditure requirements associated with any new initiatives developed by SemiCab. The purchase accounting for this transaction is provisional and subject to measurement period adjustments for one year following the date of acquisition.

The valuations for the above intangible assets require use of unobservable inputs that are classified as Level 3 on the fair value hierarchy.

The goodwill resulting from this acquisition is tax deductible.

The following table presents the allocation of the consideration transferred to the assets acquired and liabilities assumed based on their fair values:

Equity consideration	$494,000
Fair value of non-controlling interest	74,000
Total Equity Consideration	568,000
Debt Extinguishment	415,000
Total Consideration	$983,000

Identifiable net assets acquired:
Cash and Cash Equivalents	$17,000
Accounts receivable	193,000
Prepaid expenses and other current assets	13,000
Property and equipment, net	3,000
Other Non-Current Operating Assets, Net	14,000
Customer Relationships (9 year estimated useful life)	747,000
Trade Name (9 year estimated useful life)	272,000
Developed Technology (6 year estimated useful life)	381,000
Accounts payable and accrued expenses	(2,680,000)
Loans payable Merchant Cash Advances (MCA)	(631,000)
Note payable	(50,000)
Notes payable Related Parties	(650,000)
Net assets acquired	(2,371,000)
Estimated Goodwill	$3,354,000

Pro Forma Information

The unaudited pro forma financial information below presents the effects of the Asset Purchase Agreement as though it had been completed on January 1, 2023. The pro forma adjustments are derived from the historically reported transactions of the respective companies. The pro forma results do not include anticipated combined effects or other expected benefits of the acquisition. The pro forma results for the nine months ended September 30, 2024 and 2023 reflect the combined performance of the Company and the SemiCab business for that period. The unaudited pro forma information is based on available data and certain assumptions that the Company believes are reasonable given the circumstances. However, actual results may differ materially from the assumptions used in the accompanying unaudited pro forma financial information. This selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not intended to represent what the actual consolidated results of operations would have been had the acquisition date occurred on January 1, 2023, nor does it attempt to forecast future consolidated results of operations.

F-12

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

	Nine Months Ended
	September 30, 2024	September 30, 2023
Net revenue	$16,831,000	26,848,000
Operating loss from continuing operations	(8,093,000)	(6,187,000)
Net loss	(8,451,000)	(7,164,000)

The pro forma results for the nine months ended September 30, 2023, include a net increase in operating expenses of $265,000, consisting of legal and accounting expenses of approximately $215,000 associated with the acquisition of SemiCab and $50,000 in shares of SMC common stock issued to Vivek Sehgal as sign-on bonus.

NOTE 6 – FINANCING

Oxford Credit Facility

On March 28, 2024, the Company entered into a Loan and Security Agreement (the “Credit Agreement”) with Oxford Business Credit “Oxford”), as Lender. The Credit Agreement established a secured asset-backed revolving credit facility which is comprised of a maximum $2,000,000 revolving credit facility (“Credit Facility”) (“Revolving Loan Cap”). Availability under the Credit Facility is determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable of the Borrowers. The Company’s obligations under the Credit Agreement are secured by a continuing security interest in all property of each Loan Party, subject to certain excluded collateral (as defined in the Credit Agreement). As of September 30, 2024, there was approximately $22,000 due from Oxford for cash collections received that exceeded the amount due on the Credit Agreement. As of September 30, 2024, there were no funds available for borrowing under the Credit Facility.

Borrowings under the Credit Facility take the form of base rate loans at interest rates of the Wall Street Journal Prime Rate plus 2.5%, but in any event no less than 10%. The Credit Agreement includes certain covenants which include, but are not limited to restrictions on debt, asset liens, capital expenditures, formation of new entities and financial covenants. For the three and nine months ended September 30, 2024, the Company incurred interest expense of approximately $24,000 and $66,000, respectively associated with financing costs from the Credit Agreement.

The Credit Agreement is for a two-year term that expires on November 28, 2026, and automatically renews for an additional one-year term on each anniversary of date of the agreement unless the Company notifies Oxford within 60 days before the anniversary date of its intention to pay off the Credit Facility and terminate the Credit Agreement.

The Company is subject to a two percent (2%) exit fee (“Exit Fee”) of the Revolving Loan Cap if the Company terminates the Credit Agreement and repays the obligations under Credit Facility prior to the anniversary date of the Credit Agreement. The Exit Fee shall automatically renew on the two-year anniversary date of the Loan Agreement for an additional one-year period unless the Company notifies Lender in writing within sixty (60) days before such anniversary date of Borrower’s intention to pay off this Credit Facility and terminate the Credit Agreement and all obligations of the Credit Facility are paid in full by such anniversary date. There were no draws against the Credit Facility since inception of the Credit Agreement.

On October 17, 2024, the Company voluntarily terminated the Credit Agreement. Pursuant to the terms of the Credit Agreement the Company was obligated to pay a $40,000 Exit Fee due to termination prior to the anniversary date of the Credit Agreement.

Fifth Third Bank Asset-backed Revolving Credit Facility

On October 14, 2022, the Company entered into a Loan and Security Agreement with Fifth Third Financial Corporation (the “Credit Agreement”), as Lender, replacing the Company’s credit facilities with Crestmark and IHC that were terminated by the Company on October 13, 2022. The Credit Agreement established a secured asset-backed revolving credit facility which is comprised of a maximum $15,000,000 revolving credit facility (“Credit Facility”). The Credit Facility was terminated on November 17, 2023. Availability under the Credit Facility was determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable and eligible inventory of the Borrowers. The Company’s obligations under the Credit Agreement are secured by a continuing security interest in all property of each Loan Party, subject to certain excluded collateral (as defined in the Credit Facility).

Costs associated with closing of the Credit Agreement of approximately $254,000 were deferred and being amortized over life of the loan. During the three months and nine months ended September 30, 2023 the Company incurred approximately $21,000 and $63,000, respectively associated with the amortization of deferred financing costs from the Credit Agreement.

F-13

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Borrowings under the Credit Facility took the form of base rate loans at interest rates of the greater of either (a) the Prime Rate plus 0.50% or (b) the Secured Overnight Financing Rate (“SOFR”) 30-day term rate plus 3%, subject to a minimum of 0.050% in either case.

During the three and nine months ended September 30, 2023, the Company incurred interest expense of approximately $19,000 and $59,000 respectively, associated with interest and financing costs from the Credit Agreement.

On May 19, 2023, the Company executed a Waiver and First Amendment agreement which provides for a waiver of previous defaults and instituted new covenants.

On August 30, 2023, the Company entered into a Waiver and Second Amendment (the “Revolving Loan Amendment”) to the Credit Agreement. The Revolving Loan Amendment provides for, among other things, (i) a waiver of all known existing defaults under the Credit Agreement as of the date of the Revolving Loan Amendment and (ii) the amendment of the definition of “Borrowing Base” to reduce from $5,000,000 to $2,000,000.

On November 17, 2023, the Company voluntarily terminated the Credit Agreement as the Company could not comply with the debt coverage financial covenant effective September 30, 2023. There was no balance outstanding on the credit agreement as of the termination date.

Merchant Cash Advance payable – Agile Capital Funding, LLC

Pursuant to the acquisition of SemiCab, the Company assumed a Merchant Cash Advance (“MCA Financing”) payable with Agile Capital Funding, LLC (“Agile”). On March 22, 2024, SemiCab entered into a MCA Financing agreement with Agile. The initial amount borrowed was $315,000, with net proceeds to the Company in the amount of $300,000. Repayment terms stipulate weekly payments in the amount of $16,200 for weeks, for a total of $453,600 repaid. The effective interest rate for the borrowings is 15%. As September 30, 2024 the amount due on this MCA Financing was approximately $146,500.

Merchant Cash Advance payable – Cedar Advance, LLC

Pursuant to the acquisition of SemiCab, the Company assumed a MCA Financing payable with Cedar Advance, LLC (“Cedar”). On May 8, 2024, SemiCab entered into an MCA Financing with Cedar. The initial amount borrowed was $215,000, with net proceeds to the Company in the amount of $204,250. Repayment terms stipulate weekly payments in the amount of $11,133 for 28 weeks, for a total of $311,750 repaid. The effective interest rate for the borrowings is 18%. As September 30, 2024 the amount due on this MCA Financing was approximately $156,920.

Loan Payable SemiCab Investor

SemiCab maintains a loan from a SemiCab investor in the amount of $50,000. The loan bears interest at 10% per annum and matured on May 15, 2024 and is unsecured. As of September 30, 2024 the loan had not been paid and is in default. The principal amount due is recorded as a component of notes payable on the accompanying condensed consolidated balance sheets.

NOTE 7 – LOANS PAYABLE – RELATED PARTIES

SemiCab maintains several outstanding affiliate loans from Ajesh Kapoor and Vivek Sehgal, (current employees and original founders of SemiCab) initially issued by SemiCab Holdings LLC. The notes are unsecured. There was accrued interest payable is approximately $72,000 that is included as a component of accrued expenses on the accompanying condensed consolidated balance sheets. Interest expense on these related party loans for the three and nine months ended September 30, 2024 was approximately $28,000.

F-14

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

The specific terms of each loan are summarized in the table below:

	Issue	Maturity		Interest
Holder	Date	Date	Status	Rate	Principal
Ajesh Kapoor	7/10/2021	7/10/2026	Current	9.0%	$150,000
Ajesh Kapoor	8/27/2021	8/26/2026	Current	9.0%	235,000
Vivek Seghal	4/17/2023	10/13/2023	Default	10.0%	50,000
Ajesh Kapoor	5/5/2023	5/4/2024	Default	10.0%	50,000
Ajesh Kapoor	5/17/2023	5/16/2024	Default	10.0%	165,000
Amount due as of September 30, 2024					650,000
Less: Current portion of notes payable to related parties					265,000

Notes payable to related parties, net of current portion					$385,000

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Settlement Agreement – Efficient Capital Labs, Inc.

On May 18, 2023 SemiCab entered into a Installment Business Loan Agreement (“IBLA”) with a principal balance of $1,000,000 with Efficient Capital Labs, Inc. (“ECL”) to finance working capital and product development. The loan had a 12-month maturity date. Repayments were originally scheduled to begin in June 2023, in equal installments of $91,667 for 13 months, with an interest rate of 17.97%. On May 18, 2024, SemiCab entered into a settlement agreement (“Settlement”) with ECL. The terms of repayment are as follows:

Payment: Semicab shall pay to ECL the sum of $946,666USD (the “Settlement Sum”) as follows:

(a) On or before May 20, 2024, Semicab shall pay ECL $25,000.00 USD (the “Initial Payment”);

(b) On or before June 3, 2024, Semicab shall pay ECL $75,000.00 USD (the “Second Payment”);

(c) On or before the first business day of each of the following ten (10) calendar months, starting July 1, 2024 Semicab shall pay ECL $84,666 USD (the “Additional Payments,” and each an “Additional Payment”).

As of September 30, 2024 the amount payable on the Settlement is $578,917 and recorded as a component accrued expenses on the accompanying condensed consolidated balance sheets.

Blue Yonder, Inc. Lawsuit

Pursuant to the asset purchase agreement with SemiCab, the Company assumed a judgement against SemiCab regarding damages resulting from contract breach for IT subscription-based services. On March 28, 2020, SemiCab entered into a service contract and agreement with Blue Yonder, Inc. (“Blue Yonder”) for certain IT subscription-based services. The original term of the agreement was for three years, at a price of $100,000 per year, for a total of $300,000. On June 21, 2023, Blue Yonder filed a lawsuit claiming damages in the amount of $275,000 with the Maricopa County Superior Court in Arizona (“Lawsuit”). The suit was found in favor of Blue Yonder in the amount of $509,119, subject to two separate milestone payments that would otherwise deem the entire balance due satisfied if either milestone payment is made by the Company. The first milestone payment for $175,000 and was due on July 1, 2024 and was not made. In the event this payment is made, the remaining settlement shall be deemed satisfied. If this payment is not made, the Company shall owe a total of $225,000 by October 1, 2024. In the event this payment is made, the remaining settlement shall be deemed satisfied. If neither payment is made, Blue Yonder shall be entitled to execute the full $509,119 beginning January 1, 2025. As of the date of this filing, none of the scheduled payments have been made. A liability of $509,119 has been recorded as a component of accrued expenses on the accompanying condensed consolidated balance sheets.

F-15

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Derivative Action

On December 21, 2023, Ault Lending, LLC, a wholly owned subsidiary of Ault Alliance, Inc. (“Ault”), one of the Company’s largest shareholders, filed a derivative shareholder action in Delaware Chancery Court against the Company, its Directors, and other Company shareholders (The Stingray Group, Inc. and Regalia Ventures) (“the Defendants”) for alleged breach of fiduciary duty in approving a recent above-market private placement equity transaction. The complaint alleges the Company, and its directors followed an inadequate process in evaluating the private placement transaction which occurred back in November 2023 and entered into the transaction with an intent to dilute Ault’s ownership stake in the Company. The Company filed a motion to dismiss the complaint. Based on the Company’s assessment of the facts underlying the claims, the uncertainty of the litigation and the preliminary stage of the case, the Company cannot reasonably estimate the potential loss or range of loss that may result from this action.

The Company is involved in litigation arising from other matters in the ordinary course of business. The Company is subject to claims, suits and other proceedings that could result in fines, civil penalties, or other adverse consequences. The Company records a liability when it believes that it is probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.

NOTE 9 – OPERATING LEASES

At the time of this filing, the Company has operating lease agreements for offices in Florida and Hong Kong.

The Company entered into an operating lease agreement, effective October 1, 2017, for our corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space which expired on March 31, 2024. On February 22, 2024, the Company executed a lease extension for 14 months effective April 1, 2024, and expires on May 31, 2025. The base rent on the extension is approximately $10,000 per month subject to a 3% annual adjustment.

The Company entered into an operating lease on August 23, 2023, for approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space. During the nine months ended September 30, 2024, the Company abandoned its plans to continue use of the leased space. On September 25, 2024, the Company entered into a Settlement Agreement for a full release and termination of the Lease Agreement in exchange for Company’s payment of $250,000. (See Note 2).

Supplemental balance sheet information related to leases as of September 30, 2024 and December 31, 2023 is as follows:

Assets:	September 30, 2024	December 31, 2023
Operating lease - right-of-use assets	$137,000	$3,926,000

Liabilities
Current
Current portion of operating leases	$135,000	$84,000
Operating lease liabilities, net of current portion	$-	$3,925,000

Supplemental statement of operations information related to operating leases is as follows:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023

Operating lease expense as a component of general and administrative expenses	$45,000	$279,000	$444,000	$762,000

Supplemental cash flow information related to operating leases is as follows:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow paid for operating leases	$45,000	$363,000	$136,000	$868,000

Lease term and Discount Rate
Weighted average remaining lease term (years)	0.8	15.1
Weighted average discount rate	9.0%	12.0%

F-16

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Minimum future payments under all operating leases as of September 30, 2024, are as follows:

Payments due by period	Amount
2024 (remaining six months)	$46,000
2025	94,000
Total minimum future payments	140,000
Less: Interest	5,000
Total operating lease liabilities	$135,000

NOTE 10 – ISSUANCE OF COMMON STOCK

Equity Incentive Plan

On April 12, 2022, the Board of Directors approved The Singing Machine Company, Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The 2022 Plan provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors.

There were 150,943 share base compensation awards issued under the 2022 Plan during the three and nine months ended September 30, 2024 with a weighted average grant date fair value of $0.55 per share. There were no share base compensation awards issued under the 2022 Plan during the three and nine months ended September 30, 2023. There were 1,250 and 6,500 shares forfeited during the three and nine months ended September 30, 2024, respectively. There were no shares forfeited during the three and nine months ended September 30, 2023. As of September 30, 2024, there were 63,453 shares available to be issued under the 2022 Plan.

Equity compensation under the 2022 Plan was approximately $101,000 and $138,000 during the three and nine months ended September 30, 2024 and was expensed as a component of general administrative expenses on the accompanying condensed consolidated statements of operations. As of September 30, 2024, there was an unrecognized expense of approximately $50,000 remaining on options currently vesting over time with an approximate weighted average of twelve months remaining until these options are fully vested.

The vested options as of September 30, 2024, had no intrinsic value.

Other Equity Compensation

During the three and nine months ended September 30, 2024, the Company issued 774,528 shares of common stock to three vendors for payment of consulting services rendered and 94,340 for restricted shares of common stock to Vivek Sehgal (a related party) as bonus compensation (See Note 5). The grant date fair value for all of these share issuances was approximately $478,000 and were expensed as a component of general and administrative expenses on the accompanying condensed consolidated statements of operations during the three and nine months ended September 30, 2024. These shares vest immediately but must be held for a minimum of six months in accordance with Securities Exchange Commission Rule 144.

NOTE 11 - WARRANTS

Common warrants issued and outstanding as of September 30, 2024 and December 31, 2023, were 902,113. There were no changes in the warrants outstanding during the period.

As of September 30, 2024, the Company’s warrants by expiration date were as follows:

Number of Common Warrants	Exercise Price	Expiration Date
802,113	$2.80	September 15, 2026
100,000	$5.00	May 23, 2027
902,113

F-17

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

NOTE 12 - COMPUTATION OF LOSS PER SHARE

Computation of basic and dilutive loss per share for the three and nine months ended September 30, 2024 and 2023 are as follows:

	For the three months ended September 30, 2024	For the three months ended September 30, 2023	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023
Net income (loss) available to common stockholders	$1,195,000	$97,000	$(7,292,000)	$(5,348,000)
Weighted-average common shares outstanding	9,095,504	4,220,259	7,341,204	3,726,259
Basic and diluted income (loss) per share	$0.13	$0.03	$(0.99)	$(1.44)

Basic net loss per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share reflects the potential dilution assuming shares of common stock were issued upon the exercise of outstanding in-the-money options and the proceeds thereof were used to purchase shares of the Company’s common stock at the average market price during the period using the treasury stock method.

For the three and nine months ended September 30, 2024 and 2023, options to purchase 98,178 and 91,261 shares of common stock, respectively and options to purchase 902,113 common stock warrants for both September 30, 2024 and 2023 were excluded in the calculation of diluted net loss per share as the result would have been anti-dilutive.

NOTE 13 - INCOME TAXES

For the three months ended September 30, 2024 and 2023 the Company did not recognize income tax provision as the Company is not forecasting any taxable income for the current year and had a loss before income tax benefit in the previous year. The Company’s income tax provision for the nine months ended September 30, 2023, was approximately $1,502,000 as the Company recognized a valuation reserve of all of its deferred tax assets based on the recent history of losses and forecasts that suggested the Company would not be able to utilize the deferred tax assets in the future.

The Company’s income tax expense differs from the expected tax benefit/expense based on statutory rates primarily due to full valuation allowance for all of its subsidiaries for the three and nine months ended September 30, 2024 and 2023.

NOTE 14 – REVENUE DISAGGREGATION

The Company disaggregates revenues by product line and major geographic region as most of its revenue is generated by the sales of karaoke hardware and the Company has no other material business segments:

 Revenue by product line is as follows:

	Three Months Ended		Nine Months Ended
Product Line	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Classic Karaoke Machines	$8,218,000	$14,636,000	$10,521,000	$17,363,000
Licensed Products	180,000	36,000	377,000	32,000
Kids Youth Electronics	379,000	297,000	546,000	451,000
Microphones and Accessories	1,500,000	806,000	3,329,000	3,543,000
Music Subscriptions	218,000	156,000	588,000	550,000
Logistics Services	127,000	-	127,000	-

Total Net Sales	$10,622,000	$15,931,000	$15,488,000	$21,939,000

F-18

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

Sales by geographic region for the periods presented are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

North America	$10,466,000	$15,378,000	$15,208,000	$21,386,000
Australia	50,000	263,000	174,000	263,000
Europe	106,000	290,000	106,000	290,000
	$10,622,000	$15,931,000	$15,488,000	$21,939,000

The Company selectively participates in a retailer’s co-op promotion incentives by providing marketing fund allowances to its customers. As these co-op promotion initiatives are not a distinct good or service and the Company cannot reasonably estimate the fair value of the benefit it receives from these arrangements, the cost of these allowances at the time they are offered to the customers are recorded as a reduction to net sales. For the three months ended September 30, 2024 and 2023, co-op promotion incentives were approximately $908,000 and $1,637,000, respectively. For the nine months ended September 30, 2024 and 2023, co-op promotion incentives were approximately $1,257,000 and $1,901,000, respectively. The Company’s estimated reserve for co-op promotion incentives was approximately $1,833,000 and $1,277,000 as of September 30, 2024 and December 31, 2023, respectively. The estimated reserve for co-op promotions is a component of accrued expenses on the accompanying condensed consolidated balance sheets.

The Company estimates variable consideration under its return allowance programs for goods returned from the customer whereby a revenue return reserve is recorded based on historic return amounts, specific events as identified and management estimates. The Company’s reserve for sales returns as of September 30, 2024 and December 31, 2023, was approximately $2,212,000 and $3,390,000, respectively. In conjunction with the recording of the revenue sales return reserve, the Company estimates the cost of products that are expected to be returned under its return allowance program whereby the estimated cost of product returns is recorded as an asset. The asset is separately stated as returns asset on the condensed consolidated balance sheets. The Company’s estimated cost of returns as of September 30, 2024 and December 31, 2023, was approximately $1,081,000 and $1,919,000, respectively.

A return program for defective goods is negotiated with each of the Company’s wholesale customers on a year-to-year basis. Customers are allowed to return defective goods within a specified period of time after shipment (between six and nine months). The Company does make occasional exceptions to this return policy and accordingly records a sales return reserve based on historic return amounts, specific exceptions as identified and management estimates.

The Company records a sales reserve for its return goods programs at the time of sale for estimated sales returns that may occur. The liability for defective goods is included in the reserve for sales returns on the condensed consolidated balance sheets.

NOTE 15 - CONCENTRATIONS OF CREDIT RISK AND REVENUE

The Company derives a majority of its revenues from retailers of products in the United States. The Company’s allowance for credit losses is based upon management’s estimates and historical experience and reflects the fact that accounts receivable is concentrated with several large customers. At September 30, 2024, 70% of accounts receivable were due from three customers in North America that individually owed over 10% of total accounts receivable. On December 31, 2023, 82% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable.

Revenues from customers representing greater than 10% of total net sales derived from our top three customers as a percentage of net sales were 41%, 20%, and 13% for the three months ended September 30, 2024. Revenues from customers representing greater than 10% of total net sales derived from three customers as a percentage of net sales were 28%, 22% and 21% for the three months ended September 30, 2023. Revenues from customers representing greater than 10% of total net sales derived from our top four customers as a percentage of net sales were 29%, 27%, 15% and 10% for the nine months ended September 30, 2024. Revenues from customers representing greater than 10% of total net sales derived from our top three customers as a percentage of net sales were 44%, 13% and 12% for the nine months ended September 30, 2023. The loss of any of these customers could have an adverse impact on the Company.

F-19

ALGORHYTHM HOLDINGS, INC. and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

(Unaudited)

NOTE 16 – RELATED PARTY TRANSACTIONS

Due To/From Related Parties

Stingray

Stingray Group, Inc. (“Stingray”) is an existing shareholder with board representation. The Company has a music subscription sharing agreement with Stingray. For the three months ended September 30, 2024, and 2023, the amounts earned from the subscription agreement were approximately $218,000 and $156,000, respectively. For the nine months ended September 30, 2024, and 2023, the amounts earned from the subscription agreement were approximately $567,000 and $550,000, respectively. These amounts were included as a component of net sales in the accompanying condensed consolidated statements of operations. On September 30, 2024, the Company had approximately $157,000 due from Stingray. On December 31, 2023, the Company had approximately $269,000 due from Stingray for music subscription reimbursement.

SMCB

The Company determined that SMCB is a VIE as the Company provides financial support to SMCB. While not contractually obligated, SMCB currently relies on our reimbursement of certain costs under a Services Agreement (“MSA”) whereby SMCB agree to provide IT software development services to support SemiCab’s US operations. In exchange, under the MSA, the Company grants intellectual property rights to SMCB to use the software platform in India. Compensation for services is invoiced and paid on a monthly or quarterly basis as agreed by both parties, with rates subject to periodic review and revision. As a result of this relationship SMCB has been determined to be a VIE.

Pursuant to the asset acquisition agreement of SemiCab, the Company entered into an option agreement granting the right to acquire all of the issued and outstanding capital securities of SMCB, however the option agreement expired on August 31, 2024 unexercised.

The Company further determined that it is not the primary beneficiary of SMCB as the Company does not have the power to direct or control SMCB’s significant activities related to its business. Accordingly, the Company has not consolidated SMCB’s results of operations and financial position in the accompanying condensed consolidated financials presented for this period.

As of September 30, 2024, the Company has advanced approximately $776,000 to SMCB for estimated prepaid services to be provided by SMCB in accordance with the MSA which are a component of prepaid expenses and other current assets on the accompanying condensed consolidated balance sheets. During the three months ended September 30, 2024, the Company incurred approximately $422,000 in software support services under the MSA.

NOTE 17 – SUBSEQUENT EVENTS

Securities Purchase Agreement

On October 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company agreed to issue and sell to each purchaser (i) an Original Issue Discount Senior Secured Note with a principal amount equal to such purchaser’s subscription amount divided by 0.85 (each a “Note” and collectively, the “Notes”), and (ii) a number of shares of common stock of the Company, par value $0.01 equal to (i) 2,300,000 multiplied by (ii) such purchaser’s subscription amount divided by (iii) $2,000,000 (the “Shares”) (the transactions contemplated under the SPA, the “Offering”).The aggregate gross proceeds to the Company were approximately $2.0 million, before deducting placement agent fees and expenses. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The Company agreed to certain registration rights with respect to the Shares, as described in the SPA. The Company also granted the purchasers a right to participate up to an amount of 20% in any issuance by the Company of common stock or common stock equivalents for cash, subject to certain exceptions, during the 90 days after the closing of the Offering.

Univest Securities LLC served as the placement agent in the Offering and received 7% of the gross proceeds received by the Company and reimbursement of the legal fees of its counsel.

The Offering closed on October 24, 2024. At the closing, the Company issued to the purchasers an aggregate of 2,300,000 shares of its common stock and Notes in the aggregate principal amount of $2,352,941for total proceeds of $2,000,000 net of original issue discount of $352,941.

At the closing, the Company issued a Note to each purchaser equal to such purchaser’s subscription amount divided by 0.85. The Notes were issued with an original issue discount of 15%. No interest shall accrue on the Notes unless and until an Event of Default (as defined in the Notes) has occurred, upon which interest shall accrue at a rate of fourteen percent (14.0%) per annum and shall be computed on the basis of a three hundred sixty (360)-day year and twelve (12) thirty (30)-day months and shall be payable on the maturity date, which is ninety (90) days from the issuance date of October 24, 2024.

The Notes also provide for redemption upon a change of control, as such term is defined under the Notes and mandatory redemption upon the receipt of net proceeds from any offering of equity or debt by the Company. The Company also has the right to prepay the Notes.

The Notes are secured by a security interest in the assets and property of the Company and its subsidiaries and guaranteed by the Company’s subsidiaries, pursuant to the terms of a Guarantee Agreement entered into among the purchasers and the Company and each of its subsidiaries.

Stock Repurchase Agreement

On November 1, 2024, the Company entered into Stock Repurchase Agreement (the “Repurchase Agreement”) with Regalia Ventures LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company agreed to repurchase from the Seller an aggregate of 1,098,901 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). The shares of common stock to be repurchased were originally issued to the Seller on November 21, 2023, pursuant to a certain stock purchase agreement, dated November 20, 2023.

As consideration for the transaction contemplated by the Repurchase Agreement (the “Stock Repurchase”), when the transaction closes, the Company has agreed to repurchase from the Seller, and the Seller has agreed to sell, assign and transfer to the Company, all of the Seller’s right, title and interest in and to the Shares, at a price per Share equal to the higher of: (1) the closing price of the common stock on the last trading day immediately preceding the date of the Repurchase Agreement; or (2) the highest volume weighted average price (VWAP) of the common stock during a pricing period of ten (10) consecutive trading days prior to the date of the Repurchase Agreement per share (the “Purchase Price”), and the Company shall issue to the Seller a promissory note in the principal amount equal to the Purchase Price.

As of the date of this filing, the repurchase of the shares has not yet closed.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

The Singing Machine Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc. (the “Company”) as of December 31, 2023, the related consolidated statements of operations, cash flows, and, shareholders’ equity for the nine month transition period from April 1, 2023 through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from April 1, 2023 through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Reserve for Sales Returns:

As discussed in Note 4 to the consolidated financial statements, the Company estimates the sales value of goods to be returned from our allowance programs for goods returned from the customer for various reasons, whereby a reserve for sales returns is recorded based on historic return amounts, specific events as identified and management estimates.

We identified management’s estimate for sales returns as a critical audit matter due to the fact that there was significant judgment required by management with respect to measurement uncertainty, as the calculation of estimated sales returns includes assumptions such as historical product returns and margins experience used to predict future returns. This in turn led to a high degree of auditor judgment, subjectivity and effort in applying the procedures related to those assumptions.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. We obtained an understanding and evaluated the design of controls over the Company’s estimates for variable consideration. Our procedures also included, among others, (1) recalculating the sales return reserve based on our review of returns received subsequent to year end and the net realizable value of the returned goods based on historical sales and margin experience; (2) evaluating the Company’s ability to accurately estimate the sales return reserve by comparing historically recorded reserves to the actual amount that was ultimately claimed by the retailers; and (3) analyzing year over year trends in the reserve in comparison with revenue trends to further evaluate reasonableness of the estimate and consistency with expectations.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2023.

Philadelphia, Pennsylvania
April 15, 2024

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The Singing Machine Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc. and Subsidiaries (the “Company”) as of March 31, 2023, and the related consolidated statements of operations, cash flows, and shareholders’ equity for each of the two years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2023, and the consolidated results of their operations and their cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor from 2016 to 2023.

/s/ EisnerAmper LLP
EISNERAMPER LLP

Iselin, New Jersey
July 14, 2023

F-22

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	March 31, 2023

Assets
Current Assets
Cash	$6,703,000	$2,895,000
Accounts receivable, net of allowances of $174,000 and $166,000, respectively	7,308,000	2,075,000
Accounts receivable related parties	269,000	239,000
Inventory	6,871,000	9,085,000
Returns asset	1,919,000	555,000
Prepaid expenses and other current assets	136,000	351,000
Total Current Assets	23,206,000	15,200,000

Property and equipment, net	404,000	633,000
Operating leases - right of use assets	3,926,000	561,000
Other non-current assets	179,000	255,000
Total Assets	$27,715,000	$16,649,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,616,000	$1,769,000
Accrued expenses	2,614,000	2,266,000
Refund due to customer	1,743,000	-
Customer prepayments	687,000	583,000
Reserve for sales returns	3,390,000	900,000
Other current liabilities	75,000	99,000
Current portion of operating lease liabilities	84,000	509,000
Total Current Liabilities	16,209,000	6,126,000

Other liabilities, net of current portion	3,000	104,000
Operating lease liabilities, net of current portion	3,925,000	88,000
Total Liabilities	20,137,000	6,318,000

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 100,000,000 shares authorized; 6,418,061 issued and outstanding at December 31, 2023 and 3,184,439 issued and 3,167,489 outstanding at March 31, 2023	64,000	32,000
Additional paid-in capital	33,429,000	29,822,000
Subscriptions receivable	-	(6,000)
Accumulated deficit	(25,915,000)	(19,517,000)
Total Shareholders’ Equity	7,578,000	10,331,000
Total Liabilities and Shareholders’ Equity	$27,715,000	$16,649,000

See notes to the consolidated financial statements

F-23

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended	Years Ended
	December 31, 2023	March 31, 2023	March 31, 2022

Net Sales	$29,198,000	$39,299,000	$47,512,000

Cost of Goods Sold	23,008,000	30,090,000	36,697,000

Gross Profit	6,190,000	9,209,000	10,815,000

Operating Expenses
Selling expenses	3,717,000	3,442,000	3,589,000
General and administrative expenses	8,616,000	9,465,000	7,157,000
Total Operating Expenses	12,333,000	12,907,000	10,746,000

(Loss) Income from Operations	(6,143,000)	(3,698,000)	69,000

Other (Expenses) Income
Gain on disposal of fixed assets	44,000	-	-
Gain - related party	-	-	11,000
Gain from extinguishment of PPP loan forgiveness	-	-	448,000
Gain from Employee Retention Credit Program refund	-	704,000	-
Gain from settlement of accounts payable	-	48,000	339,000
Loss from extinguishment of debt	-	(183,000)	-
Interest expense	(299,000)	(479,000)	(580,000)
Total Other (Expenses) Income, net	(255,000)	90,000	218,000

(Loss) Income Before Income Tax Benefit	(6,398,000)	(3,608,000)	287,000

Income Tax Benefit (Provision)	-	(1,030,000)	(57,000)

Net (Loss) Income	$(6,398,000)	$(4,638,000)	$230,000

Loss per Common Share
Basic	$(1.32)	$(1.65)	$0.14
Diluted	$(1.32)	$(1.65)	$0.14

Weighted Average Common and Common
Equivalent Shares:
Basic	4,864,540	2,811,872	1,614,506
Diluted	4,864,540	2,811,872	1,623,397

See notes to the consolidated financial statements

F-24

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended	For the Fiscal Years Ended
	December 31, 2023	March 31, 2023	March 31, 2022

Cash flows from operating activities
Net (loss) income	$(6,398,000)	$(4,638,000)	$230,000
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	287,000	228,000	246,000
Amortization of deferred financing costs	-	47,000	45,000
Provision for estimated cost of returns	(1,364,000)	128,000	(156,000)
Provision for inventory obsolesence	1,798,000	536,000	(272,000)
Credit losses	8,000	43,000	(16,000)
(Gain) loss from disposal of property and equipment	(44,000)	3,000	4,000
Stock based compensation	110,000	382,000	44,000
Amortization of right of use assets	510,000	718,000	795,000
Change in net deferred tax assets	-	893,000	(5,000)
Loss on debt extinguishment	-	183,000	-
Paycheck Protection Plan loan forgiveness	-	-	(448,000)
Gain - related party	-	-	(11,000)
Gain from extinguishment of accounts payable	-	(48,000)	(339,000)
Changes in operating assets and liabilities:
Accounts receivable	(5,241,000)	667,000	(558,000)
Accounts receivable – related parties	(30,000)	(87,000)	(64,000)
Due from banks	-	101,000	4,456,000
Inventories	415,000	3,858,000	(8,244,000)
Prepaid expenses and other current assets	215,000	78,000	(123,000)
Other non-current assets	76,000	(38,000)	61,000
Accounts payable	5,847,000	(3,511,000)	3,217,000
Accrued expenses	348,000	533,000	77,000
Due to related parties	-	(63,000)	-
Refunds due to customer	1,743,000	-	(139,000)
Prepaids from customers	103,000	485,000	(47,000)
Reserve for sales returns	2,490,000	(90,000)	30,000
Operating lease liabilities	(462,000)	(738,000)	(795,000)
Net cash provided by (used in) operating activities	411,000	(330,000)	(2,012,000)
Cash flows from investing activities
Purchase of property and equipment	(68,000)	(244,000)	(118,000)
Disposal of property and equipment	54,000	-	-
Net cash used in investing activities	(14,000)	(244,000)	(118,000)
Cash flows from financing activities
Proceeds from issuance of stock, net of offering costs	3,529,000	3,393,000	9,001,000
Payment of redemption and retirement of treasury stock	-	-	(7,162,000)
Collection of subscriptions receivable	6,000	-	-
Net (payment) proceeds from revolving lines of credit	-	(2,500,000)	2,435,000
Payment of subordinated note payable - Starlight Marketing Development, Ltd.	-	(353,000)	(150,000)
Payment of deferred financing charges	-	(254,000)	(38,000)
Payment of early termination fees on revolving lines of credit	-	(183,000)	-
Payments on installment notes	(124,000)	(74,000)	(68,000)
Proceeds from exercise of stock options	-	-	14,000
Proceeds from exercise of common stock warrants	-	990,000	-
Proceeds from exercise of pre-funded warrants	-	168,000	-
Payments on finance leases	-	(9,000)	(8,000)
Net cash provided by financing activities	3,411,000	1,178,000	4,024,000
Net change in cash	3,808,000	604,000	1,894,000

Cash at beginning of year	2,895,000	2,291,000	397,000
Cash at end of period	$6,703,000	$2,895,000	$2,291,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$44,000	$481,000	$547,000
Cash paid for income taxes	$-	$34,000	$-
Non-Cash investing and financing cash flow information:
Equipment purchased under capital lease	$-	$55,000	$24,000
Issuance of common stock and warrants for offering costs	$-	$244,000	$548,000
Right of use assets exchanged for lease liabilities	$3,874,000	$192,000	$16,000

See notes to the consolidated financial statements

F-25

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the twelve months ended March 31, 2023 and 2022 and nine months ended December 31, 2023

	Common Stock		Additional Paid in	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at March 31, 2021	1,301,358	$13,000	$20,151,000	$-	$(12,254,000)	$7,910,000
Net income	-	-	-	-	230,000	230,000
Issuance of common stock	550,000	6,000	4,944,000	-	-	4,950,000
Issuance of pre-funded warrants	-	-	4,882,000	-	-	4,882,000
Common stock offering costs	-	-	(831,000)	-	-	(831,000)
Issuance of common stock for stock offering costs	19,047	-	-	-	-	-
Redemption and retirement of treasury shares	(654,105)	(7,000)	(4,301,000)	-	(2,855,000)	(7,163,000)
Stock based compensation	2,242	-	44,000	-	-	44,000
Exercise of stock options	2,667	-	14,000	-	-	14,000
Balance at March 31, 2022	1,221,209	12,000	24,903,000	-	(14,879,000)	10,036,000
Net loss	-	-	-	-	(4,638,000)	(4,638,000)
Issuance of common stock	1,014,230	10,000	4,026,000	(6,000)	-	4,030,000
Common stock offering costs	-	-	(637,000)	-	-	(637,000)
Exercise of pre-funded and common warrants	914,558	10,000	1,148,000	-	-	1,158,000
Stock based compensation	15,803	-	145,000	-	-	145,000
Employee compensation - stock option	-	-	237,000	-	-	237,000
Other	1,688	-	-	-	-	-
Balance at March 31, 2023	3,167,488	32,000	29,822,000	(6,000)	(19,517,000)	10,331,000

Net loss	-	-	-	-	(6,398,000)	(6,398,000)
Issuance of common stock - at-the -market offering	1,052,770	10,000	1,699,000	-	-	1,709,000
Issuance of common stock - private placement	2,197,803	22,000	1,977,000	-	-	1,999,000
Common stock offering costs	-	-	(179,000)	-	-	(179,000)
Stock based compensation	-	-	110,000	-	-	110,000
Other	-	-	-	6,000	-	6,000

Balance at December 31, 2023	6,418,061	$64,000	$33,429,000	$-	$(25,915,000)	$7,578,000

See notes to the consolidated financial statements.

F-26

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

NOTE 1 – NATURE OF BUSINESS

We are primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. We believe we are a leading global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. Our products are among the most widely available karaoke products in the world.

Our mission is to “create joy through music.”

The Singing Machine’s operations include its wholly owned subsidiaries, SMC Logistics, Inc., a California corporation (“SMCL”), SMC-Music, Inc., a Florida corporation (“SMCM”), SMC (HK) Limited, a Hong Kong company (“SMH”), MICS Hospitality Holdings, Inc., a Delaware corporation (“MICS Hospitality”), MICS Hospitality Management, LLC, a Delaware limited liability company (“MICS Hospitality Management”) and MICS Nomad, LLC, a Delaware limited liability company (“MICS NY”).

NOTE 2 - RECENT DEVELOPMENTS

Change in Fiscal Year

During 2023, our Board of Directors approved a change in our fiscal year end from March 31 to December 31. Our results of operations, cash flows, and all transactions impacting shareholders’ equity presented in this Transition Report on Table of Contents Form 10-KT are for the nine-month period ended December 31, 2023 (“transition period”), and our fiscal years 2023 and 2022 are for the twelve months ended March 31, 2023, and March 31, 2022, unless otherwise noted.

Private Placement

On November 20, 2023, the Company entered into an agreement to sell $2,000,000 in common stock through a private placement of common stock (the “Private Placement”). The Private Placement was completed with two Affiliates, (Stingray Group, Inc. and Jay Foreman), both of which were existing shareholders with Board representation. The Private Placement was completed at $0.91 per share of common stock, with a total of approximately 2,198,000 shares issued. Net proceeds from the transaction were approximately $1,900,000, net of transaction fees of approximately $100,000. During the six-month period after the closing date, the purchasers may make a written request for registration under the Securities Act of all or any portion of the shares purchased.

Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”).

The term of the Lease Agreement is for fifteen (15) years, or on such an earlier date upon which the term shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease Agreement. Pursuant to the Lease Agreement, MICS NY is obligated to pay an initial base rent in the amount of $30,000 beginning August 1, 2024, with scheduled increases over the term, as set forth in the Lease Agreement.

In March 2024, the Company initiated the termination of this lease under certain provisions made available under the Lease Agreement. The Landlord and the Company are in active discussions as to the terms of the lease termination however as of this filing, it is too early in the negotiation process to estimate any potential loss, if any, related to the lease termination process.

ATM Offering

On February 15, 2023, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Aegis Capital Corp, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,800,000 in shares of the Company’s common stock. For the nine months ended December 31, 2023, and fiscal year ended March 31, 2023, the Company received net proceeds of approximately $1,654,000 and $36,000, respectively, after payment of brokerage commissions and administrative fees to the agent. As of May 12, 2023, the Company terminated the Sales Agreement.

NOTE 3 – LIQUIDITY, GOING CONCERN AND MANAGEMENT PLANS

As of December 31, 2023, the Company had cash on hand of approximately $6,703,000 which is not sufficient to fund the Company’s planned operations through one year after the date the consolidated financial statements are issued. The Company has a recent history of recurring operating losses and decreases in working capital. These factors create substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that the Company’s audited consolidated financial statements are issued.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management intends to finance operations with future debt or equity financings however, if and when such financings may occur are uncertain.

In making this assessment management performed a comprehensive analysis of the Company’s current circumstances including: its financial position, cash flow and cash usage forecasts, and obligations and debts. Although management has a recent history of successful capital raises, the analysis used to determine the Company’s ability as a going concern does not include cash sources outside the Company’s direct control that management expects to be available within the next 12 months.

F-27

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its Hong Kong subsidiary, SMCL, SMCM, SMH, MICS Hospitality, MICS Hospitality Management and MICS NY. All inter-company accounts and transactions have been eliminated in consolidation for all periods presented.

RECLASSIFICATION OF PRIOR YEARS PRESENTATION

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ materially from these estimates. Estimates are assessed each period and updated to reflect current information. Significant estimates include revenue recognition, allowance for credit losses, provision for excess and obsolete inventory, reserve for sales returns, accruals relating to litigation, income taxes and share-based compensation expense.

ACCOUNTS RECEIVABLE AND ALLOWANCES FOR EXPECTED CREDIT LOSSES

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses” (Topic 326). This ASU represents a significant change in the current accounting model by requiring immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which delayed recognition of expected losses that might not yet have met the threshold of being probable. The amendments in ASU 2016-03 were effective for our fiscal year beginning April 1, 2023, including interim periods within that fiscal year. We adopted ASU 2016-03 on April 1, 2023, and the adoption did not have any material effect on our consolidated financial statements and related disclosures.

The Company recognizes an allowance for credit losses at the time a receivable is recorded based on its estimate of expected credit losses and adjusts this estimate over the life of the receivable as needed. The Company evaluates specific identified risks and the aggregation and risk characteristics of a receivable pool and develops loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon the Company is exposed to credit risk, and payment terms or conditions that may materially affect future forecasts. As needed, amounts are written-off when determined to be uncollectible.

INVENTORY AND RETURNS ASSET

Inventory is comprised primarily of electronic karaoke equipment, microphones, and accessories, and are stated at the lower of cost or net realizable value, as determined using the first in, first out method. The Company reduces inventory on hand to its net realizable value on an item-by-item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company’s investment in inventories for such declines in value.

In addition, the Company reports an estimated amount for the net realizable value of expected future inventory returns (returns asset) related to the Company’s defective allowance, overstock, and warranty policies.

F-28

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of the unamortized balances of its long-lived assets, including property, equipment and rental assets, to determine whether impairment of these assets has occurred or whether a revision to the related amortization periods should be made. If the carrying value of the long-lived asset group exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset group’s carrying amount exceeds its fair value. Fair value is determined based on an evaluation of the assets’ associated discounted future cash flows or appraised value. For the nine months ended December 31, 2023 and fiscal year ended March 31, 2023, the Company had no impairment loss related to long-lived assets.

PROPERTY AND EQUIPMENT, NET

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using straight-line methods.

LEASES

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date. The liability is equal to the present value of the remaining minimum lease payments. The asset is based on the liability, subject to certain adjustments. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). As the interest rate implicit in the Company’s operating leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The Company utilizes the implicit rate for its finance leases.

FAIR VALUE OF FINANCIAL INSTRUMENTS

We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments”, which requires disclosure of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For the purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, refunds due to customers, customer deposits, other current liabilities and due from related parties approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts on other liabilities are approximate to fair value due to their relatively short period to maturity.

REVENUE RECOGNITION AND RESERVE FOR SALES RETURNS

The Company recognizes revenue in accordance with FASB ASC 606, “Revenue from Contracts with Customers”. All revenue is generated from contracts with customers. The Company recognizes revenue when the control of the goods sold is transferred to the customer, in an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation.

The Company’s performance obligations are established when a customer submits a purchase order notification, and the Company accepts the order. The Company identifies performance obligations as the delivery of the requested product or service in appropriate quantities and to the location specified in the customer’s contract and/or purchase order. Revenue from sales of product is recognized at a point in time when the Company transfers control to the customer, typically at the time when the product is delivered or shipped, at which time, title passes to the customer and there are no further performance obligations with regards to the product.”

The Company selectively participates in a retailer’s co-op promotion incentives to maximize sales of the Company’s products on the retail floor or to assist in developing consumer awareness of new product launches, by providing marketing fund allowances to our customers. As these co-op promotion initiatives are not a distinct good or service and the Company cannot reasonably estimate the fair value of the benefit it receives from these arrangements, the cost of these allowances at the time they are offered to the customers are recorded as a reduction to net sales. Co-op promotion incentives were approximately $2,600,000 during the nine months ended December 31, 2023, $2,300,000 during fiscal 2023 and $2,000,000 during fiscal 2022.

The Company’s contracts with customers consist of one performance obligation (the sale of the Company’s products). The Company’s contracts have no financing elements, payment terms are generally less than 120 days and have no further contract asset or liability obligations once control of goods is transferred to the customer. Revenue is recorded in the amount of consideration the Company expects to receive for the sale of these goods.

Costs incurred in fulfilling contracts with customers include administrative costs associated with the procurement of goods are included in general and administrative expenses, in-bound freight costs are included in the cost of goods sold and accrued sales representative commissions are included in selling expenses in the accompanying consolidated statements of operations as our underlying customer agreements are less than one year.

F-29

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

While the Company has no overstock return privileges in its vendor agreements with its customers, the Company does accept defective returns, warranty exchanges and overstock from seasonal customers. The Company estimates the sales value of goods to be returned from our allowance programs for goods returned from the customer for various reasons, whereby a reserve for sales returns is recorded based on historic return amounts, specific events as identified and management estimates. The Company’s reserve for sales returns was approximately $3,400,000 as of December 31, 2023, and $900,000 as of March 31, 2023. The Company estimates the net realizable value of these expected future sales returns. The net realizable value of these estimated returns is classified as return assets as part of current assets on the accompanying consolidated financial statements. The Company’s return assets were approximately $1,900,000 and $600,000 as of December 31, 2023, and March 31, 2023, respectively.

SHIPPING AND HANDLING COSTS

Shipping and handling activities are performed before the customer obtains control of the goods sold to them and are considered activities to fulfill the Company’s promise to transfer the goods. For the nine months ended December 31, 2023, shipping and handling expenses were approximately $600,000. For Fiscal 2023 and 2022 shipping and handling expenses were approximately $500,000 and $900,000, respectively. These expenses are classified as a component of selling expenses in the accompanying consolidated statements of operations.

SHARE-BASED COMPENSATION

The Company has granted stock options and restricted stock units (“RSUs”) to employees, non-employee consultants and non-employee members of our Board of Directors. The Company also has an equity incentive plan which provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors.

The Company measures the compensation cost associated with all share-based payments based on grant date fair values. The fair value of each stock option and stock purchase right is estimated on the date of grant using an option pricing model that meets certain requirements. The Company generally uses the Black-Scholes option pricing model to estimate the fair value of its stock options and stock purchase rights. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price and several assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends.

For grants of stock options, the Company uses a blend of historical and implied volatility for traded options on its stock to estimate the expected volatility assumption required in the Black-Scholes model. The Company’s use of a blended volatility estimates in computing the expected volatility assumption for stock options is based on its belief that while the implied volatility is representative of expected future volatility, the historical volatility over the expected term of the award is also an indicator of expected future volatility. The Company utilizes a blended volatility estimate that consists of implied volatility and historical volatility in order to estimate the expected volatility assumption of the Black-Scholes model.

The expected term of stock options granted is estimated using historical experience. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the Company’s stock options and stock purchase rights. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. The Company estimates forfeitures at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates its forfeiture rate assumption for all types of share-based compensation awards based on historical forfeiture rates related to each category of award.

Compensation costs associated with grants of restricted stock units are measured at fair value, which has historically been the closing price of the Company’s common stock on the date of grant.

The Company recognizes share-based compensation expense over the requisite service period of each individual award, which generally equals the vesting period, using the straight-line method for awards that contain only service conditions. For awards that contain performance conditions, the Company recognizes the share-based compensation expense on a straight-line basis for each vesting tranche, when achievement of that tranche is considered probable.

The Company evaluates the assumptions used to value stock awards at each grant date. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense.

INCOME TAXES

The Company follows the provisions of FASB ASC 740 “Accounting for Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

F-30

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

As of December 31, 2023, and March 31, 2023, there were no uncertain tax positions that resulted in any adjustment to the Company’s provision for income taxes. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company currently has no liabilities recorded for accrued interest or penalties related to uncertain tax provisions.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to enhance the usefulness of income tax disclosures by requiring entities to disclose specific rate reconciliations, amount of income taxes separate by federal and individual tax jurisdictions, and the amount of income (loss) from continuing operations before income tax expense (benefit) disaggregated between federal, state and foreign. ASU 2023-09 is effective for the Company for its fiscal year beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on our consolidated financial statements and related disclosures.

NOTE 5 - PROPERTY AND EQUIPMENT, NET

A summary of property and equipment is as follows:

	Useful	December 31,	March 31,
	Life	2023	2023

Computer and office equipment	5-7 years	$404,000	$497,000
Furniture and fixtures	7 years	107,000	111,000
Warehouse equipment	7 years	-	251,000
Molds and tooling	3-5 years	2,228,000	2,160,000
		2,739,000	3,019,000
Less: Accumulated depreciation		2,335,000	2,386,000
		$404,000	$633,000

Depreciation expense for the nine months ended December 31, 2023 was approximately $287,000.

Depreciation expense for both fiscal years ended March 31, 2023, and 2022, was approximately $228,000 and $246,000, respectively.

NOTE 6 – FINANCING

Oxford Credit Facility

On March 28, 2024, the Company entered into a Loan and Security Agreement with Oxford Business Credit (the “Credit Agreement”), as Lender. The Credit Agreement established a secured asset-backed revolving credit facility which is comprised of a maximum $2,000,000 revolving credit facility (“Credit Facility”). Availability under the Credit Facility is determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable of the Borrowers. The Company’s obligations under the Credit Agreement are secured by a continuing security interest in all property of each Loan Party, subject to certain excluded collateral (as defined in the Credit Agreement).

F-31

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

Borrowings under the Credit Facility take the form of base rate loans at interest rates of the greater of either (a) the Prime Rate plus 2.5% The Credit agreement includes certain covenants which include, but are not limited to restrictions on debt, asset liens, capital expenditures, formation of new entities and financial covenants.

The Credit Agreement is for a two-year term that expires on November 28, 2026, and automatically renews for an additional one-year term on each anniversary of date of the agreement unless the Company notifies Oxford within 60 days before the anniversary date of its intention to pay off the Credit Facility and terminate the Credit Agreement.

The Company is subject to a two percent (2%) Exit Fee if the Company terminates the Credit Agreement and repays the obligations under Credit Facility prior to the anniversary date of the Credit Agreement. The Exit Fee shall automatically renew on the two-year anniversary date of the Loan Agreement for an additional one-year period unless the Company notifies Lender in writing within sixty (60) days before such anniversary date of Borrower’s intention to pay off this Credit Facility and terminate the Credit Agreement and all obligations of the Credit Facility are paid in full by such anniversary date.

Fifth Third Bank Asset-backed Revolving Credit Facility

On October 14, 2022, the Company entered into a Loan and Security Agreement with Fifth Third Financial Corporation (the “Credit Agreement”), as Lender, replacing the Company’s credit facilities with Crestmark and IHC that were terminated by the Company on October 13, 2022. The Credit Agreement established a secured asset-backed revolving credit facility which is comprised of a maximum $15,000,000 revolving credit facility (“Credit Facility”). The Credit Facility was terminated on November 17, 2023. Availability under the Credit Facility was determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable and eligible inventory of the Borrowers. The Company’s obligations under the Credit Agreement are secured by a continuing security interest in all property of each Loan Party, subject to certain excluded collateral (as defined in the Credit Agreement).

Costs associated with closing of the Credit Agreement of approximately $254,000 were deferred and being amortized over life of the loan. During the nine months ended December 31, 2023, and 2022, the Company incurred amortization expenses of approximately $215,000 and $18,000 respectively associated with the amortization of deferred financing costs from the Credit Agreement. During the fiscal years ended March 31, 2023, and 2022, the Company incurred amortization expense of approximately $39,000 and $0, respectively, associated with the amortization of deferred financing costs from the Credit Agreement.

Borrowings under the Credit Facility took the form of base rate loans at interest rates of the greater of either (a) the Prime Rate plus 0.50% or (b) the Secured Overnight Financing Rate (“SOFR”) 30-day term rate plus 3%, subject to a minimum of 0.050% in either case. For the nine months ended December 31, 2023, and 2022, the Company incurred interest expense of approximately $28,000 and $19,000, respectively. For the fiscal years ended March 31, 2023, and 2022, the Company incurred interest expense of approximately $33,000 and $0, respectively.

On May 19, 2023, the Company executed a Waiver and First Amendment agreement which provides for a waiver of previous defaults and instituted new covenants. On November 17, 2023, the Company voluntarily terminated the Credit Agreement as the Company could not comply with the debt coverage financial covenant effective September 30, 2023. There was no balance outstanding on the credit agreement as of the termination date.

Intercreditor Revolving Credit Facility Crestmark Bank and Iron Horse Credit

On June 16, 2020, the Company entered into a two-year Credit and Security Agreement for a $2,500,000 financing facility, with Iron Horse Credit (“IHC”) on eligible accounts receivable and inventory. Also, on June 16, 2020, the Company entered into a two-year Loan and Security Agreement for a $10,000,000 financing facility with Crestmark Bank (“Crestmark”) on eligible accounts receivable. For the nine months ended December 31, 2023, and 2022, the Company incurred approximately $0 and $8,000, respectively, in amortization costs for deferred financing charges associated with the credit and security agreements with Crestmark and IHC. The Company also incurred interest expense of approximately $400,000 and $500,000 for the fiscal years ended March 31, 2023, and 2022, respectively, associated with the credit and security agreements with Crestmark and IHC.

F-32

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Hospitality Lease

On August 23, 2023, MICS NY entered into an Agreement of Lease (the “Lease Agreement”) with OAC 111 Flatiron, LLC and OAC Adelphi, LLC (the “Landlord”), pursuant to which MICS NY agreed to lease approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space in the property located at 111 West 24th Street, New York, New York (the “Premises”). It was the Company’s intention to use the Premises as a new karaoke venue, offering immersive karaoke technology and audio-visual capabilities, with restaurant and bar offerings however due to lack of funding, the Company initiated termination of the lease in March 2024 (See Note 8 - Operating Leases).

The term of the Lease Agreement is for fifteen (15) years, or on such an earlier date upon which the term shall expire, be canceled, or terminated pursuant to any of the conditions or covenants of the Lease Agreement. Pursuant to the Lease Agreement, MICS NY is obligated to pay an initial base rent in the amount of $30,000 beginning July 1, 2024, with scheduled increases over the term, as set forth in the Lease Agreement.

In March 2024, the Company initiated the termination of this lease under certain provisions made available under the Lease Agreement. The Landlord and the Company are in active discussions as to the terms of the lease termination however as of this filing, it is too early in the negotiation process to estimate any potential loss, if any, related to the lease termination process.

Derivative Litigation

On December 21, 2023, Ault Lending, LLC, a wholly owned subsidiary of Ault Alliance, Inc. (“Ault”), one of the Company’s largest shareholders, filed a derivative shareholder action in Delaware Chancery Court against the Company, its Directors, and other Company shareholders (The Stingray Group, Inc. and Regalia Ventures) (“the Defendants”) for alleged breach of fiduciary duty in approving a recent above-market private placement equity transaction. The Complaint alleges the Company, and its Directors followed an inadequate process in evaluating the private placement transaction which occurred back in November 2023 and entered into the transaction with an intent to dilute Ault’s ownership stake in the Company. The Defendants have retained Delaware counsel to represent them in this matter and the Company has filed a motion to dismiss the suit. The Company has Director & Officer liability insurance for up to $5,000,000 with a retention of $250,000 for derivative claims.

Other than what is disclosed above, we are not a party to, and our property is not the subject of, any pending material legal proceedings.

NOTE 8 – OPERATING LEASES

At the time of this filing, the Company has operating lease agreements for offices in Florida and Hong Kong and a retail location in New York expiring in various years through 2038. The Company entered into an operating lease agreement, effective October 1, 2017, for our corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space. The lease expired on March 31, 2024. The base rent payment is approximately $9,950 per month, subject to annual adjustments. On February 22, 2024, the Company executed a lease extension for 14 months effective April 1, 2024, and expires on May 31, 2025. The base rent on the extension is approximately $10,553 per month subject to a 3% annual adjustment.

The Company entered into an operating lease on August 23, 2023, for approximately 10,000 square feet of ground floor retail space and a portion of the basement underneath the ground floor retail space. The lease expires August 22, 2038, and the monthly base rent is $30,000, subject to annual increases. The lease includes a 11-month free rent period between July 1, 2023, and June 30, 2024 and also includes a $700,000 reimbursement for tenant improvements upon completion of construction milestones as defined in the lease. Due to uncertainties as to whether these milestones will be met timely, the Company has not recorded any amounts related to the tenant improvement allowance in our consolidated financial statements for the nine months ended December 31, 2023, at lease inception in the balance sheet of our consolidated financial statements.

On August 31, 2023, our Ontario, California operating lease agreement for our primary warehouse expired. The Company did not renew the lease and instead transferred all of its warehousing and logistics operations to a third-party logistics facility.

We entered into an operating lease agreement, effective October 15, 2022, for our administrative office located in Hong Kong where we lease approximately 1,890 square feet of office space. The lease expires on October 14, 2025. The base rent payment is approximately $4,900 per month for the entire term of the lease.

F-33

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

Lease expense for our operating leases is recognized on a straight-line basis over the lease terms.

Supplemental balance sheet information related to leases as of December 31, 2023 and March 31, 2023 is as follows:

	December 31, 2023	March 31, 2023
Assets:
Operating lease - right-of-use assets	$3,926,000	$561,000

Liabilities
Current portion of operating leases	$84,000	$509,000
Operating lease liabilities, net of current portion	$3,925,000	$88,000

Supplemental statement of operations information related to leases for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 is as follows:

	Nine Months Ended	Fiscal Year Ended
	December 31 2023	March 31, 2023
Operating lease expense as a component of general and administrative expenses	$717,000	$1,058,000

Supplemental cash flow information related to leases for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 is as follows:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow paid for operating leases	$858,000	$960,000

Lease term and Discount Rate
Weighted average remaining lease term (months)
Operating leases	15.0	12.4
Weighted average discount rate
Operating leases	12.0%	6.5%

Minimum future payments under all operating leases as of December 31, 2023, are as follows:

Payments due by period	Amount
2024	$269,000
2025	355,000
2026	529,000
2027	585,000
2028	610,000
Thereafter	7,555,000
Total minimum future payments	9,903,000
Less: interest	5,894,000
Total operating lease liabilities	$4,009,000
Less: current portion of lease liabilities	84,000
Operating lease liabilities, net of current portion	$3,925,000

NOTE 9 – STOCK COMPENSATION EXPENSE

EQUITY INCENTIVE PLAN

On April 12, 2022, the Board of Directors approved The Singing Machine Company, Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The 2022 Plan provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors.

The maximum number of shares of common stock initially available for issuance under the 2022 Plan is 233,334 shares of common stock and thereafter an annual increase shall be added as of the first day of the Company’s fiscal year beginning in 2023, equal to the least of (i) 5% of the outstanding common stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) 33,334 shares, and (iii) a lesser amount as determined by the Board of Directors. The shares of common stock subject to stock awards granted under the 2022 Plan that lapse, terminate, expire prior to exercise, are canceled, or are forfeited, shall again become available for issuance under the 2022 Plan. Shares subject to a stock award under the 2022 Plan shall not again be made available for issuance or delivery under the 2022 Plan if such shares are (i) shares tendered by a participant or retained by the Company as full or partial payment to the Company for the exercise or purchase price of an award or (ii) shares used to satisfy tax withholding obligations in connection with an award.

The Board of Directors may amend, suspend or terminate the 2022 Plan or a portion of it at any time; however, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the 2022 Plan. The 2022 Plan is scheduled to terminate automatically in ten (10) years following the earlier of (a) the date the Board of Directors adopted the 2022 Plan and (b) the date the stockholders approved the 2022 Plan.

F-34

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

COMMON STOCK OPTIONS

During the nine months ended December 31, 2023, the Company did not issue any stock options. During the fiscal years ended March 31, 2023, the Company issued the following stock options:

Fiscal 2023:

During the fiscal year ended March 31, 2023, the Company issued 6,001 stock options under the 2022 Plan at an exercise price ranging from $2.35 to $8.11 per share to directors as compensation for their service.

During the fiscal year ended March 31, 2023, the Company issued 37,001 stock options from the 2022 Plan at an exercise price ranging from $4.00 to $8.65 per share to the Company’s officers as incentive compensation for the successful up-listing of the Company’s common stock on the Nasdaq Capital Market and compensation related to their Fiscal 2022 annual incentive plan.

During the fiscal year ended March 31, 2023, the Company issued 64,750 stock options from the 2022 Plan to all employees (excluding Company officers) who had one year or more of service to the Company under an Employee Incentive Plan at an exercise price ranging from $8.11 to $8.65 per share.

Employee stock option compensation expense for the nine months ended December 31, 2023, and in fiscal years ended March 31, 2023, and 2022 includes the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for the entire portion of the award. For the nine months ended December 31, 2023, the stock option expense was approximately $110,000. For the fiscal years ended March 31, 2023, and 2022, the stock option expense was approximately $237,000 and $22,000, respectively.

Fiscal 2022:

During the fiscal year ended March 31, 2022, the Company issued 2,001 Board approved options three members of our Board of Directors at an exercise price ranging from $8.10 and $8.70 per share pursuant to our annual director compensation plan for the fiscal year ended March 31, 2022.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the assumptions outlined below. The expected volatility is based upon the historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

●	For the year ended March 31, 2023: expected dividend yield of 0%, risk-free interest rate between 2.63% and 3.21%, respectively, with volatility between 166.1% and 196.3%, respectively with an expected term of three years.

●	For the fiscal year ended March 31, 2022: expected dividend yield of 0%, risk-free interest rate between 0.43% and 0.96%, respectively with volatility between 149.5% and 157.0% respectively with an expected term of three years.

A summary of stock option activity for each of the years presented is summarized below.

	Nine Months Ended December 31, 2023			Fiscal Year Ended March 31, 2023			Fiscal Year Ended March 31, 2022
	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life
Stock Options:
Balance at beginning of year	161,427	$7.90	6.6	56,343	$9.90	4.1	56,010	$9.90	5.4
Granted	-	$-	-	107,752	$6.83	-	3,667	$7.80	-
Exercised	-	$-	-	-	$-	-	(2,667)	$5.40	-
Forfeited	(47,666)	$7.48	-	(2,668)	$5.63	-	(667)	$3.60	-
Balance at end of year *	113,761	$8.08	4.2	161,427	$7.90	6.6	56,343	$9.90	4.1

Options exercisable at end of year	91,261	$8.06		53,675	$9.90		52,667	$9.90

*	Total number of options outstanding as of December 31, 2023, includes 23,343 options issued to six current and three former directors as compensation, 56,668 options issued to Company officers as compensation and 33,750 options issued to employees as part of an Employee Stock Incentive Plan.

As of December 31, 2023, there was an unrecognized expense of approximately $122,000 remaining on options currently vesting over time with approximate weighted average of eighteen months remaining until these options are fully vested.

The vested options as of December 31, 2023, had no intrinsic value. As of December 31, 2023, there were 165,469 shares under the 2022 Plan available to be issued.

WARRANTS

Common warrants issued and outstanding as of December 31, 2023 and March 31, 2023, were 902,113. There were no changes in the warrants outstanding during the period.

F-35

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

As of December 31, 2023, the Company’s warrants by expiration date were as follows:

Number of Common Warrants	Exercise Price	Expiration Date
802,113	$2.80	September 15, 2026
100,000	$5.00	May 23, 2027
902,113

NOTE 10 - COMPUTATION OF (LOSS) EARNINGS PER SHARE

Computation of dilutive shares for the nine months ended December 31, 2023 and fiscal years ended March 31, 2023 and 2022 are as follows:

	Nine months ended December 31, 2023	Fiscal year ended March 31, 2023	Fiscal year ended March 31, 2022
Basic weighted average common shares outstanding	4,864,540	2,811,872	1,614,506
Effect of dilutive stock options	-	-	8,891

Diluted weighted average of common shares outstanding	4,864,540	2,811,872	1,623,397

Basic net (loss) income per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per share reflects the potential dilution assuming shares of common stock were issued upon the exercise of outstanding in-the-money options and the proceeds thereof were used to purchase shares of the Company’s common stock at the average market price during the period using the treasury stock method. For the nine months ended December 31, 2023, options to purchase 113,761 shares of common stock and 902,113 common stock warrants were excluded in the calculation of diluted net (loss) income per share as the result would have been anti-dilutive. For the fiscal year ended March 31, 2023, options to purchase 53,675 shares of common stock and 902,113 common stock warrants were excluded in the calculation of diluted net (loss) income per share as the result would have been anti-dilutive.

For the fiscal year ended March 31, 2022, pre-funded warrants to purchase 561,111 shares of common stock were included in basic weighted average shares outstanding as deemed outstanding. Options to purchase 8,891 shares of common stock were included in the calculation of diluted net income per share. For the fiscal year ended March 31, 2022, options and warrants to purchase approximately 56,000 shares of common stock were excluded in the calculation of diluted net (loss) income per share as the result would have been anti-dilutive.

NOTE 11 – PUBLIC OFFERING AND NASDAQ UPLISTING

On May 23, 2022, the Company entered into the Underwriting Agreement with Aegis Capital Corp., who acted as the sole Underwriter, in a firm commitment underwritten public offering pursuant to which the Company sold to the Underwriter 1,000,000 shares of common stock, par value $0.01 per share for gross proceeds of $4,000,000 prior to deducting underwriting discounts and commissions and other estimated offering expenses of approximately $600,000. The price to the public in the offering was $4.00 per Share, before underwriting discounts and commissions. The offering closed on May 26, 2022. The Company received net proceeds of approximately 3,400,000 which was used for working capital.

Pursuant to the terms of the Underwriting Agreement, the Company agreed to issue to the Underwriter warrants to purchase up to 100,000 shares of Common Stock representing 10.0% of the Shares sold in this offering, excluding any Shares sold through the over-allotment option. The warrants are exercisable for six months from the commencement of sales under the offering, have an exercise price of $5.00 per share and expire five years from the date of issuance. The Company estimated the fair value of these warrants to be approximately $244,000 using the Black-Scholes Model based on the following input assumptions: common stock price of $2.90, expected life of the warrants of 3 years; stock price volatility of 176%; dividend yield of 0%; and the risk-free interest rate of 2.63%.

On May 24, 2022, the Company’s common stock was approved to list on the Nasdaq Capital Market under the symbol “MICS” and began trading on the Nasdaq Capital Market on May 24, 2022.

NOTE 12 – ATM OFFERING

On February 15, 2023, the Company entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Aegis Capital Corp, as sales agent (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through the Agent (the “ATM Offering”), up to approximately $1,800,000 in shares of the Company’s common stock. For the nine months ended December 31, 2023, and fiscal year ended March 31, 2023, the Company received net proceeds of approximately $1,654,000 and $36,000, respectively, after payment of brokerage commissions and administrative fees to the agent. The ATM Offering was terminated on May 12, 2023.

F-36

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

NOTE 13 – PRIVATE PLACEMENT

On November 20, 2023, the Company the Company entered into an agreement to sell $2,000,000 in common stock through a private placement of common stock (the “Private Placement”). The Private Placement was completed with two Affiliates, (Stingray Group, Inc. and Jay Foreman), both of which were existing shareholders with Board representation. The Private Placement was completed at $0.91 per share of common stock, with a total of approximately 2,198,000 shares issued. Net proceeds from the transaction were approximately $1,900,000, net of transaction fees of approximately $100,000. During the six-month period after the closing date, the purchasers may make a written request for registration under the Securities Act of all or any portion of the shares purchased.

NOTE 14 - AUGUST 2021 STOCK REDEMPTION

On August 5, 2021, the Company entered into the Redemption Agreement with koncepts and Treasure Green (former majority shareholders), pursuant to which the Company redeemed 654,105 shares of common stock of the Company. The closing of the transaction set forth in the Redemption Agreement took place on August 10, 2021, at which time the Redeemed Shares were assigned and transferred back to the Company in consideration of a payment by the Company of approximately $7.2 million to koncepts and Treasure Green. The Redeemed Shares were retired and returned to the unissued authorized capital of the Company. Pursuant to the Redemption Agreement, neither koncepts nor Treasure Green remained stockholders of the Company.

NOTE 15 – AUGUST 2021 PRIVATE PLACEMENT

On August 5, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with large institutional investors and the strategic investor for private placement of (i) 550,000 shares of its common stock (the “Shares”) together with Common Warrants to purchase up to 550,000 shares of common stock with an exercise price of $10.50 per share, and (ii) 561,111 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock at an exercise price of $0.01 per share, together with Common Warrants to purchase up to 561,111 shares of common stock at an exercise price of $10.50 per share (the “Private Placement”).

The Common Warrants and Pre-Funded Warrants are collectively referred to as (the “Warrants”). The Warrants are exercisable at any time at the option of the holder, have a term of 5 years from the issuance date and provide for cashless exercise under certain conditions. The Company determined that the Warrants meet the conditions for equity classification. Shares issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares”. The exercise price and number of the Warrant Shares are subject to anti-dilution and other adjustments for certain stock dividends, stock splits, subsequent rights offerings, pro rata distributions or certain equity structure changes.

Pursuant to the terms of the Purchase Agreement, on September 3, 2021, the Company filed a registration statement providing for the resale by the purchasers of the Shares and Warrant Shares sold in the Private Placement, which registration statement became effective on September 15, 2021. Additionally, under the terms of the Purchase Agreement, the Company was obligated to use its reasonable best efforts to submit an application to have the Company’s common stock listed on a national exchange by December 31, 2021, and to use its reasonable best efforts to have the Shares and Warrant Shares listed on such national exchange as soon as practicable following the submission of such application. As indicated, the Common Stock was approved to list on the Nasdaq Capital Market under the symbol “MICS” and began trading on the Nasdaq Capital Market on May 24, 2022.

The closing of the Private Placement took place on August 10, 2021, when the Shares and Warrants were delivered to the purchasers and funds, in the amount of approximately $9,800,000, were received by the Company. Approximately $7,200,000 of the funds was used to execute the Redemption Agreement (See Note 14 – August 2021 Stock Redemption).

Stingray is part of the group of investors who participated in the Private Placement and have acquired a minority interest in the Company.

In connection with the Private Placement, on July 6, 2021, the Company entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners (“AGP”), which provided for AGP to serve as the exclusive placement agent, advisor or underwriter (the “placement agent services”). Pursuant to the Placement Agency Agreement, upon closing of the Private Placement, the Company paid AGP placement fees of approximately $600,000 (representing 7% of the gross proceeds raised in the Private Placement excluding proceeds raised from the strategic investor, plus 3.5% of the aggregate gross proceeds raised from the strategic investor), and issued AGP warrants to purchase 44,445 shares of the Company’s common stock (the “Advisor Warrants”) (representing 5% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, excluding the Shares sold to the strategic investor). The Advisor Warrants have the same exercise price ($10.50) and terms as the Common Warrants issued in the Private Placement. The Company estimated the fair value of the Advisor Warrants to be approximately $400,000 using the Black-Scholes Model based on the following input assumptions: common stock price of $9.90, expected life of the warrants of 2.5 years; stock price volatility of 168%; dividend yield of 0%; and the risk-free interest rate of 2.65%.

In addition to the placement fees paid to AGP, the Company incurred additional offering costs for direct incremental legal, consulting, accounting and filing fees related to the Private Placement of approximately $400,000 of which one consultant was issued 1,905 shares of restricted common stock with an aggregate fair value of approximately $200,000 and a cash payment of approximately $100,000. Total offering costs related to the Private Placement amounted approximately $800,000 of which was payment of stock issuance expenses, which is recorded as an offset to additional paid in capital in the accompanying consolidated statements of shareholders’ equity.

NOTE 16 - INCOME TAXES

The Company’s loss before income taxes for the nine months ended December 31, 2023, and fiscal years ended March 31, 2023, and 2022 is as follows:

	Nine months ended	Fiscal years ended
	December 31, 2023	March 31, 2023	March 31, 2023

United States	$(6,173,000)	$(3,526,000)	$(261,000)
Foreign	(225,000)	(82,000)	548,000
	$(6,398,000)	$(3,608,000)	287,000

The provision for income taxes for the nine months ended December 31, 2023, and fiscal years ended March 31, 2023, and 2022 is as follows:

	Nine months ended	Fiscal years ended
	December 31, 2023	March 31, 2023	March 31, 2022
Income tax provision:
Current:
Federal	$-	$109,000	$63,000
State	-	-	-
Other	-	(5,000)	-
Hong Kong	-	34,000	-

Total current Federal and State	$-	$138,000	$63,000

Deferred:
Federal	$-	$686,000	$(60,000)
State	-	206,000	54,000

Total Deferred Federal and State	-	892,000	(6,000)

Total income tax provision	$-	$1,030,000	$57,000

F-37

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

The Company’s net deferred tax assets as of December 31, 2023, and ended March 31, 2023 are as follows:

	December 31,	March 31,
	2023	2023
NOL Federal Carryforward	$1,291,000	$868,000
State NOL Carryforward	470,000	341,000
Inventory differences to inventory valuation	1,173,000	623,000
Stock option compensation expense	159,000	184,000
Right of use liability	1,022,000	118,000
Business interest limitation	151,000	138,000
Allowance for doubtful accounts	45,000	43,000
Reserve for estimated returns	384,000	89,000
Accrued vacation	7,000	14,000
	4,702,000	2,418,000
Less: valuation allowance	(3,600,000)	(2,104,000)
Net deferred tax asset	1,102,000	314,000

Depreciable and amortizable assets	(67,000)	(134,000)
ROU Asset	(1,000,000)	(111,000)
Prepaid expenses	(35,000)	(69,000)

Net deferred tax liability	(1,102,000)	(314,000)

	$-	$-

The Company recognizes federal, state and foreign current tax liabilities or assets based on its estimate of taxes payable to or refundable by tax authorities in the current fiscal year. The Company also recognizes federal, state and foreign deferred tax liabilities or assets based on the Company’s estimate of future tax effects attributable to temporary differences and carryforwards. The Company records a valuation allowance to reduce any deferred tax assets by the amount of any tax benefits that, based on available evidence and judgment, are not expected to be realized.

The Company performed an analysis in accordance with the provisions of ASC 740, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. The analysis performed to assess the realizability of the deferred tax assets included an evaluation of the pattern and timing of the reversals of temporary differences and the length of carryback and carryforward periods available under the applicable federal, state and foreign laws; and the amount and timing of future taxable income. The Company evaluated the realizability of its deferred tax assets as of December 31, 2023 and March 31, 2023 in accordance with accounting principles generally accepted in the United States of America and concluded that valuation allowance against all of our deferred tax assets was necessary based upon the Company’s conclusions regarding, among other considerations, the Company’s recent history of losses and projected earnings for fiscal year 2024 and in the future.

The actual tax provision differs from the “expected” tax for the nine-month transition period ended December 31, 2023, and the years ended March 31, 2023, and 2022 (computed by applying the U.S. Federal Corporate tax rate of 21 percent to income before taxes) as follows:

	December 31, 2023	March 31, 2023	March 31, 2022

Statutory federal tax rate	$(1,344,000)	$(758,000)	$60,000
Stater tax rate	(326,000)	(174,000)	14,000
Permanent differences	15,000	13,000	10,000
Permanent difference in ERC income	-	(99,000)	-
Tax rate differential on foreign earnings	59,000	21,000	(84,000)
Expiration of net operating loss carryforward	89,000	-	-
Change in valuation allowance	1,495,000	2,026,000	55,000
Other	12,000	1,000	2,000

	$-	$1,030,000	$57,000

F-38

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

At December 31, 2023, and March 31, 2023, the Company had federal tax net operating loss carryforwards in the amount of approximately $6,149,000 and $4,131,000, respectively that begin to expire in the year 2025. The net operating loss carryforward is subject to an IRS Section 382 limitation that limited the amount available to use beginning in Fiscal 2020 to approximately $150,000 per year. In addition, the Company had state tax net operating loss carryforwards of approximately $2,453,000 and $2,238,000, respectively that will begin to expire beginning in 2024. These tax net operating loss carryforwards may be subject to adjustment based on future changes in ownership.

At December 31, 2023, the Company evaluated the realizability of its deferred tax assets in accordance with GAAP and concluded that a valuation allowance of approximately $3,600,000 against deferred tax assets is necessary. The recognition of the remaining net deferred tax asset and corresponding tax benefit is based upon the Company’s conclusions regarding, among other considerations, the Company’s current and anticipated customers, contracts and product introductions, and recent operating results.

NOTE 17 – REVENUE DISAGGREGATION

The Company disaggregates revenues by product line and major geographic region as most of its revenue is generated by the sales of karaoke hardware and the Company has no other material business segments:

Revenue by product line is as follows:

	Nine Months Ended	Fiscal Years Ended
	December 31,2023	March 31, 2023	March 31, 2022
Product Line
Karaoke Machines	$24,189,000	$28,856,000	$38,869,000
Licensed Products	549,000	95,000	1,645,000
Kids Youth Electronics	565,000	1,872,000	2,277,000
Microphones and Accessories	3,283,000	7,802,000	4,185,000
Music Subscriptions	612,000	674,000	536,000

Total Net Sales	$29,198,000	$39,299,000	$47,512,000

Revenue by geographic region is as follows:

	FOR THE NINE MONTHS ENDED	FOR THE FISCAL YEARS ENDED
	December 31, 2023	March 31, 2023	March 31, 2022
North America	$28,763,000	$38,298,000	$46,396,000
Australia	205,000	670,000	679,000
Europe and United Kingdom	226,000	331,000	359,000
All Others	4,000	-	78,000

	$29,198,000	$39,299,000	$47,512,000

The geographic area of sales is based primarily on where the product was delivered.

NOTE 18 - CONCENTRATIONS OF CREDIT RISK AND REVENUE

At times, the Company maintains cash in United States bank accounts that are more than the Federal Deposit Insurance Corporation insured amounts. The Company maintains cash balances in foreign financial institutions. The Company regularly monitors the financial stability of this financial institution and believes that it is not exposed to any significant credit risk in cash and cash equivalents. However, in March and April 2023, certain U.S. government banking regulators took steps to intervene in the operations of certain financial institutions due to liquidity concerns, which caused general heightened uncertainties in financial markets. While these events have not had a material direct impact on the Company’s operations, if further liquidity and financial stability concerns arise with respect to banks and financial institutions, either nationally or in specific regions, the Company’s ability to access cash or enter into new financing arrangements may be threatened, which could have a material adverse effect on its business, financial condition and results of operations.

The Company derives most of its revenues from retailers in the United States. The Company’s allowance for credit losses is based upon management’s estimates and historical experience and reflects the fact that accounts receivable is concentrated with several large customers. On December 31, 2023, 82% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable. On March 31, 2023, 79% of accounts receivable were due from three customers in North America that individually owed over 10% of total accounts receivable. On March 31, 2022, 53% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable.

Revenues derived from our top three customers for the nine months ended December 31, 2023, and 2022, were 81% and 77% of total revenue, respectively. Revenues derived from our top three customers for the fiscal years ended March 31, 2023, and 2022 were 69% and 72% of total revenue, respectively. Revenues from customers representing greater than 10% of total net sales were derived from top three customers for the nine months ended December 31, 2023, and top two customers for the nine months ended December 31, 2022, as percentage of the net sales were 48%, 21% and 12% and 46% and, 22%, respectively. Revenues from customers representing greater than 10% of total net sales were derived from our top two customers in Fiscal 2023 and top three customers in Fiscal 2022 as percentage of the net sales were 48% and 21% and 37%, 18%, and 17%, respectively. The loss of any of these customers could have an adverse impact on the Company.

F-39

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

The Company is dependent upon foreign companies for the manufacture of all its electronic products. The Company’s arrangements with manufacturers are subject to the risk of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors, which could have an adverse impact on its business. The Company believes that the loss of any one or more of their suppliers would not have a long-term material adverse effect because other manufacturers with whom the Company does business would be able to increase production to fulfill their requirements. However, the loss of certain suppliers in the short term could adversely affect business until alternative supply arrangements are secured.

During the nine months ended December 31, 2023, and fiscal years 2023 and 2022, manufacturers in the People’s Republic of China accounted for 100% of the Company’s total product purchases, including all the Company’s hardware purchases. In 2018 the U.S. government-imposed tariffs of up to 25% on certain goods imported from China. All our products are manufactured and imported from China however, only our microphones are currently subject to a 7.5% tariff currently in place. Should the government decide to expand its list of products to include our karaoke products that would subject our products to tariffs in the future, there could be a significant increase in the landed cost of our products. If we are unable to mitigate these increased costs through price increases, we could experience reductions in revenues, gross profit margin and results from operations.

NOTE 19 – RELATED PARTY TRANSACTIONS

Financing

On November 20, 2023, the Company the Company entered into an agreement to sell $2,000,000 in common stock through a private placement of common stock (the “Private Placement”). The Private Placement was completed with two Affiliates, (Stingray Group, Inc. and Jay Foreman), both of which were existing shareholders with Board representation (See Note 13 – November 2023 Private Placement).

Due To/From Related Parties

The Company has a music subscription sharing agreement with Stingray. For the transition year ended December 31, 2023, and 2022, the Company received music subscription revenue of approximately $600,000 and $500,000, respectively. For the fiscal years ended March 31, 2023, and 2022, this amount was approximately $700,000 and $500,000, respectively. This amount was included as a component of net sales in the accompanying consolidated statements of operations.

On December 31, 2023, and March 31, 2023, the Company had approximately $269,000 and $218,000, respectively, due from Stingray for music subscription reimbursement.

At March 31, 2023, the Company had travel and entertainment expense reimbursements due from Ault Alliance, Inc., a former parent company, of approximately $21,000. There was nothing due to or from Ault Alliance, Inc. on December 31, 2023.

NOTE 20 – DAMAGED GOODS INCIDENT RECOVERY

For the fiscal years ended March 31, 2023 and 2022 we recognized a gain of approximately $48,000 and $339,000 as other income on the accompanying consolidated statements of operations due to settlement of accounts payable by a manufacturer’s representative of a factory that caused a damaged goods incident in Fiscal 2020.

F-40

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

NOTE 21 – SUPPLEMENTAL INFORMATION CONDENSED FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED DECEMBER 31, 2023, AND 2022.

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the nine months ended December 31, 2023 and 2022

	Nine Months Ended
	December 31, 2023	December 31, 2022
		(unaudited)

Net Sales	$29,198,000	$35,916,000

Cost of Goods Sold	23,008,000	27,481,000

Gross Profit	6,190,000	8,435,000

Operating Expenses	12,333,000	9,986,000

(Loss) Income from Operations	(6,143,000)	(1,551,000)

Other (Expenses) Income	(255,000)	(574,000)

(Loss) Income Before Income Tax Benefit	(6,398,000)	(2,125,000)

Income Tax Benefit (Loss)	-	472,000

Net (Loss) Income	$(6,398,000)	$(1,653,000)

Loss per Common Share
Basic and Diluted	(1.32)	(0.61)

Weighted Average Common and Common
Equivalent Shares:
Basic and Diluted	4,864,540	2,699,210

F-41

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended December 31, 2023 and 2022 (unaudited)

	For the Nine Months Ended
	December 31, 2023	December 31, 2022
		(unaudited)

Cash flows from operating activities
Net loss	$(6,398,000)	$(1,653,000)
Adjustments to reconcile net loss to net cash used in operating activities:	1,305,000	(73,000)
Changes in operating assets and liabilities:	5,504,000	(538,000)
Net cash provided by (used in) operating activities	411,000	(2,264,000)
Cash flows from investing activities
Net cash used in investing activities	(14,000)	(149,000)
Cash flows from financing activities
Net cash provided by financing activities	3,411,000	2,917,000
Net change in cash	3,808,000	504,000
	-	-
Cash at beginning of year	2,895,000	2,291,000
Cash at end of period	$6,703,000	$2,795,000

F-42

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023, and March 31, 2023 and 2022

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the nine months ended December 31, 2023 and 2022 (unaudited)

	Common Stock		Additional Paid in	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at March 31, 2023	3,167,488	$32,000	$29,822,000	$(6,000)	$(19,517,000)	$10,331,000
Net loss	-	-	-	-	(6,398,000)	(6,398,000)
Issuance of common stock, net of stock offering costs	3,250,573	32,000	3,497,000	-	-	3,529,000
Stock based compensation	-	-	110,000	-	-	110,000
Other	-	-	-	6,000	-	6,000

Balance at December 31, 2023	6,418,061	$64,000	33,429,000	$-	$(25,915,000)	$7,578,000

	Common Stock		Additional Paid in	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at March 31, 2022	1,221,209	$12,000	$24,903,000	$-	$(14,879,000)	$10,036,000
Net loss	-	-	-	-	(1,653,000)	(1,653,000)
Issuance of common stock and warrants, net of stock offering costs	1,909,519	19,000	4,489,000	-	-	4,508,000
Stock based compensation	15,803	-	307,000	-	-	307,000
Other	1,688	-	$(1,000)	-	$1,000	-

Balance at December 31, 2022 (unaudited)	3,148,219	$31,000	29,698,000	$-	$(16,531,000)	$13,198,000

F-43

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of

SemiCab, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SemiCab, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters have also been reviewed and considered. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

June 11, 2024

F-44

SemiCab, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022

Assets
Current Assets
Cash	$72,000	$881,000
Accounts receivable	494,000	677,000
Refund due from customer	143,000	-
Prepaid Expenses and other current assets	5,000	8,000
Total Current Assets	714,000	1,566,000

Property and equipment, net	3,000	4,000
Other non-current assets	14,000	14,000
Total Assets	$731,000	$1,584,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$668,000	$810,000
Accrued expenses	149,000	151,000
Notes payable	833,000	579,000
Loans from affiliates, current portion	315,000	-
Due to factor	231,000	-
Other current liabilities	45,000	108,000
Total Current Liabilities	2,241,000	1,648,000

Loans from affiliates, net of current portion	385,000	385,000
Total Liabilities	2,626,000	2,033,000

Commitments and Contingencies
Provision for legal liability	275,000	-
Total Commitments and Contingencies	275,000	-

Shareholders’ Equity
Preferred equity	5,969,000	5,543,000
Accumulated deficit	(8,139,000)	(5,992,000)
Total Shareholders’ Equity	(2,170,000)	(449,000)
Total Liabilities and Shareholders’ Equity	$731,000	$1,584,000

See notes to condensed consolidated statements

F-45

SemiCab, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2023	December 31, 2022

Net Revenue	$6,036,000	$9,655,000
		-
Cost of Revenue	5,853,000	10,108,000

Gross Profit (Loss)	183,000	(453,000)

Operating Expenses
Selling general and administrative expenses	1,333,000	1,511,000
Product development	852,000	640,000
Total Operating Expenses	2,185,000	2,151,000

Loss from Operations	(2,002,000)	(2,604,000)

Other Expenses
Interest expense	(145,000)	(63,000)
Total Other Expenses	(145,000)	(63,000)

Loss Before Income Tax Benefit (Provision)	(2,147,000)	(2,667,000)

Income Tax Benefit (Provision)	-	-

Net Loss	$(2,147,000)	$(2,667,000)

See notes to condensed consolidated statements

F-46

NOTE 1 - BASIS OF PRESENTATION

OVERVIEW

The SemiCab, Inc., a Delaware corporation (the “Company,” “SemiCab”) is primarily engaged in the development, marketing, and sale of logistics optimization services for enterprise-level dedicated freight and shipping customers in The United States and India.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations all of which raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to increase its revenue and meet its financing requirements on a continuing basis and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 2 – GOING CONCERN

The Company’s financial statements as of December 31, 2023 and 2022 have been prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. The Company has accumulated losses from 2022 to 2023 of $4,814,000. These factors among others raise substantial doubt about the ability of the company to continue as a going concern for a reasonable period of time.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking third party equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include certain intercompany expenses associated with its wholly owned India subsidiary, SMCB Solutions Private Limited, the accounts of the Company. All inter-company accounts and transactions have been eliminated in consolidation for all periods presented.

USE OF ESTIMATES

SemiCab makes estimates and assumptions in the ordinary course of business relating to sales collections and allowances, warranty reserves, and reserves for promotional incentives that may affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Historically, past changes to these estimates have not had a material impact on the Company’s financial statements. However, circumstances could change which may alter future expectations.

F-47

ALLOWANCE FOR DOUBTFUL ACCOUNTS

SemiCab’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be in an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other allowances based upon historical collection experience. The Company is subject to chargebacks from customers that are deducted from open invoices and reduce collectability of open invoices. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

FOREIGN CURRENCY TRANSLATION

The Company accounts for foreign currency transactions pursuant to ASC 830, Foreign Currency Matters (“ASC 830”). The functional currency of the Company is the U.S. dollar, which is the currency of the primary economic environment in which it operates. In accordance with ASC 830, monetary balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions and from the remeasurement of the monetary balance sheet items are recorded as gain (loss) on foreign currency transactions.

The functional currency of the India subsidiary is the Indian Rupee. Under ASC 830, all assets and liabilities are translated into U. S. dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Indian Rupee are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss.

Concentration of Credit Risk

At times, the Company maintains cash in United States bank accounts that are in excess of the Federal Deposit Insurance Corporation insured amounts. The Company maintains cash balances in foreign financial institutions. The amounts at foreign financial institutions at December 31, 2023 and 2022 were approximately $58,000 and $91,000, respectively. The Company regularly monitors the financial stability of this financial institution and believes that it is not exposed to any significant credit risk in cash and cash equivalents. However, in March and April 2023, certain U.S. government banking regulators took steps to intervene in the operations of certain financial institutions due to liquidity concerns, which caused general heightened uncertainties in financial markets. While these events have not had a material direct impact on the Company’s operations, if further liquidity and financial stability concerns arise with respect to banks and financial institutions, either nationally or in specific regions, the Company’s ability to access cash or enter into new financing arrangements may be threatened, which could have a material adverse effect on its business, financial condition and results of operations. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable.

LONG-LIVED ASSETS

Not applicable. The only meaningful long-lived assets are intangible in nature and under GAAP accounting, not capitalized nor assigned any long-term accounting value. prior to the proposed transaction.

PROPERTY AND EQUIPMENT

Property and Equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

Years
Property and Equipment	3 - 5

F-48

PREPAID EXPENSES

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months. As of December 31, 2023 and 2022, the balances of the prepaids account were $5,000 and $8,000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies to both initial and subsequent measurement.

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:

Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, customer deposits, refunds due to customers, and due to related parties approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts on the notes payable, finance leases and installment notes approximate fair value either due to the relatively short period to maturity or the related interest is accrued at a rate similar to market rates. The carrying amounts on the revolving line of credit approximates fair value due the relatively short period to maturity and related interest accrued at market rates.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 606, “Revenue from Contracts with Customers”. All revenue is generated from contracts with customers. The Company recognizes revenue when the control of the goods sold is transferred to the customer, in an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation.

The Company’s contracts with customers consist of one performance obligation (the sale of the Company’s products). The Company’s contracts have no financing elements, payment terms are less than 120 days and have no further contract asset or liability obligations once control of goods is transferred to the customer. Revenue is recorded in the amount of consideration the Company expects to receive for the sale of these goods.

F-49

Costs incurred in fulfilling contracts with customers include administrative costs associated with the procurement of goods are included in general and administrative expenses, in-bound freight costs are included in the cost of goods sold and accrued sales representative commissions are included in selling expenses in the accompanying consolidated statements of operations as our underlying customer agreements are less than one year.

SHIPPING AND HANDLING COSTS

Shipping and handling activities are performed before the customer obtains control of the goods delivered for them and are considered activities to fulfill the Company’s promise to transfer the goods. For Fiscal 2023 and 2022 shipping and handling expenses provided by third party shippers were approximately $5,692,000 and $10,057,000, respectively. These expenses are classified as a component of selling expenses in the accompanying consolidated statements of operations.

STOCK-BASED COMPENSATION

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of its share-based compensation arrangements vest over a three year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model and requires the input of certain assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of its common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations.

As required under the accounting rules, the Company reviews its valuation assumptions at each grant date and, as a result, the Company is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from current estimates. Options and warrants to outsiders are accounted for under ASC 718.

RESEARCH AND DEVELOPMENT COSTS

All research and development costs are charged to results of operations as incurred. These expenses are shown as a component of general and administrative expenses in the consolidated statements of operations. For the years ended December 31, 2023 and 2022, these amounts totaled approximately $842,000 and $640,000, respectively.

INCOME TAXES

The Company follows the provisions of FASB ASC 740 “Accounting for Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

F-50

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

As of March 31, 2023 and 2022 there were no uncertain tax positions that resulted in any adjustment to the Company’s provision for income taxes. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company currently has no liabilities recorded for accrued interest or penalties related to uncertain tax provisions.

COMPUTATION OF EARNINGS (LOSS) PER SHARE

Not applicable. This is not required.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). This ASU represents a significant change in the current accounting model by requiring immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which delayed recognition of expected losses that might not yet have met the threshold of being probable. The amendments in ASU 2016-03 for smaller reporting companies are effective for the Company beginning April 1, 2023, including interim periods within that fiscal year. The Company adopted ASU 2016-13 on May 1, 2024. The adoption of ASU 2016-13 did not result in any material effects to the consolidated financial statements or related disclosures.

Note 4 – ACCOUNTS RECEIVABLE

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Accounts receivable at December 31, 2023 and 2022 consisted of the following: $494,000 and $677,000, all due from large, US-based manufacturers for shipping services provided by the Company.

Bad debt expenses (if any) are recorded in selling, general, and administrative expense.

The allowance for doubtful accounts for the years ended December 31, 2023 and 2022 is as follows: This has historically been set at $0, as the Company has not previously recorded any losses due to bad debt.

NOTE 5 - PROPERTY AND EQUIPMENT

Equipment and leasehold improvements consisted of the following as of December 31: Miscellaneous office equipment, including desktop computers, laptop computers, and printers.

Depreciation was $1,000 and $2,000 for 2023 and 2022, respectively. Amounts are recorded in selling, general, and administrative expenses as well as in cost of services.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued liabilities consisted of the following as of December 31: $668,000 in vendors expenses payable, primarily for shipping services, and $149,000 in accrued expenses, primarily for accrued payroll and interest expenses payable.

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NOTE 7 – NOTES PAYABLE AND FINANCING ARRANGEMENTS

Efficient Capital Labs Installment Note & Settlement

On May 18, 2023 the Company entered into a financing arrangement with Efficient Capital Labs, Inc. (“ECL”) to finance working capital and product development. The loan had a 12-month maturity date. Repayments were originally scheduled to begin in June 2023, in equal installments of $91,667.67 for 13 months, with an interest rate of 17.97%.

On May 18, 2024, the Company entered into a Settlement Agreement (“Settlement”) with ECL. In the Settlement, the Company agreed to repay a total of $946,666.60 in 12 installments. The first payment in the amount of $25,000 was due and paid on May 20, 2024. A second payment in the amount of $75,000 is due on June 3, 2024. Thereafter, ten monthly payments are due on the first day of each month starting on July 1, 2024 in the amount of $84,666.66.

Shareholder Notes

Beginning in July of 2021, and ending in May of 2023, the Company entered into a total of six shareholder loan agreements with a total of three shareholders. These notes are all unsecured with limited rights of recourse. The specific terms of each note are summarized on the table below.

Date	Maturity	Holder	Principal	Rate	Accrued Interest	Current Balance
7/10/2021	7/10/2026	Ajesh Kapoor	$150,000.00	9.0%	$36,838.36	$186,838.36
8/27/2021	8/26/2026	Ajesh Kapoor	$235,000.00	9.0%	$54,932.05	$289,932.05
4/17/2023	10/16/2023	Vivek Sehgal	$50,000.00	10.0%	$4,794.52	$54,794.52
5/5/2023	5/4/2024	Ajesh Kapoor	$50,000.00	10.0%	$4,547.95	$54,547.95
5/8/2023	5/7/2024	Jagan Reddy	$50,000.00	10.0%	$4,506.85	$54,506.85
5/17/2023	5/16/2024	Ajesh Kapoor	$165,000.00	10.0%	$14,465.75	$179,465.75

MCA-Agile Capital Funding, LLC

On March 22, 2024, the Company entered into a Merchant Cash Advance (“MCA Financing”) with Agile Capital Funding, LLC. The initial amount borrowed was $315,000, with net proceeds to the Company in the amount of $300,000. Repayment terms stipulate weekly payments in the amount of $16,200 for weeks, for a total of $453,600 repaid. The effective interest rate for the borrowings is 18%.

MCA-Huson Cedar Advance, LLC

On May 8, 2024, the Company entered into an MCA Financing with Cedar Advance, LLC. The initial amount borrowed was $215,000, with net proceeds to the Company in the amount of $204,250. Repayment terms stipulate weekly payments in the amount of $11,133 for 28 weeks, for a total of $311,750 repaid. The effective interest rate for the borrowings is 18%.

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NOTE 8 - COMMITMENTS AND CONTINGENCIES

On March 28, 2020 the Company entered into a service contract and agreement with Blue Yonder, Inc. (“Blue Yonder”) for certain IT subscription based services. The original term of the agreement was for three years, at a price of $100,000 per year, for a total of $300,000. On June 21, 2023, Blue Yonder filed a lawsuit claiming damages in the amount of $275,000 with the Maricopa County Superior Court in Arizona (“Lawsuit”). The suit was found in favor of Blue Yonder in the amount of $509,119, subject to two separate milestone payments that would otherwise deem the entire balance due satisfied if either milestone payment is made by the Company. The first milestone payment if for $175,000 and is due on July 1, 2024. In the event this payment is made, the remaining settlement shall be deemed satisfied. If this payment is not made, the Company shall owe a total of $225,000 by October 1, 2024. In the event this payment is made, the remaining settlement shall be deemed satisfied. If neither payment s made, Blue Yonder shall be entitled to execute the full $509,119 beginning January 1, 2025. As of March 31, 2024, the Company has accrued $225,000 on its balance sheet as an other current liability to account for the expected payment of this amount required to settle this dispute on or before October 1, 2024.

On May 28, 2024, SemiCab was sued by a Baxter Bailey, collection agency acting on behalf of a domestic freight shipper. The shipper claims is was underpaid for services rendered, and SemiCab has disputed the claim. The total amount in dispute is approximately $93,000. SemiCab intends to dispute the claim. As such, this litigation has been excluded from liabilities assumed as part of this transaction. $100,000 has been accrued on the March 31, 2024 balance sheet to account for this potential liability.

NOTE 9 - DUE FROM FACTOR

We entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has been extended to October 31, 2024 and may be discontinued at that time. Pursuant to the terms of the arrangement, from time to time, we sell to the Factor a minimum of $150,000 per quarter of certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees, forwarded to us once the Factor collects the full accounts receivable balance from the customer. In addition, from time to time, we receive over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored and are determined by the number of days required for collection of the invoice. We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

LEGAL MATTERS

On May 28, 2024, SemiCab was sued by a Baxter Bailey, collection agency acting on behalf of a domestic freight shipper. The shipper claims is was underpaid for services rendered, and SemiCab has disputed the claim. The total amount in dispute is approximately $93,000. SemiCab intends to dispute the claim. As such, this litigation has been excluded from liabilities assumed as part of this transaction.

LEASES

Operating Leases

Not applicable. The Company currently utilizes a work-from-home model for its US operations, and a month-to-month shared office space in Bangalore that expires in June. At that time 100% of the current employees will adopt a work-from-home model.

Finance Leases

Not applicable. The Company does not have any material financial leases at this time, or any of the periods presented in this Report.

NOTE 10 – STOCKHOLDERS’ EQUITY

EQUITY INCENTIVE PLAN

The Company has maintained an equity incentive plan since 2020. Under this plan, all employees have been eligible to received common stock options as a part of their performance-based incentive compensation plan.

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COMMON STOCK OPTIONS

During the years ended December 31, 2020, 2021 and 2022 the Company issued the following stock options, as shown below. No options were issued in 2023 or 2024.

Holder	Granted Shares	Outstanding Awards	Grant Date	Exercise Price	Vesting Start Date	Vested Outstanding	Unvested	Date Fully Vested	Board Approval Date	Expiration Date
Sudhir Narasimhamurthy	180,000	180,000	09-29-2020	$0.06	09-29-2020	180,000	0	09-29-2023	09-28-2020	09-28-2030
Sudhir Narasimhamurthy	50,000	50,000	08-12-2021	$0.06	09-01-2021	33,333	16,667	09-01-2025	08-12-2021	08-11-2031
Sudhir Narasimhamurthy	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Kadandale Srinivas Sudheer	600,000	600,000	09-29-2020	$0.06	09-29-2020	600,000	0	09-29-2023	09-28-2020	09-28-2030
Kadandale Srinivas Sudheer	100,000	100,000	08-12-2021	$0.06	09-01-2021	66,666	33,334	09-01-2025	08-12-2021	08-11-2031
Kadandale Srinivas Sudheer	50,000	50,000	05-02-2022	$0.05	05-02-2022	25,000	25,000	05-02-2026	05-02-2022	05-01-2032
Vivek Sehgal	4,000,000	4,000,000	09-29-2020	$0.06	09-29-2020	4,000,000	0	09-29-2023	09-28-2020	09-28-2030
Vivek Sehgal	200,000	200,000	08-12-2021	$0.06	09-01-2021	133,333	66,667	09-01-2025	08-12-2021	08-11-2031
Vivek Sehgal	100,000	100,000	05-02-2022	$0.05	05-02-2022	50,000	50,000	05-02-2026	05-02-2022	05-01-2032
Rajiv Saxena	100,000	100,000	09-29-2020	$0.06	09-29-2020	100,000	0	09-29-2023	09-28-2020	09-28-2030
Harsha Bhat	180,000	180,000	09-29-2020	$0.06	09-29-2020	180,000	0	09-29-2023	09-28-2020	09-28-2030
Harsha Bhat	50,000	50,000	08-12-2021	$0.06	09-01-2021	33,333	16,667	09-01-2025	08-12-2021	08-11-2031
Harsha Bhat	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Jagan Reddy	4,000,000	4,000,000	09-29-2020	$0.06	09-29-2020	4,000,000	0	09-29-2023	09-28-2020	09-28-2030
Jagan Reddy	200,000	200,000	08-12-2021	$0.06	09-01-2021	133,333	66,667	09-01-2025	08-12-2021	08-11-2031
Jagan Reddy	100,000	100,000	05-02-2022	$0.05	05-02-2022	50,000	50,000	05-02-2026	05-02-2022	05-01-2032
Siddayya S Ganjal	180,000	180,000	09-29-2020	$0.06	09-29-2020	180,000	0	09-29-2023	09-28-2020	09-28-2030
Siddayya S Ganjal	50,000	50,000	08-12-2021	$0.06	09-01-2021	33,333	16,667	09-01-2025	08-12-2021	08-11-2031
Siddayya S Ganjal	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Sunil Arora	90,000	0	09-29-2020	$0.06	09-29-2020	0	0	09-29-2023	09-28-2020	09-28-2030
Rajiv Virmani	500,000	500,000	09-29-2020	$0.06	09-29-2020	500,000	0	09-29-2023	09-28-2020	09-28-2030
Sudhindra Shenoy	180,000	180,000	09-29-2020	$0.06	09-29-2020	180,000	0	09-29-2023	09-28-2020	09-28-2030
Sudhindra Shenoy	50,000	50,000	08-12-2021	$0.06	09-01-2021	33,333	16,667	09-01-2025	08-12-2021	08-11-2031
Sudhindra Shenoy	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Antony Sunil	90,000	90,000	09-29-2020	$0.06	09-29-2020	90,000	0	09-29-2023	09-28-2020	09-28-2030
Antony Sunil	50,000	50,000	08-12-2021	$0.06	09-01-2021	33,333	16,667	09-01-2025	08-12-2021	08-11-2031
Antony Sunil	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Tuleeka Nandy	15,000	0	08-12-2021	$0.06	09-01-2021	0	0	09-01-2025	08-12-2021	08-11-2031
Tuleeka Nandy	15,000	15,000	05-02-2022	$0.05	05-02-2022	7,500	7,500	05-02-2026	05-02-2022	05-01-2032
Robel Atnafu	5,000	0	08-12-2021	$0.06	09-01-2021	0	0	09-01-2025	08-12-2021	08-11-2031
Guy Primus	360,000	360,000	08-12-2021	$0.06	09-01-2021	240,000	120,000	09-01-2025	08-12-2021	08-11-2031
Samartha Gowda	15,000	15,000	05-02-2022	$0.05	05-02-2022	7,500	7,500	05-02-2026	05-02-2022	05-01-2032
Alexandra Aiello	2,500	2,500	05-02-2022	$0.05	05-02-2022	1,250	1,250	05-02-2026	05-02-2022	05-01-2032
Stephen Cabral	5,000	0	05-02-2022	$0.05	05-02-2022	0	0	05-02-2026	05-02-2022	05-01-2032
Jonah Petit-Perrin	2,500	2,500	05-02-2022	$0.05	05-02-2022	1,250	1,250	05-02-2026	05-02-2022	05-01-2032
Bryan Nella	25,000	25,000	05-02-2022	$0.05	05-02-2022	12,500	12,500	05-02-2026	05-02-2022	05-01-2032
Mark Sink	25,000	25,000	05-16-2022	$0.05	05-16-2022	12,500	12,500	05-16-2026	05-02-2022	05-15-2032
Koustav Choudhuri	17,000	17,000	05-16-2022	$0.05	05-16-2022	8,500	8,500	05-16-2026	05-02-2022	05-15-2032
Total	11,712,000	11,597,000

WARRANTS

Not applicable. The Company has not issued any form of a warrant.

COMMON STOCK ISSUANCES

Not applicable other than founders shares in the amount of 25,000,000. The Company has only used SAFE convertible notes convertible into preferred equity, and common stock options to date.

NOTE 11 –SAFE PRIVATE PLACEMENTS

Beginning on October 25, 2018 through April 22, 2023, the Company entered into a total of 50 separate Simple Agreements for Future Equity (“SAFE Agreements”). 45 distinct counterparties entered into subscription agreements with the Company, investing a total of $5,038,820 during this period. The terms of these SAFE Agreements varied slightly over the course of this time frame. All of these investments were made in the form of a private placement under Reg D and were considered exempt from registration at that time.

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The table below summarizes the first tranche of subscriptions, all with the same terms and conditions.

ID	Convertible Holder Name	Principal	Issue Date	Valuation Cap	Converted Date
SAFE-1	Ardhendu Haldar	$250,000	10-25-2018	$10,000,000	12-25-2020
SAFE-38	Praveen Kaza	$100,000	10-25-2018	$13,000,000	12-25-2020
SAFE-41	Kurt W Mattson	$50,000	03-27-2019	$20,000,000	12-25-2020
SAFE-42	Wendy A Thompson	$50,000	03-27-2019	$20,000,000	12-25-2020
SAFE-44	Sonata Software North America Inc.	$468,041	02-24-2020	$10,000,000	12-25-2020
SAFE-43	THE IRA CLUB F/B/O RANJU MAHESHWARI ROTH IRA 2000201	$25,000	06-15-2020	$10,000,000	12-25-2020
Total		$943,041

A total of six investors subscribed for a total of $943,041 was invested at a valuation of $10,000,000. On December 25, 2020, all of these SAFE Agreements were converted to preferred equity and the underlying subscription agreements were cancelled. These are the only SAFE Agreements converted to date.

From August 12, 2021 to April 22, 2023, the Company entered into the remaining 44 SAFE Agreements with a total of 39 individual counterparties. The total amount of capital invested under these subscriptions was $4,095,779. The primary difference in the terms of this tranche of capital raised was the valuation placed on the Company, which increased from a valuation of $10,000,000 under the first tranche to $35,000,000 under the second tranche. None of the second tranche of SAFE Agreements have been converted, cancelled, or otherwise amended.

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The table below summarizes the remaining 44 SAFE Agreements, all of which are expected to terminated immediately after closing of the Transaction.

ID	Convertible Holder Name	Principal	Issue Date	Valuation Cap
SAFE-40	Sunil Bhatia	$250,000	08-12-2021	$15,000,000
SAFE-39	Pallav Gupta	$15,000	08-12-2021	$15,000,000
SAFE-10	The Bhardwaj 2003 Revocable Trust	$200,000	12-31-2021	$35,000,000
SAFE-11	Praveen Kaza	$50,000	12-31-2021	$35,000,000
SAFE-12	Pallav Gupta	$20,000	12-31-2021	$35,000,000
SAFE-13	Amit and Anju Bhardwaj	$50,000	12-31-2021	$35,000,000
SAFE-14	Komal Bajaj	$50,000	12-31-2021	$35,000,000
SAFE-15	Goel Trust, Dated Aug 2, 2000	$100,000	12-31-2021	$35,000,000
SAFE-16	Sanjiva Singh	$100,000	12-31-2021	$35,000,000
SAFE-17	Rajeev Agarwal	$25,000	12-31-2021	$35,000,000
SAFE-18	Sanyogita and Sunil Gupta	$25,000	12-31-2021	$35,000,000
SAFE-19	SEM Gaingels Fund I, a series of JMWTX Investments, LP	$300,279	12-31-2021	$35,000,000
SAFE-2	FVI Fund LLC	$50,000	12-31-2021	$35,000,000
SAFE-20	JWass PT Investors, LP - B2	$10,000	12-31-2021	$35,000,000
SAFE-21	Medhavi Gupta	$20,000	12-31-2021	$35,000,000
SAFE-22	Sundeep Sibal	$50,000	12-31-2021	$35,000,000
SAFE-24	Jolly Gupta	$35,000	12-31-2021	$35,000,000
SAFE-3	Ashutosh Malaviya	$50,000	12-31-2021	$35,000,000
SAFE-4	Consensia Inc	$50,000	12-31-2021	$35,000,000
SAFE-45	Atula Sibal	$50,000	12-31-2021	$35,000,000
SAFE-6	Ajay Bhatnagar	$100,000	12-31-2021	$35,000,000
SAFE-7	Pankaj Sinha	$50,000	12-31-2021	$35,000,000
SAFE-8	Bakulesh Adya	$35,000	12-31-2021	$35,000,000
SAFE-9	Alok Mahajan	$50,000	12-31-2021	$35,000,000
SAFE-5	BANSAL GARG FAMILY TRUST AMIT BANSAL TRTEE KARUNA GARG TRTEE U/A 11/07/2017	$100,000	12-31-2021	$35,000,000
SAFE-25	Disrupt Fund XVIII, LLC	$50,000	01-24-2022	$35,000,000
SAFE-26	Ajatshatru and Manju Dhawal	$25,000	01-31-2022	$35,000,000
SAFE-27	Mrityunjay Dhawal	$25,000	01-31-2022	$35,000,000
SAFE-28	You Sexy Dawg, LLC	$50,000	01-31-2022	$35,000,000
SAFE-29	Elisa deLaet	$25,000	01-31-2022	$35,000,000
SAFE-30	Ardhendu Haldar	$100,000	02-28-2022	$35,000,000
SAFE-31	Suzanne and Tom Lambert	$250,000	02-28-2022	$35,000,000
SAFE-32	Nidus Capital Holdings, LLC	$250,000	02-28-2022	$35,000,000
SAFE-33	Compelling Natural Health II, LLC	$250,000	02-28-2022	$35,000,000
SAFE-34	Birch Hill Capital Group, LLC	$250,000	02-28-2022	$35,000,000
SAFE-35	Ingrid P. Maes as Trustee of The IPM Irrevocable Trust dated September 1, 2022	$250,000	02-28-2022	$35,000,000
SAFE-36	Nattoceuticals, LLC	$250,000	02-28-2022	$35,000,000
SAFE-37	Pallav Gupta	$60,000	02-28-2022	$35,000,000
SAFE-46	Gaingels Semicab LLC	$130,500	03-21-2023	$35,000,000
SAFE-50	Pankaj Sinha	$50,000	04-04-2023	$35,000,000
SAFE-48	Lucy Holifield	$70,000	04-14-2023	$35,000,000
SAFE-47	Corvus Albus LLC	$100,000	04-19-2023	$35,000,000
SAFE-49	David Friedland	$50,000	04-19-2023	$35,000,000
SAFE-51	Kapil K Gupta	$25,000	04-22-2023	$35,000,000
TOTAL		$4,095,779

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NOTE 12- INCOME TAXES

The Company files separate tax returns in the United States and India.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee’s contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The Company does not provide any post-employment benefits to retirees.

NOTE 14 – CONCENTRATIONS OF CREDIT RISK, CUSTOMERS, AND SUPPLIERS

The Company derives a majority of its revenues from enterprise-level customers in the United States. The Company’s allowance for doubtful accounts is based upon management’s estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers. At both December 31, 2023 and 2022, 100% of accounts receivable were due from four customers in North America, all of which that individually owed over 10% of total accounts receivable.

Revenues derived from our top four US customers in 2023 and 2022 were 100% and 100% of total revenue, respectively, all of which represented greater than 10% of total net sales in both years. The loss of any of these customers could have an adverse impact on the Company.

NOTE 15 – RELATED PARTY TRANSACTIONS

DUE TO/FROM RELATED PARTIES

During the years ended December 31, 2023 and 2022, the Company owed $712,000 and $385,000, respectively, to Ajesh Kapoor in the form of shareholder notes. see Note 6 – Credit Arrangements

On March 31, 2023, the Company had approximately $712,000 in principal plus accrued interest, due to Ajesh Kapoor, the founder and primary shareholder in SemiCab.

F-57

2,840,344 Shares of Common Stock

Offered by Selling Stockholders

Algorhythm Holdings, Inc.

PROSPECTUS

December 4, 2024